Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196177

Proxy Statement of Coastal Bankshares, Inc.	Prospectus of Ameris Bancorp

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Coastal Bankshares, Inc.:

Ameris Bancorp and Coastal Bankshares, Inc. have entered into a definitive merger agreement that provides for the merger of Coastal with and into Ameris, with Ameris as the surviving company in the merger. Before the merger can be completed, the holders of Coastal common stock and Coastal Series A preferred stock, voting together as a single class, must approve the merger agreement. Coastal shareholders will vote on a proposal to approve the merger agreement at a special meeting of shareholders to be held on June 30, 2014. No vote of Ameris shareholders is required to complete the merger.

If the merger is completed, then: (i) each share of Coastal common stock will be converted into the right to receive 0.4671 of a share of Ameris common stock; (ii) each option to purchase shares of Coastal common stock will be converted into an option to purchase shares of Ameris common stock, adjusted to reflect the exchange ratio; and (iii) each warrant to purchase shares of Coastal common stock will be cancelled pursuant to its terms, and the holder of the Coastal warrant will be entitled to receive from Ameris in respect of the Coastal warrant only a cash payment as described in this proxy statement/prospectus. Immediately prior to the merger, each share of Coastal Series A preferred stock will, in accordance with its terms, convert into one share of Coastal common stock (which will subsequently convert upon the completion of the merger into the right to receive 0.4671 of a share of Ameris common stock). No fractional shares of Ameris common stock will be issued in connection with the merger. Instead, each Coastal shareholder who would otherwise receive a fractional share of Ameris common stock will receive a cash payment.

The exchange ratio is fixed and will not be adjusted to reflect changes in the market price of the Ameris common stock. The value implied by the exchange ratio for one share of Coastal common stock on May 29, 2014, was $9.84, based upon the closing price per share of the Ameris common stock on that date. You should obtain current market quotations for the Ameris common stock, which is listed on the Nasdaq Global Select Market under the symbol “ABCB.” The Coastal common stock is not listed or traded on any established securities exchange or quotation system.

Based on the current number of shares of Coastal common stock and Coastal Series A preferred stock outstanding, Ameris currently expects to issue approximately 1,599,112 shares of Ameris common stock upon completion of the merger. However, an increase or decrease in the number of outstanding shares of Coastal common stock prior to completion of the merger could cause the actual number of shares issued upon completion of the merger to change.

The merger is intended to be tax-free to Coastal shareholders, other than with respect to any cash paid in lieu of issuing fractional shares of Ameris common stock to them.

This proxy statement/prospectus describes the special meeting, the merger, the documents related to the merger and related matters. You should carefully read the entire proxy statement/prospectus, including “Risk Factors” beginning on page 20.

The Coastal board of directors has determined that the merger is fair to and in the best interests of Coastal and its shareholders and unanimously recommends that Coastal shareholders vote “FOR” the approval of the merger agreement and the transactions contemplated thereby.

Sincerely,

James A. LaHaise

President and Chief Executive Officer

Coastal Bankshares, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The shares of Ameris common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of Ameris or Coastal, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated May 30, 2014, and is being first mailed to Coastal shareholders on or about June 2, 2014.

COASTAL BANKSHARES, INC.

18 West Bryan Street

Savannah, Georgia 31401

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 30, 2014

A special meeting of shareholders of Coastal Bankshares, Inc. (“Coastal”) will be held on June 30, 2014, at 10:00 a.m., local time, at The Coastal Bank’s Operational Services Center, located at 605 West Highway 80 in Pooler, Georgia, for the following purposes:

1.

To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of March 10, 2014, by and between Ameris Bancorp (“Ameris”) and Coastal, as may be amended from time to time (referred to as the “merger agreement”), and the transactions contemplated thereby. The merger agreement provides that Coastal will merge with and into Ameris, with Ameris as the surviving company, upon the terms and subject to the conditions set forth in the merger agreement, as more fully described in the accompanying proxy statement/prospectus. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement/prospectus.

2.

To consider and vote on a proposal to adjourn or postpone the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

3.	To transact such other business as may properly come before the special meeting.

The Coastal board of directors has determined that the terms of the merger are fair to and in the best interests of Coastal and its shareholders, has approved and adopted the merger agreement and the transactions contemplated thereby, and unanimously recommends that Coastal shareholders vote “FOR” the approval of the merger agreement and the transactions contemplated thereby.

Only holders of record of Coastal common stock and Coastal Series A preferred stock at the close of business on May 30, 2014, are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. The special meeting may be adjourned or postponed from time to time upon approval of Coastal shareholders without any notice other than by announcement at the special meeting of the adjournment or postponement thereof, and any and all business for which notice is hereby given may be transacted at such adjourned or postponed special meeting.

Approval of the merger agreement and the transactions contemplated thereby by Coastal shareholders requires the affirmative vote of at least a majority of all votes entitled to be cast by the holders of Coastal common stock and Coastal Series A preferred stock, voting together as a single class.

Holders of record of Coastal common stock and Coastal Series A preferred stock are entitled to exercise dissenters’ rights in connection with the merger, provided the proper procedures of Article 13 of the Georgia Business Corporation Code (the “GBCC”) are followed. A copy of Article 13 of the GBCC is attached as Appendix C to the accompanying proxy statement/prospectus.

Your vote is very important. Please vote, sign, date and return the enclosed proxy card in the enclosed, self-addressed envelope as promptly as possible, even if you plan to attend the special meeting. If you attend the special meeting, then you may vote your shares in person, even though you have previously signed and returned your proxy. You may revoke your proxy before it is voted at the special meeting. Failure to return a properly executed proxy card, or to vote at the special meeting, will have the same effect as a vote against the merger agreement and the transactions contemplated thereby.

By Order of the Coastal Board of Directors,

James A. LaHaise

President and Chief Executive Officer

Coastal Bankshares, Inc.

Savannah, Georgia

May 30, 2014

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Ameris files annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (“SEC”). You may read and copy any materials that Ameris files with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, Ameris files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Ameris by accessing Ameris’s website at www.amerisbank.com under the heading “Investor Relations.” Copies can also be obtained, free of charge, by directing a written or oral request to:

Ameris Bancorp

310 First St., S.E.

Moultrie, Georgia 31768

Telephone: (229) 890-1111

Attn: Corporate Secretary, Ameris Bancorp

Ameris has filed a Registration Statement on Form S-4 to register with the SEC 1,920,794 shares of the Ameris common stock which may possibly be issued in the merger. This proxy statement/prospectus is a part of that Registration Statement on Form S-4. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the Registration Statement on Form S-4 or in the exhibits or schedules to the Registration Statement on Form S-4. You may read and copy the Registration Statement on Form S-4, including any amendments, schedules and exhibits, at the SEC’s Public Reference Room at the address set forth above. The Registration Statement on Form S-4, including any amendments, schedules and exhibits, is also available, free of charge, by accessing the websites of the SEC and Ameris or upon written or oral request to Ameris at the address and telephone number set forth above.

Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the Registration Statement on Form S-4. This proxy statement/prospectus incorporates important business and financial information about Ameris that is not included in or delivered with this document, including incorporating by reference documents that Ameris has previously filed with the SEC. These documents contain important information about Ameris and its financial condition. See “Documents Incorporated by Reference.” These documents are available free of charge upon written or oral request to Ameris at the address and telephone number listed above.

To obtain timely delivery of these documents, you must request them no later than June 23, 2014 in order to receive them before the special meeting of Coastal shareholders. Ameris supplied all information contained in, or incorporated by reference into, this proxy statement/prospectus relating to Ameris, and Coastal supplied all information contained in this proxy statement/prospectus relating to Coastal.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to Coastal shareholders nor the issuance of Ameris common stock in the merger shall create any implication to the contrary.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	Why is Coastal proposing the merger?

A:

We believe the proposed merger is fair to and in the best interests of Coastal Bankshares, Inc. (“Coastal”) and its shareholders. The Coastal board of directors believes that combining with Ameris Bancorp (“Ameris”) provides significant value to Coastal shareholders and provides Coastal shareholders with opportunities for growth offered by the combined company.

Q:	What will I receive in the merger for my shares of Coastal common stock?

A:

You will be entitled to receive 0.4671 of a share of Ameris common stock in exchange for each share of Coastal common stock that you hold immediately prior to the effective time of the merger. We refer to this 0.4671-to-one ratio as the “exchange ratio.”

No fractional shares of Ameris common stock will be issued in connection with the merger. Instead, each Coastal shareholder who would otherwise receive a fractional share of Ameris common stock will receive a cash payment (rounded to the nearest whole cent) equal to: (i) $21.41 multiplied by (ii) the fractional share amount. We refer to the shares of Ameris common stock issuable in respect of outstanding Coastal common stock in accordance with the exchange ratio and the cash payable in lieu of fractional shares of Ameris common stock, collectively, as the “merger consideration.”

Q:	Will the exchange ratio be adjusted in response to changes in the market price of Ameris common stock?

A:

The exchange ratio is fixed and will not be adjusted to reflect changes in the market price of the Ameris common stock. As a result, the value of the merger consideration will fluctuate with the market price of the Ameris common stock until the completion of the merger. The value implied by the exchange ratio for one share of Coastal common stock on May 29, 2014, was $9.84, based upon the closing price per share of the Ameris common stock on that date. We make no assurances as to whether or when the merger will be completed or, if completed, as to the market price of the Ameris common stock at the time of the merger or any time thereafter. You should obtain current market quotations for the Ameris common stock, which is listed on the Nasdaq Global Select Market under the symbol “ABCB.”

Q:	How will shares of Coastal Series A preferred stock be treated in the merger?

A:

Each outstanding share of Coastal Series A preferred stock will convert, in accordance with its terms, into one share of Coastal common stock immediately prior to the effective time of the merger. Each share of Coastal common stock issuable upon the conversion of a share of Coastal Series A preferred stock will be converted into the right to receive Ameris common stock in accordance with the exchange ratio and otherwise will be treated in the merger in the same manner as all other shares of Coastal common stock.

Q:	How will options to purchase Coastal common stock treated be in the merger?

A:

Each outstanding and unexercised option to purchase shares of Coastal common stock awarded under the Coastal Bankshares, Inc. Stock Award Plan or the Coastal Bankshares, Inc. 2010 Long-Term Incentive Plan (each referred to as a “Coastal option”) will be converted at the effective time of the merger into an option to purchase shares of Ameris common stock (referred to as a “continuing Ameris option”) equal to the number of shares of Coastal common stock underlying the Coastal option multiplied by 0.4671, with an exercise price equal to the exercise price of the Coastal option divided by 0.4671.

Q:	How will warrants to purchase Coastal common stock be treated in the merger?

A:

Each outstanding and unexercised warrant to purchase shares of Coastal common stock (each referred to as a “Coastal warrant”) will be cancelled, pursuant to its terms, at the effective time of the merger, and the holder of the Coastal warrant will be entitled to receive from Ameris in respect of the Coastal warrant only a cash payment (referred to as a “Coastal warrant cash-out payment”). The amount of the Coastal warrant cash-out payment with respect to each Coastal warrant is equal to the product of: (i) the number of shares of Coastal common stock issuable upon exercise of the Coastal warrant multiplied by (ii) (a) $6.710, in the case of a Coastal warrant with an exercise price per share equal to $3.85; or (b) $0.269, in the case of a Coastal warrant with an exercise price per share equal to $17.50. In order to receive the Coastal warrant cash-out payment, a holder of a Coastal warrant must deliver to Ameris all agreements and certificates evidencing the Coastal warrant.

Q:	What does the Coastal board of directors recommend?

A:

The Coastal board of directors has unanimously adopted and approved the merger agreement and the transactions contemplated thereby. The Coastal board of directors unanimously recommends that Coastal shareholders vote “FOR” the approval of the merger agreement and the transactions contemplated thereby.

Q:	When and where is the special meeting?

A:	The special meeting is scheduled to take place on June 30, 2014, at 10:00 a.m., local time, at The Coastal Bank’s Operational Services Center, located at 605 West Highway in Pooler, Georgia.

Q:	What should I do now?

A:

After you have read this document carefully, indicate on your proxy card how you want your shares to be voted. Then complete, sign, date and return your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. It is important that the proxy card be received as soon as possible and in any event before the special meeting.

Q:	If my shares are held by my broker in “street name,” will my broker vote my shares for me?

A:

No. Without instructions from you, your broker will not be able to vote your shares on the proposal to approve the merger agreement and the transactions contemplated thereby. You should instruct your broker to vote your shares, following the directions provided by your broker to vote your shares. If you do not provide your broker with instructions on how to vote your shares held in “street name,” then your broker will not be permitted to vote your shares on the proposal to approve the merger agreement and the transactions contemplated thereby.

Q:	Can I change my vote after I mail my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•	First, you can send a written notice to the Corporate Secretary of Coastal stating that you would like to revoke your proxy.

•	Second, you can complete and submit a new proxy card. Your latest proxy actually received by Coastal before the special meeting will be counted, and any earlier proxies will be revoked.

•	Third, you can attend the special meeting and vote in person. Any earlier proxy will thereby be revoked. However, simply attending the special meeting will not revoke your earlier proxy.

If you choose either of the first or second ways to change your vote, then you must submit your notice of revocation or your new proxy card to Coastal prior to the special meeting. Your submissions must be mailed to the Corporate Secretary of Coastal at the address listed on the Notice of Special Meeting of Shareholders.

Q:	What if I do not vote?

A:

Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares with respect to routine matters, they do not have discretionary power to vote your shares on non-routine matters. Both proposals are non-routine and, therefore, your broker will not be able to vote your shares with respect to either proposal unless the broker receives appropriate instructions from you. If you do not provide your broker with instructions on how to vote your shares in “street name,” your broker will not be permitted to vote your shares on the proposal to approve the merger agreement and the transactions contemplated thereby, which will have the effect of an “AGAINST” vote on the merger agreement and the transactions contemplated thereby.

Coastal common stock or Coastal Series A preferred stock which is owned by holders electing to abstain from voting with respect to any proposal and broker non-votes will be regarded as present at the special meeting and counted towards the determination of whether a quorum exists.

Q:	What is the vote required to approve each proposal at the special meeting?

A:

The presence, in person or by proxy, of the holders of a at least a majority of the aggregate number of shares of Coastal common stock and Coastal Series A preferred stock entitled to vote at the special meeting is necessary to constitute a quorum for the special meeting. If a quorum exists at the special meeting, approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of at least a majority of all votes entitled to be cast by the holders of the Coastal common stock and Coastal Series A preferred stock (together, referred to as the “Coastal stock”), voting together as a single class (referred to as the “Coastal shareholder approval”). Approval of the proposal to adjourn or postpone the special meeting requires that more votes be cast in favor of the proposal than are cast against the proposal by the holders of Coastal common stock and Coastal Series A preferred stock, voting together as a single class.

In determining whether the proposal to approve the merger agreement and the transactions contemplated thereby has received the requisite number of affirmative votes at the special meeting, a failure to vote, an abstention or broker non-vote will be treated the same as an “AGAINST” vote. Failures to vote, abstentions or broker non-votes will not count as votes cast and will have no effect for purposes of determining whether the proposal to adjourn or postpone the special meeting has been approved.

Q:	Have any Coastal shareholders already agreed to vote in favor of the merger?

A:

Yes. Coastal’s directors have entered into shareholder voting agreements with Ameris under which they have agreed, among other things, to vote all of the shares of Coastal common stock they beneficially own for the approval of the merger agreement and the transactions contemplated thereby. A total of 1,426,095 shares of Coastal common stock, representing approximately 42% of the outstanding shares of Coastal stock entitled to vote at the special meeting, are subject to these shareholder voting agreements. The form of the shareholder voting agreement entered into by each of the Coastal directors is attached as Exhibit A to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus.

Q:	Do I have the right to dissent and obtain the fair value for my shares?

A:

Yes. Holders of record of Coastal common stock and Coastal Series A preferred stock are entitled to exercise dissenters’ rights in connection with the merger, provided the proper procedures of Article 13 of the GBCC are followed. A copy of Article 13 of the GBCC is attached as Appendix C to this proxy statement/prospectus. Coastal shareholders who desire to exercise dissenters’ rights pursuant to Article 13 of the GBCC are urged to consult a legal advisor before electing or attempting to exercise these rights.

Q:	What are the U.S. federal income tax consequences of the merger to Coastal shareholders?

A:

The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the holders of shares of Coastal stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of their shares of Coastal stock for shares of Ameris common stock, except with respect to cash received in lieu of any fractional shares of Ameris common stock.

Q:	When do you currently expect to complete the merger?

A:

We expect to complete the merger on June 30, 2014 or early in the third quarter of 2014. However, we make no assurances as to whether or when the merger will be completed. We must first obtain the Coastal shareholder approval at the special meeting and the necessary regulatory approvals, and the other conditions to completing the merger must be satisfied or waived.

Q:	Should I send in my Coastal stock certificates now?

A:

No. You should not send in your stock certificates at this time. Following the completion of the merger, the exchange agent appointed by Ameris will send you a letter of transmittal and instructions on surrendering your Coastal stock certificates. Once the exchange agent has received the proper documentation, the exchange agent will send you your shares of Ameris common stock and cash in lieu of any fractional shares of Ameris common stock.

Q:	Whom should I call with questions?

A:

If you have any questions about the merger or any of the proposals to be considered at the special meeting, need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Coastal at:

Coastal Bankshares, Inc.

18 West Bryan Street

Savannah, Georgia 31401

Telephone: (912) 629-1621

Attn: G. Mike Odom, Jr.

SUMMARY

The following summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should read this entire document carefully and in its entirety, including the appendices and the other documents incorporated by reference into this proxy statement/prospectus, to fully understand the merger and the related transactions. For a list of the documents incorporated by reference into this proxy statement/prospectus, see “Documents Incorporated by Reference.”

Except as otherwise indicated or unless the context requires, as used in this proxy statement/prospectus: (i) references to “Ameris” refer to Ameris Bancorp and its consolidated subsidiaries; and (ii) references to “Coastal” refer to Coastal Bankshares, Inc. and its consolidated subsidiaries.

THE COMPANIES

Ameris Bancorp (see page 72)

310 First St., S.E.

Moultrie, Georgia 31768

Telephone: (229) 890-1111

Internet Address: www.amerisbank.com

Ameris Bancorp, a Georgia corporation, is a bank holding company whose business is conducted primarily through Ameris Bank, a Georgia state-chartered bank and a wholly owned subsidiary of Ameris (“Ameris Bank”). As a bank holding company, Ameris performs certain shareholder and investor relations functions and seeks to provide financial support, if necessary, to Ameris Bank.

Ameris is headquartered in Moultrie, Georgia, and, through Ameris Bank, provides a full range of banking services to its retail and commercial customers through branches primarily concentrated in select markets in Georgia, Alabama, Florida and South Carolina. These branches serve distinct communities in Ameris’s business areas with autonomy but do so as one bank, leveraging Ameris’s favorable geographic footprint in an effort to acquire more customers.

Ameris was incorporated on December 18, 1980, as a Georgia corporation. Ameris operates 68 domestic banking offices with no foreign activities. At March 31, 2014, Ameris had approximately $3.49 billion in total assets, $2.48 billion in total loans, $3.01 billion in total deposits and stockholders’ equity of $300 million. Deposits with Ameris Bank are insured, up to applicable limits, by the Federal Deposit Insurance Corporation (the “FDIC”).

The Ameris common stock is listed on the Nasdaq Global Select Market under the symbol “ABCB.”

The information on Ameris’s website is not a part of this proxy statement/prospectus, and the reference to Ameris’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Coastal Bankshares, Inc. (see page 73)

18 West Bryan Street

Savannah, Georgia 31401

Telephone: (912) 201-7377

Internet Address: www.thecoastalbank.com

Coastal Bankshares, Inc., a Georgia corporation, is a bank holding company whose business is conducted primarily through The Coastal Bank, a Georgia state-chartered bank and a wholly owned subsidiary of Coastal (“Coastal Bank”). As a bank holding company, Coastal performs certain shareholder and investor relations functions and seeks to provide financial support, if necessary, to Coastal Bank.

Coastal was incorporated under the laws of the State of Georgia on March 13, 1981 to acquire all of the issued and outstanding capital stock of Coastal Bank. Coastal is headquartered in Savannah, Georgia, and, through Coastal Bank, provides a full range of banking services to its retail and commercial customers through branches primarily concentrated in the greater Savannah, Georgia area.

Coastal operates six domestic banking offices and two domestic mortgage production offices with no foreign activities. At March 31, 2014, Coastal had total assets of $425.6 million, total deposits of $361.1 million, net loans of $289.2 million and shareholders’ equity of $22.5 million. Coastal’s book value per common share equivalent (including common and preferred stock) at March 31, 2014 was $6.55. Deposits with Coastal Bank are insured, up to applicable limits, by the FDIC.

The information on Coastal’s website is not a part of this proxy statement/prospectus, and the reference to Coastal’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

THE MERGER

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The Merger (see page 33)

In the merger, Coastal will merge with and into Ameris, with Ameris as the surviving company in the merger. It is expected that, after the effective time of the merger and at or after the close of business on the closing date of the merger, Coastal Bank will merge into Ameris Bank, with Ameris Bank as the surviving bank of such merger. The merger of Ameris Bank and Coastal Bank may be abandoned at the election of Ameris Bank at any time. We refer to the merger of Ameris Bank and Coastal Bank as the “bank merger.”

Closing and Effective Time of the Merger (see page 57)

Unless both Ameris and Coastal agree to a later date, the closing of the merger will take place on a date no later than three business days after all of the conditions to the completion of the merger have been satisfied or waived, other than those that by their nature are to be satisfied or waived at the closing of the merger. Simultaneously with the closing of the merger, Ameris will file articles of merger with the Secretary of State of the State of Georgia. The merger will become effective at such time as the articles of merger are filed or such other time as may be specified in the articles of merger.

Merger Consideration (see page 57)

Each share of Coastal common stock outstanding immediately prior to the effective time of the merger (excluding dissenting shares) will be converted into the right to receive 0.4671 of a share of Ameris common stock.

No fractional shares of Ameris common stock will be issued in connection with the merger. Instead, each Coastal shareholder who would otherwise receive a fractional share of Ameris common stock will receive a cash payment (rounded to the nearest whole cent) equal to: (i) $21.41 multiplied by (ii) the fractional share amount. For example, if you hold 1,000 shares of Coastal common stock immediately prior to the effective time of the merger, then you will have the right to receive 467 whole shares of Ameris common stock (1,000 x 0.4671) and $2.14 in cash (0.10 x $21.41).

Coastal shareholders are entitled to exercise dissenters’ rights in connection with the merger, provided the proper procedures of Article 13 of the GBCC are followed. Shares of Coastal common stock outstanding immediately prior to the effective time of the merger and which are held by a Coastal shareholder who does not vote to approve the merger agreement and the transactions contemplated thereby and who properly demands the fair market value of such shares pursuant to, and complies with, Article 13 of the GBCC, will not be converted into the right to receive shares of Ameris common stock in the merger and are referred to as “dissenting shares.”

Equivalent Coastal Per Share Value

The exchange ratio is fixed and will not be adjusted to reflect changes in the market price of the Ameris common stock. As a result, the value of the merger consideration will fluctuate with the market price of the Ameris common stock until the completion of the merger. We make no assurances as to whether or when the merger will be completed or, if completed, as to the market price of the Ameris common stock at the time of the merger or any time thereafter.

The Ameris common stock is listed on the Nasdaq Global Select Market under the symbol “ABCB.” The Coastal common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public or private trading market for the Coastal common stock. Coastal common stock has only been traded inactively in private transactions.

The following table presents the closing price per share of Ameris common stock on March 10, 2014, the last trading day before the date of the public announcement of the merger agreement, and May 29, 2014, the last practicable trading day prior to the printing of this proxy statement/prospectus. The table also presents the implied value of the merger consideration for each share of Coastal common stock on those dates, calculated by multiplying the closing price per share of Ameris common stock on those dates by the exchange ratio of 0.4671. Based on the exchange ratio and assuming no Coastal warrants or Coastal options are exercised prior to the effective time of the merger, Ameris expects to issue approximately 1,599,112 shares of Ameris common stock upon completion of the merger. Based on the 100,000 shares of Coastal common stock underlying Coastal options outstanding as of May 30, 2014, Ameris expects to reserve an additional 46,708 shares of Ameris common stock for issuance upon conversion of the continuing Ameris options.

Date	Ameris Closing Price	Equivalent Coastal Per Share Value
March 10, 2014	$21.56	$10.07
May 29, 2014	$21.06	$9.84

Treatment of Coastal Series A Preferred Stock in the Merger (see page 58)

Each outstanding share of Coastal Series A preferred stock will convert, in accordance with its terms, into one share of Coastal common stock immediately prior to the effective time of the merger. Each share of Coastal common stock issuable upon the conversion of a share of Coastal Series A preferred stock will be converted into the right to receive Ameris common stock in accordance with the exchange ratio and otherwise will be treated in the merger in the same manner as all other shares of Coastal common stock. Coastal has represented to Ameris in the merger agreement that no other shares of its preferred stock, other than shares of its Series A preferred stock, are outstanding. As of May 30, 2014, Coastal had 65,144 shares of Coastal Series A preferred stock outstanding.

Treatment of Coastal Options in the Merger (see page 58)

Each outstanding and unexercised Coastal option will be converted at the effective time of the merger into a continuing Ameris option. Each continuing Ameris option:

•

will be exercisable for a number of shares of Ameris common stock equal to the number of shares of Coastal common stock underlying the Coastal option multiplied by 0.4671 (with resulting fractional shares of Ameris common stock being rounded down to the nearest whole share);

•	will have an exercise price equal to the exercise price of the Coastal option divided by 0.4671 (with the resulting exercise price being rounded down to the nearest cent); and

•	otherwise will have the same duration and terms as the Coastal option.

Coastal has represented to Ameris in the merger agreement that no other options to purchase Coastal common stock are outstanding other than the Coastal options.

Treatment of Coastal Warrants in the Merger (see page 59)

Each outstanding and unexercised Coastal warrant will be cancelled, pursuant to its terms, at the effective time of the merger, and the holder of the Coastal warrant will be entitled to receive from Ameris in respect of the Coastal warrant only the Coastal warrant cash-out payment. The amount of the Coastal warrant cash-out payment with respect to each Coastal Warrant is equal to the product of: (i) the number of shares of Coastal common stock issuable upon exercise of the Coastal warrant multiplied by (ii) (a) $6.710, in the case of a Coastal warrant with an exercise price per share equal to $3.85; or (b) $0.269, in the case of a Coastal warrant with an exercise price per share equal to $17.50. As of May 30, 2014, there were outstanding and unexercised Coastal warrants to purchase an aggregate of 179,593 shares of Coastal common stock at an exercise price of $17.50 per share and 409,091 shares of Coastal common stock at an exercise price of $3.85 per share.

In order to receive the Coastal warrant cash-out payment, a holder of a Coastal warrant must deliver to Ameris all agreements and certificates evidencing the Coastal warrant. As a condition to Coastal’s obligation to complete the merger, Ameris must pay the Coastal warrant cash-out payment for each surrendered Coastal warrant on or before the closing date of the merger. The Coastal warrant cash-out payment for each surrendered Coastal warrant will be made by Ameris on or before the closing date by wire transfer to an account designated to Ameris by the holder of the Coastal warrant no later than two business days before the closing date of the merger.

Assuming all Coastal warrants are surrendered to Ameris before the closing date of the merger, Ameris expects to pay an aggregate of $2,793,312 in Coastal warrant cash-out payments on or before such date.

Material U.S. Federal Income Tax Consequences of the Merger (see page 53)

The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, Coastal shareholders generally are not expected to recognize gain or loss for U.S. federal income tax purposes on the exchange of their shares of Coastal stock for shares of Ameris common stock, except for any gain or loss that may result from the receipt of cash in lieu of any fractional shares of Ameris common stock.

The U.S. federal income tax consequences described above may not apply to all holders of Coastal common stock. Tax matters are complicated and the consequences of the merger to any particular Coastal shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, we urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.

Recommendation of the Coastal Board of Directors (see page 36)

The Coastal board of directors believes that the merger is fair to and in the best interests of Coastal shareholders. The Coastal board of directors unanimously recommends that Coastal shareholders vote “FOR” the approval of the merger agreement and the transactions contemplated thereby. For the factors considered by the Coastal board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, see “The Merger — Coastal’s Reasons for the Merger; Recommendation of the Coastal Board of Directors.”

Opinion of BSP Securities, Inc. (see page 38 and Appendix B to this proxy statement/prospectus)

On March 6, 2014, BSP Securities, Inc. (“BSP”), a subsidiary of Banks Street Partners, LLC, rendered to the Coastal board of directors BSP’s written opinion, which was further confirmed on March 10, 2014, with respect to the fairness of the merger consideration to be received by the holders of Coastal stock, from a financial point of view.

BSP’s opinion is directed to the Coastal board of directors and relates only to the fairness of the merger consideration to be received by the holders of Coastal stock, from a financial point of view. BSP’s opinion does not address any other aspect of the merger and is not a recommendation to any Coastal shareholder as to how such shareholder should vote at the special meeting.

The full text of BSP’s opinion is attached as Appendix B to this proxy statement/prospectus and is incorporated by reference herein. BSP’s opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by BSP in rendering its opinion. The description of BSP’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the opinion. Coastal shareholders are urged to read BSP’s opinion carefully and in its entirety in connection with their consideration of the merger agreement.

Dissenters’ Rights (see page 51 and Appendix C to this proxy statement/prospectus)

Holders of record of Coastal common stock and Coastal Series A preferred stock are entitled to exercise dissenters’ rights in connection with the merger, provided the proper procedures of Article 13 of the GBCC are followed. A copy of Article 13 of the GBCC is attached as Appendix C to this proxy statement/prospectus. Coastal shareholders who desire to exercise dissenters’ rights pursuant to Article 13 of the GBCC are urged to consult a legal advisor before electing or attempting to exercise these rights.

Any holder of record of Coastal common stock or Coastal Series A preferred stock who objects to the merger, and who fully complies with all of the provisions of Article 13 of the GBCC (but not otherwise), will be entitled to demand and receive payment for all (but not less than all) of his or her shares of Coastal stock if the merger is consummated.

A Coastal shareholder who objects to the merger and desires to receive payment of the “fair value” of his or her shares of Coastal stock: (i) must deliver to Coastal, prior to the time the shareholder vote on the merger agreement is taken, a written notice of such shareholder’s intent to demand payment for those shares registered in the dissenting shareholder’s name if the merger is completed; and (ii) must not vote his or her shares in favor of the merger agreement.

Within ten days after the later of the effective date of the merger, or the date on which Coastal receives a payment demand, Coastal will send a written offer to each shareholder who complied with the provisions set forth in the dissenters’ notice to pay each such shareholder an amount that Coastal estimates to be the fair value of those shares, plus accrued interest. A dissenting shareholder choosing to accept Coastal’s offer of payment must do so by written notice to Coastal within 30 days after receipt of Coastal’s offer of payment. A dissenting shareholder not responding to that offer within the 30 day period will be deemed to have accepted the offer of payment. Coastal must make payment to each shareholder who responds to the offer of payment within 60 days after the making of the offer of payment, or the effective date of the merger, whichever is later. If the shareholder believes that the amount offered is less than the fair value of the shares and the amount or that the interest is incorrectly calculated, the shareholder may notify Coastal in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due and demand payment of his or her estimate. If a demand for payment remains unsettled, Coastal will commence a court proceeding to determine the fair value of the shares and the accrued interest.

Coastal shareholders should be aware that cash paid to dissenting shareholders in satisfaction of the fair value of their shares of Coastal stock will result in the recognition of any gain or loss realized for U.S. federal income tax purposes.

Interests of Coastal Directors and Executive Officers in the Merger (see page 46)

Some of the directors and executive officers of Coastal and Coastal Bank have interests in the merger that are in addition to, or different from, the interests of Coastal shareholders generally. These interests include the following:

•

James A. LaHaise (President and Chief Executive Officer of Coastal and Coastal Bank) will enter into, at the effective time of the merger, a two-year employment agreement with Ameris with an annual base salary of $240,000;

•

Noel A. Ellis (Executive Vice President and Chief Credit Officer of Coastal and Coastal Bank) will enter into, at the effective time of the merger, a two-year employment agreement with Ameris Bank with an annual base salary of $180,000;

•	certain directors and executive officers of Coastal and Coastal Bank will receive, in connection with the merger, continuing Ameris options for the Coastal options they hold;

•

certain directors and executive officers of Coastal and Coastal Bank will receive, in connection with the merger, the Coastal warrant cash-out payments in respect of Coastal warrants surrendered by them;

•

certain executive officers, directors and former directors of Coastal will receive cash payments in connection with a “change in control” of Coastal, which will occur upon the completion of the merger; and

•

certain directors and executive officers of Coastal who hold Convertible Promissory Notes issued by Coastal with an aggregate principal amount of $405,000 and a maturity date of January 30, 2015, will have such Convertible Promissory Notes repaid in full at or prior to the effective time of the merger.

The Coastal board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

Regulatory Approvals (see page 51)

Under federal law, the merger must be approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the bank merger must be approved by the FDIC. In addition, the Georgia Department of Banking and Finance (the “GDBF”) also must approve the merger and the bank merger.

As of the date of this proxy statement/prospectus, all of the required applications for regulatory approval have been filed, and we have received the approval of the Federal Reserve to the merger. We make no assurance as to whether all remaining regulatory approvals will be obtained or as to the dates of the approvals. We make no assurances that the additional regulatory approvals received will not contain any condition, or carryover of any condition applicable to Coastal or Coastal Bank, that would increase any of the minimum regulatory capital requirements of Ameris following the merger or of Ameris Bank following the bank merger. It is a condition to the obligation of each of Ameris and Coastal to complete the merger that no such regulatory condition be imposed. See “The Merger Agreement — Conditions to Completion of the Merger.”

Once we receive approval of the bank merger from the FDIC, we must wait for up to 30 days before we can complete the bank merger. If, however, there are no adverse comments from the U.S. Department of Justice, which may review the impact of the bank merger on competition, and we receive permission from the FDIC to do so, the bank merger may be completed on or after the 15th day after approval from the FDIC, assuming that the GDBF has approved the merger and the bank merger.

Third Party Proposals (see page 66)

Until the completion of the merger, with some exceptions, Coastal is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to a proposal for the acquisition of Coastal, such as a merger or other business combination transaction, with any person other than Ameris. Coastal may respond to an unsolicited proposal if it is a “superior proposal” as defined in the merger agreement.

Conditions to Completion of the Merger (see page 68)

The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:

•	the receipt of the Coastal shareholder approval;

•	the authorization for listing on the Nasdaq Global Select Market of the shares of Ameris common stock to be issued in the merger;

•	the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/ prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”);

•

the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

•

the receipt of all regulatory approvals required to consummate the transactions contemplated by the merger agreement, including the merger and the bank merger, without any condition, or carryover of any condition applicable to Coastal or Coastal Bank, that would increase any of the minimum regulatory capital requirements of Ameris following the merger or of Ameris Bank following the bank merger, and the expiration of all statutory waiting periods (all such approvals and the expiration of all such waiting periods is referred to as the “requisite regulatory approvals”);

•

receipt by Ameris and Coastal of an opinion dated as of the closing date of the merger from Rogers & Hardin LLP and Troutman Sanders LLP, respectively, reasonably acceptable to Ameris and Coastal, respectively, substantially to the effect that, for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•

the accuracy, as of the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement), of Ameris’s and Coastal’s respective representations and warranties to the extent specified in the merger agreement;

•	performance in all material respects by Ameris and Coastal of their respective obligations under the merger agreement;

•	as a condition to Ameris’s obligation to complete the merger, the dissenting shares must be less than 10% of the outstanding shares of Coastal common stock;

•

as a condition to Ameris’s obligation to complete the merger, each non-employee member of the Coastal board of directors and the Coastal Bank board of directors entering into a non-competition and non-disclosure agreement with Ameris;

•

as a condition to Coastal’s obligation to complete the merger, the delivery by Ameris to the exchange agent of an aggregate number of shares of Ameris common stock constituting the merger consideration and, to the extent then determinable, any cash in lieu of fractional shares to be paid pursuant to the merger agreement; and

•

as a condition to Coastal’s obligation to complete the merger, payment by Ameris of the Coastal warrant cash-out payment due with respect to each Coastal warrant surrendered to Ameris on or before the closing date of the merger.

No assurances are given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination (see page 69)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after obtaining the Coastal shareholder approval, as follows:

•	by mutual written consent of Ameris and Coastal;

•

by either Ameris or Coastal, if (i) a governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable (provided that the denial is not attributable to the failure of the party seeking to terminate the merger agreement to perform any covenant in the merger agreement required to be performed prior to the effective time of the merger) or (ii) a governmental entity has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the completion of the merger or the bank merger;

•

by either Ameris or Coastal, if the merger has not been completed by October 31, 2014, unless the failure to complete the merger by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•

by either Ameris or Coastal, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement, that would, individually or in the aggregate, result in the failure to satisfy the closing conditions of the party seeking termination and such breach is not cured within 20 days following written notice to the breaching party or by its nature or timing cannot be cured within that time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

•

by Ameris, if (i) the Coastal board of directors fails to recommend that Coastal shareholders approve the merger agreement or withdraws or modifies, in a manner adverse to Ameris, such recommendation or makes, or causes to be made, any third party or public communication proposing or announcing an intention to withdraw or modify, in any manner adverse to Ameris, such recommendation (referred to as a “change in recommendation”), or (ii) Coastal materially breaches any of the provisions of the merger agreement relating to third party proposals;

•

by Coastal, prior to obtaining the Coastal shareholder approval, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party proposals (provided that Coastal has not materially breached any such provisions and pays Ameris a termination fee equal to $1.9 million);

•	by either Ameris or Coastal, if Coastal shareholders fail to provide the Coastal shareholder approval at a duly held meeting of Coastal shareholders or any adjournment or postponement thereof; and

•

by Coastal, in the event that the Average Ameris Stock Price (as defined below) is less than $17.27 per share and, based on the Average Ameris Stock Price, the Ameris common stock underperforms the Keefe Bruyette & Woods Regional Banking Index by more than 20%, considering the performance of the Keefe Bruyette & Woods Regional Banking Index during the same period used to calculate the Average Ameris Stock Price as compared to the closing price of the Keefe Bruyette & Woods Regional Banking Index on the day immediately prior to the date of the merger agreement. For purposes of the merger agreement, the “Average Ameris Stock Price” means the average closing sale price of Ameris common stock on the Nasdaq Global Select Market for the 20 consecutive trading days prior to and ending on the fifth (5th) business day immediately preceding the closing date of the merger, rounded to the nearest whole cent.

Termination Fees (see page 70)

Coastal must pay Ameris a termination fee equal to $1.9 million:

•

if the merger agreement is terminated by Ameris because the Coastal board of directors did not recommend that Coastal shareholders approve the merger agreement, or made a change in recommendation, or because Coastal materially breached any of the provisions of the merger agreement relating to third party proposals;

•

if the merger agreement is terminated by Coastal, prior to obtaining Coastal shareholder approval, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party proposals; or

•

if the merger agreement is terminated by Ameris or Coastal because the Coastal shareholders fail to provide the Coastal shareholder approval at a duly held meeting of Coastal shareholders or any adjournment or postponement thereof and, if prior to such termination, there is a publicly announced acquisition proposal (as defined in the merger agreement) and, within nine months of such termination, Coastal or any of its significant subsidiaries enters into a definitive agreement with respect to such acquisition proposal or completes the transactions contemplated by such acquisition proposal.

Comparison of Shareholders’ Rights (see page 79)

As a result of the completion of the merger, holders of Coastal common stock and Coastal Series A preferred stock will become holders of Ameris common stock. Each of Coastal and Ameris is a Georgia corporation governed by the GBCC but the rights of Ameris shareholders currently are, and from and after the effective time of the merger will be, governed by the articles of incorporation and bylaws of Ameris, while the rights of Coastal shareholders are currently governed by the articles of incorporation and bylaws of Coastal. This proxy statement/prospectus includes a summary of the material differences between the rights of Coastal shareholders and Ameris shareholders arising due to the difference in their respective articles of incorporation and bylaws.

Nasdaq Listing (see page 66)

Ameris shall use its commercially reasonable best efforts to cause the shares of Ameris common stock to be issued to the holders of Coastal common stock in the merger to be authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.

Accounting Treatment (see page 53)

Ameris will account for the merger under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America.

THE SPECIAL MEETING

Special Meeting (see page 32)

The special meeting will be held on June 30, 2014, at 10:00 a.m., local time, at The Coastal Bank’s Operational Services Center, located at 605 West Highway 80 in Pooler, Georgia. At the special meeting, you will be asked:

•	to consider and vote on a proposal to approve the merger agreement and the transactions contemplated thereby (referred to as the “merger proposal”); and

•

to consider and vote upon a proposal to adjourn or postpone the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the meeting to approve the merger agreement and the transactions contemplated thereby (referred to as the “adjournment proposal”).

Record Date; Vote Required (see pages 27 and 28)

You can vote at the special meeting if you owned shares of Coastal common stock or Coastal Series A preferred stock at the close of business on May 30, 2014, which is the record date for the special meeting. On the record date, Coastal had approximately 3,358,344 shares of Coastal common stock outstanding and entitled to vote and 65,144 shares of Coastal Series A preferred stock outstanding and entitled to vote. You can cast one vote for each share of Coastal common stock and one vote for each share of Coastal Series A preferred stock that you owned on the record date.

The presence, in person or by proxy, of the holders of at least a majority of the aggregate number of outstanding shares of Coastal common stock and Coastal Series A preferred stock on the record date and entitled to vote at the special meeting is necessary to constitute a quorum for the special meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares of Coastal stock with respect to routine matters, they do not have discretionary power to vote your shares of Coastal stock on non-routine matters. Both proposals are non-routine and, therefore, your broker will not be able to vote your shares of Coastal stock with respect to either proposal unless the broker received appropriate instructions from you.

Approval of the merger proposal requires the affirmative vote of at least a majority of all votes entitled to be cast at the special meeting by the holders of Coastal common stock and Coastal Series A preferred stock, voting together as a single class.

Approval of the adjournment proposal requires that more votes be cast in favor of the proposal than are cast against the proposal by the holders of Coastal common stock and Coastal Series A preferred stock, voting together as a single class.

In determining whether either proposal has received the requisite number of affirmative votes, failures to vote, abstentions and broker “non-votes” will be treated the same as an “AGAINST” vote for the proposal to approve the merger agreement and the transactions contemplated thereby but will be disregarded and have no effect on the proposal to adjourn or postpone the special meeting.

As of the record date, Coastal’s directors and executive officers had the right to vote 1,660,281 shares of Coastal common stock and no shares of Coastal Series A preferred stock, or 48% of the outstanding shares of Coastal stock entitled to vote at the special meeting. The Coastal directors have indicated that they plan to vote all of the shares of Coastal common stock that they beneficially own for approval of the merger agreement and the transactions contemplated thereby, and have entered into shareholder voting agreements with Ameris obligating them to do so. A total of 1,426,095 shares of Coastal common stock, representing approximately 42% of the outstanding shares of Coastal stock entitled to vote at the special meeting, are subject to these shareholder voting agreements.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2013, 2012, 2011, 2010 and 2009 is derived from the audited consolidated financial statements of Ameris. The following selected historical consolidated financial data as of and for the three months ended March 31, 2014 and 2013, is derived from the unaudited consolidated financial statements of Ameris and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Ameris’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the three months ended March 31, 2014, are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2014. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Ameris’s audited consolidated financial statements and accompanying notes included in Ameris’s Annual Report on Form 10-K for the twelve months ended December 31, 2013; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Ameris’s unaudited consolidated financial statements and accompanying notes included in Ameris’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014, both of which are incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated by Reference.”

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(In thousands, except per share data and ratios)
Selected Balance Sheet Data:
Total assets	$3,487,984	$2,861,651	$3,667,649	$3,019,052	$2,994,307	$2,972,168	$2,423,970
Total non-covered loans	2,132,651	1,492,753	2,067,207	1,450,635	1,332,086	1,374,757	1,584,359
Covered assets (loans and OREO)	415,330	538,639	436,130	595,985	650,106	609,922	146,585
Investment securities available for sale	456,713	324,029	486,235	346,909	339,967	322,581	245,556
FDIC loss-share receivable	53,181	160,979	65,441	159,754	242,394	177,187	45,840
Total deposits	3,010,647	2,489,973	2,999,231	2,624,663	2,591,566	2,535,426	2,123,116
Stockholders’ equity	300,030	283,722	316,699	279,017	293,770	273,407	194,964

Selected Income Statement Data:
Interest income	$37,873	$30,873	$126,322	$129,479	$141,071	$119,071	$114,573
Interest expense	3,389	2,535	10,137	15,074	27,547	29,794	40,550

Net interest income	34,484	28,338	116,185	114,405	113,524	89,277	74,023

Provision for loan losses	1,726	2,923	11,486	31,089	32,729	50,521	42,068
Other income	12,754	11,360	46,549	57,874	52,807	35,248	58,353
Other expenses	33,239	28,884	121,945	119,470	101,953	81,188	124,800

Income/(loss) before income taxes	12,273	7,891	29,303	21,720	31,649	(7,184)	(34,492)
Income tax expense/(benefit)	3,923	2,606	9,285	7,285	10,556	(3,195)	7,297

Net income/(loss)	$8,350	$5,285	$20,018	$14,435	$21,093	$(3,989)	$(41,789)

Preferred stock dividends	286	441	1,738	3,577	3,241	3,213	3,161

Net income/(loss) available to common shareholders	$8,064	$4,844	$18,280	$10,858	$17,852	$(7,202)	$(44,950)

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(In thousands, except per share data and ratios)
Per Share Data:
Net income/(loss) — basic	$0.32	$0.20	$0.76	$0.46	$0.76	$(0.35)	$(3.27)
Net income/(loss) — diluted	0.32	0.20	0.75	0.46	0.76	(0.35)	(3.27)
Common book value	11.93	10.72	11.50	10.56	10.23	9.44	10.52
Common dividends — cash	—	—	—	—	—	—	.10
Common dividends — stock	—	—	—	—	—	3 for 157	2 for 130

Profitability Ratios:
Net income/(loss) to average total assets	0.96%	0.75%	0.70%	0.49%	0.60%	(0.37)%	(0.52)%
Net income/(loss) to average common stockholders’ equity	11.66	8.53	8.06	5.99	7.21	(4.44)	(6.25)
Net interest margin	4.57	4.74	4.74	4.60	4.57	4.11	3.52
Efficiency ratio	70.36	72.76	74.94	69.35	61.30	65.20	74.61

Loan Quality Ratios:
Net charge-offs to average loans*	0.27%	0.76%	0.69%	2.76%	2.23%	3.33%	2.77%
Allowance for loan losses to total loans*	1.34	1.57	1.38	1.63	2.64	2.52	2.26
Non-performing assets to total loans and OREO*	3.67	5.08	3.49	5.28	8.76	8.38	6.87

Liquidity Ratios:
Loans to total deposits*	83.22%	78.45%	81.94%	74.61%	73.45%	76.11%	84.09%
Average loans to average earning assets	79.58	80.18	78.08	77.83	76.72	76.50	79.26
Noninterest-bearing deposits to total deposits	23.21	19.72	22.29	19.46	15.26	11.91	11.16

Capital Adequacy Ratios:
Stockholders’ equity to total assets	8.60%	9.91%	8.63%	9.24%	9.81%	9.20%	8.04%
Common stock dividend payout ratio	NM	NM	NM	NM	NM	NM	NM

*	Excludes assets Ameris acquired in FDIC-assisted transactions that are covered by loss sharing agreements with the FDIC.

MARKET PRICES AND DIVIDEND INFORMATION

The Ameris common stock is listed on the Nasdaq Global Select Market under the symbol “ABCB.” The closing price per share of the Ameris common stock on March 10, 2014, the last trading day before the date of the public announcement of the merger, was $21.56. The Coastal common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public or private trading market for the Coastal common stock. Coastal common stock has only been traded inactively in private transactions.

As of May 29, 2014, the last day prior to printing this proxy statement/prospectus for which it was practicable to obtain this information, there were approximately 2,170 record holders of Ameris common stock, 203 record holders of Coastal common stock and one record holder of Coastal Series A preferred stock.

The following table sets forth the reported high and low sales prices of shares of Ameris common stock, as adjusted for stock dividends, and the quarterly cash dividends per share of Ameris common stock declared, in each case for the periods indicated. The high and low sales prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

	Ameris Common Stock
	High	Low	Dividends
2014
First Quarter	$24.22	$20.20	—
Second Quarter (through May 29, 2014)	$24.05	$19.45	—
2013
First Quarter	$14.51	$12.79	—
Second Quarter	16.94	13.16	—
Third Quarter	19.79	17.35	—
Fourth Quarter	21.42	17.69	—
2012
First Quarter	$13.32	$10.34	—
Second Quarter	13.40	10.88	—
Third Quarter	12.88	11.27	—
Fourth Quarter	12.71	10.50	—

The holders of Ameris common stock receive dividends if and when declared by the Ameris board of directors out of funds legally available, subject to certain restrictions imposed by federal and state laws and the preferential dividend rights of the Ameris preferred stock. During 2010, the Ameris board of directors suspended the payment of dividends.

Coastal has not paid cash or stock dividends since 2004. Coastal Bank entered into a memorandum of understanding with the FDIC, effective July 24, 2013, pursuant to which it agreed that it would not pay dividends on its capital stock without the prior written approval of the FDIC. Effective May 15, 2014, the memorandum of understanding was terminated and replaced by a resolution adopted by the Coastal Bank board of directors that, among other things, provides that Coastal Bank will not pay dividends on its capital stock without the prior written approval of the FDIC. In addition, Coastal has entered into a written agreement with the Federal Reserve Bank of Atlanta and the Banking Commissioner of the State of Georgia, effective August 10, 2011, pursuant to which it has agreed it will not pay dividends on its capital stock without the prior written approval of the regulatory authorities party to such agreement. Furthermore, pursuant to the merger agreement, Coastal cannot pay dividends on its capital stock from the date of the merger agreement until the earlier of the completion of the merger or the termination of the merger agreement.

RISK FACTORS

In addition to the other information contained in, or incorporated by reference into, this proxy statement/prospectus, including Ameris’s Annual Report on Form 10-K for the twelve months ended December 31, 2013, and the matters addressed under “Forward-Looking Statements,” Coastal shareholders should consider the matters described below carefully in determining whether to approve the merger agreement and the transactions contemplated thereby.

Fluctuations in the market price of Ameris common stock will change the value of merger consideration you will receive.

Upon completion of the merger, each share of Coastal common stock will be converted into the right to receive 0.4671 of a share of Ameris common stock, with cash paid in lieu of any fractional share of Ameris common stock. The exchange ratio is fixed and will not be adjusted to reflect changes in the market price of the Ameris common stock. As a result, the value of the merger consideration will fluctuate with the market price of the Ameris common stock until the completion of the merger. The closing prices of Ameris common stock on March 10, 2014, the last trading day prior to the public announcement of the merger, and on May 29, 2014, the latest practicable date prior to the printing of this proxy statement/prospectus, were $21.56 and $21.06, respectively, resulting in implied values per share of Coastal common stock based on the exchange ratio of $10.07 and $9.84, respectively.

The market price of the Ameris common stock to be issued to Coastal shareholders in the merger will fluctuate due to a variety of factors, including general market and economic conditions, changes in the parties’ respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of Ameris and Coastal. We make no assurances as to whether or when the merger will be completed or, if completed, as to the market price of the Ameris common stock at the time of the merger or any time thereafter. You should obtain current market quotations for the Ameris common stock, which is listed on the Nasdaq Global Select Market under the symbol “ABCB,” before voting your shares of Coastal stock at the special meeting.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not anticipated.

Before the merger and the bank merger can be completed, various approvals or consents must be obtained from bank regulatory authorities. These authorities may impose conditions on the completion of the merger or the bank merger or require changes to their terms. While Ameris and Coastal do not expect that any such conditions or changes will be imposed, there are no assurances that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or the bank merger, or imposing additional costs on or limiting the revenues of Ameris following the merger, any of which might have a material adverse effect on Ameris following the merger. Neither party is obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose any condition applicable to Coastal or Coastal Bank that would increase any of the minimum regulatory capital requirements of Ameris following the merger or of Ameris Bank following the bank merger. See “The Merger Agreement — Conditions to Completion of the Merger.”

Combining the two companies may be more difficult, costly or time-consuming than expected.

Ameris and Coastal have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger will depend on Ameris’s ability to successfully combine the businesses of Ameris and Coastal. To realize these anticipated benefits, after the completion of the merger, Ameris expects to integrate Coastal’s business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect Ameris’s ability to successfully conduct its business in the markets in which Coastal now operates, which could have a material adverse effect on Ameris’s financial results and the market price of the Ameris common stock. If Ameris experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Coastal to lose customers or cause customers to remove their accounts from Coastal and move their business to competing financial institutions. These integration matters could have an adverse effect on each of Coastal and Ameris during this transition period and for an undetermined period after completion of the merger.

The merger with Coastal may distract management of Ameris from its other responsibilities.

The merger with Coastal could cause the management of Ameris to focus its time and energies on matters related to the merger that otherwise would be directed to the business and operations of Ameris. Any such distraction on the part of management, if significant, could have a material adverse effect on its ability to service existing business and develop new business and could have a material adverse effect on the business and earnings of Ameris.

The termination fees and the restrictions on third party proposals set forth in the merger agreement may discourage others from trying to acquire Coastal.

Until the completion of the merger, with some exceptions, Coastal is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to a proposal to acquire Coastal, such as a merger or other business combination transaction, with any person other than Ameris. In addition, Coastal has agreed to pay to Ameris in certain circumstances a termination fee equal to $1.9 million. These provisions could discourage other companies from trying to acquire Coastal even though those other companies might be willing to offer greater value to Coastal shareholders than Ameris has offered in the merger. The payment of any termination fee could also have a material adverse effect on Coastal’s financial condition. See “The Merger Agreement — Third Party Proposals,” “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fees.”

The opinion that Coastal has obtained from BSP has not been, and is not expected to be, updated to reflect any changes in circumstances that may have occurred since the execution of the merger agreement.

The opinion issued to the Coastal board of directors by BSP, financial advisor to Coastal, with respect to the fairness of the merger consideration to be received by the holders of Coastal stock, from a financial point of view, speaks only as of March 10, 2014. Changes in the operations and prospects of Ameris or Coastal, general market and economic conditions and other factors which may be beyond the control of Ameris and Coastal, and on which BSP’s opinion was based, may have altered the value of Ameris or Coastal or the market price of Ameris common stock as of the date of this proxy statement/prospectus, or may alter such values and market prices by the time the merger is completed. BSP does not have any obligation to update, revise or reaffirm its opinion to reflect subsequent developments and has not done so. Because Coastal does not anticipate asking BSP to update its opinion, BSP’s opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The Coastal board of directors’ recommendation that Coastal shareholders vote “FOR” the approval of the merger agreement and the transactions contemplated thereby, however, is made as of the date of this proxy statement/prospectus. See “The Merger — Opinion of BSP Securities, Inc.” and Appendix B to this proxy statement/prospectus.

The merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, the merger will not occur or will be delayed and each of Ameris and

Coastal may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before Ameris and Coastal are obligated to complete the merger:

•	the receipt of the Coastal shareholder approval;

•	the receipt of all requisite regulatory approvals;

•

the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

•

the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/ prospectus is a part, under the Securities Act, and the absence of a stop order suspending the effectiveness of the Registration Statement on Form S-4 or any proceeding initiated or threatened by the SEC for that purpose; and

•	the authorization for listing on the Nasdaq Global Select Market of the shares of Ameris common stock to be issued in the merger.

If the merger does not constitute a reorganization under Section 368(a) of the Code, then Coastal shareholders may be responsible for payment of U.S. federal income taxes.

The U.S. Internal Revenue Service (the “IRS”), may determine that the merger does not qualify as a tax-free reorganization under Section 368(a) of the Code. In that case, each Coastal shareholder generally would recognize a gain or loss equal to the difference between: (i) the fair market value of the Ameris common stock and cash received by the shareholder in the merger; and (ii) the shareholder’s adjusted tax basis in the shares of Coastal stock exchanged therefor. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

Coastal shareholders will have less influence as shareholders of Ameris than as shareholders of Coastal.

Following the completion of the merger, Coastal shareholders as a group will own approximately 5.97% of the outstanding shares of Ameris common stock immediately following the completion of the merger (assuming 1,599,112 shares of Ameris common stock are issued in the merger (excluding the exercise of any Coastal warrants or Coastal options prior to the effective time of the merger and excluding the exercise of any continuing Ameris options after the effective time of the merger) and based upon 25,171,134 shares of Ameris common stock outstanding as of May 29, 2014). When the merger occurs, each Coastal shareholder who receives shares of Ameris common stock will become a shareholder of Ameris with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of Coastal. Because of this, Coastal shareholders will have less influence on the management and policies of Ameris than they now have on the management and policies of Coastal.

Future issuances of Ameris common stock in connection with acquisitions or otherwise could dilute your ownership of Ameris.

Ameris may use the Ameris common stock to acquire other companies or to make investments in banks and other complementary businesses in the future. It may also issue Ameris common stock, or securities convertible into Ameris common stock, through public or private offerings, in order to raise additional capital in connection with future acquisitions, to satisfy regulatory capital requirements or for general corporate purposes. Any such stock issuances would dilute your ownership interest in Ameris and may dilute the per share value of the Ameris common stock.

The shares of Ameris common stock to be received by Coastal shareholders in the merger will have different rights from the shares of Coastal stock.

As a result of the completion of the merger, the holders of Coastal common stock and Coastal Series A preferred stock will become holders of Ameris common stock. Each of Coastal and Ameris is a Georgia corporation governed by the GBCC but the rights of Ameris shareholders currently are, and from and after the effective time of the merger will be, governed by the articles of incorporation and bylaws of Ameris, while the rights of Coastal shareholders are currently governed by the articles of incorporation and bylaws of Coastal. Certain of the rights associated with Ameris common stock are different from, and may be viewed as less favorable than, the rights associated with the Coastal stock. See “Comparison of Shareholders’ Rights.”

Ameris has various provisions in its articles of incorporation that could impede a takeover of Ameris.

The articles of incorporation of Ameris contain provisions providing for, among other things, a classified board of directors and the ability to issue Ameris preferred stock without shareholder approval. Although these provisions were not adopted for the express purpose of preventing or impeding a takeover of Ameris without the approval of the Ameris board of directors, such provisions may have that effect. Such provisions may prevent former Coastal shareholders who receive shares of Ameris common stock in the merger from taking part in a transaction in which Ameris shareholders could realize a premium over the current market price of Ameris common stock. See “Comparison of Shareholders’ Rights.”

Coastal’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Coastal shareholders.

Certain directors and executive officers of Coastal negotiated the terms of the merger agreement with Ameris, and the Coastal board of directors unanimously recommended that Coastal shareholders vote to approve the merger agreement and the transactions contemplated thereby. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that certain Coastal executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Coastal shareholders generally. See “The Merger — Interests of Coastal Directors and Executive Officers in the Merger.”

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included in, or incorporated by reference into, this proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to: (i) statements about the benefits of the merger, including future financial and operating results and cost savings that may be realized from the merger; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of Ameris’s and Coastal’s managements, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Ameris’s and Coastal’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of Ameris with the SEC that are incorporated by reference into this proxy statement/prospectus, as well as the following:

•

the merger may not be completed when expected because the requisite regulatory approvals for the merger or the coastal shareholder approval, might not be obtained or other conditions to the completion of the merger set forth in the merger agreement might not be satisfied or waived;

•

the market price for the Ameris common stock could decline before the completion of the merger, including as a result of the financial performance of Coastal, or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

•

the expected cost savings, synergies and other financial benefits from the merger might not be realized within the expected time frames or at all as a result of, among other things, changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the markets in which Ameris and Coastal operate;

•	Coastal’s business may not be integrated into Ameris’s business successfully, or such integration may take longer to accomplish than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse developments in relationships with employees, may be greater than expected; and

•	management time and effort may be diverted to the resolution of merger-related issues.

Because these forward-looking statements are subject to assumptions and uncertainties, Ameris’s and Coastal’s actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference into this proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus, and attributable to Ameris or Coastal or any person acting on their behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this “Forward-Looking Statements.” Ameris and Coastal undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

MARKET PRICES AND DIVIDEND INFORMATION

The Ameris common stock is listed on the Nasdaq Global Select Market under the symbol “ABCB.” The closing price per share of the Ameris common stock on March 10, 2014, the last trading day before the date of the public announcement of the merger, was $21.56. The Coastal common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public or private trading market for the Coastal common stock. Coastal common stock has only been traded inactively in private transactions.

As of May 29, 2014, the last day prior to printing this proxy statement/prospectus for which it was practicable to obtain this information, there were approximately 2,170 record holders of Ameris common stock, 203 record holders of Coastal common stock and one record holder of Coastal Series A preferred stock.

The following table sets forth the reported high and low sales prices of shares of Ameris common stock, as adjusted for stock dividends, and the quarterly cash dividends per share of Ameris common stock declared, in each case for the periods indicated. The high and low sales prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

	Ameris Common Stock
	High	Low	Dividends
2014
First Quarter	$24.22	$20.20	—
Second Quarter (through May 29, 2014)	$24.05	$19.45	—
2013
First Quarter	$14.51	$12.79	—
Second Quarter	16.94	13.16	—
Third Quarter	19.79	17.35	—
Fourth Quarter	21.42	17.69	—
2012
First Quarter	$13.32	$10.34	—
Second Quarter	13.40	10.88	—
Third Quarter	12.88	11.27	—
Fourth Quarter	12.71	10.50	—

Ameris Dividend Restrictions

The holders of Ameris common stock receive dividends if and when declared by the Ameris board of directors out of funds legally available, subject to certain restrictions imposed by federal and state laws and the preferential dividend rights of the Ameris preferred stock. During 2010, the Ameris board of directors suspended the payment of dividends.

Ameris is a legal entity separate and distinct from its subsidiaries. While there are various legal and regulatory limitations under federal and state law on the extent to which Ameris Bank can pay dividends or otherwise supply funds to Ameris, the principal source of Ameris’s cash revenues is dividends from Ameris Bank. The prior approval of applicable regulatory authorities is required if the total amount of all dividends declared by Ameris Bank in any calendar year exceeds 50% of Ameris Bank’s net profits for the previous year. The relevant federal and state regulatory agencies also have authority to prohibit a state member bank or bank holding company, which would include Ameris and Ameris Bank, from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of the subsidiary, be deemed to constitute an unsafe or unsound practice in conducting its business.

Under Georgia law, the prior approval of the GDBF is required before any cash dividends may be paid by a state bank if: (i) total classified assets at the most recent examination of such bank exceed 80% of the equity capital (as defined, which includes the reserve for loan losses) of such bank; (ii) the aggregate amount of dividends declared or anticipated to be declared in the calendar year exceeds 50% of the net profits (as defined) for the previous calendar year; or (iii) the ratio of equity capital to adjusted total assets is less than 6%. As of December 31, 2013, there was approximately $10.9 million of retained earnings of Ameris Bank available for payment of cash dividends under applicable regulations without obtaining regulatory approval.

In addition, Ameris Bank is subject to limitations under Section 23A of the Federal Reserve Act with respect to extensions of credit to, investments in and certain other transactions with Ameris. Furthermore, loans and extensions of credit are also subject to various collateral requirements.

The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve’s view that a bank holding company should pay cash dividends only to the extent that the holding company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a holding company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve, the Federal Reserve may prohibit a bank holding company from paying any dividends if one or more of the holding company’s bank subsidiaries are classified as undercapitalized.

A bank holding company is required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of its consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve order or any condition imposed by, or written agreement with, the Federal Reserve.

Furthermore, under rules and regulations of the Economic Stabilization Act of 2008 to which Ameris is subject, no dividends may be declared or paid on Ameris common stock unless the dividends due with respect to Ameris preferred stock have been paid in full.

Coastal Dividend Restrictions

Coastal has not paid cash or stock dividends since 2004. Coastal Bank entered into a memorandum of understanding with the FDIC, effective July 24, 2013, pursuant to which it agreed that it would not pay dividends on its capital stock without the prior written approval of the FDIC. Effective May 15, 2014, the memorandum of understanding was terminated and replaced by a resolution adopted by the Coastal Bank board of directors that, among other things, provides that Coastal Bank will not pay dividends on its capital stock without the prior written approval of the FDIC. In addition, Coastal has entered into a written agreement with the Federal Reserve Bank of Atlanta and the Banking Commissioner of the State of Georgia, effective August 10, 2011, pursuant to which it has agreed it will not pay dividends on its capital stock without the prior written approval of the regulatory authorities party to such agreement. Furthermore, pursuant to the merger agreement, Coastal cannot pay dividends on its capital stock from the date of the merger agreement until the earlier of the completion of the merger or the termination of the merger agreement.

INFORMATION ABOUT THE SPECIAL MEETING

This section contains information for Coastal shareholders about the special meeting that Coastal has called to allow its shareholders to consider and vote on a proposal to approve the merger agreement and the transactions contemplated thereby. We are mailing this proxy statement/prospectus to you, as a Coastal shareholder, on or about June 2, 2014. Together with this proxy statement/prospectus, we are also sending to you a notice of the special meeting of Coastal shareholders and a form of proxy card that the Coastal board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Time and Place of the Special Meeting

This proxy statement/prospectus is being furnished to Coastal shareholders as part of the solicitation of proxies by the Coastal board of directors for use at the special meeting to be held on June 30, 2014, at 10:00 a.m., local time, at The Coastal Bank’s Operational Services Center, located at 605 West Highway 80 in Pooler, Georgia, or at any postponement or adjournment thereof.

Matters to be Considered

At the special meeting, Coastal shareholders will be asked to consider and vote on a proposal to approve the merger agreement and the transactions contemplated thereby, and to consider and vote on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement and the transactions contemplated thereby.

Coastal shareholders must approve the proposal to approve the merger agreement and the transactions contemplated thereby in order for the merger to occur. If Coastal shareholders fail to approve the proposal to approve the merger agreement and the transactions contemplated thereby, then the merger will not occur. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus, and you are encouraged to read it carefully and in its entirety.

Recommendation of the Coastal Board of Directors

The Coastal board of directors determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Coastal and its shareholders and has unanimously approved the merger agreement and the transactions contemplated thereby. The Coastal board of directors unanimously recommends that Coastal shareholders vote “FOR” the approval of the merger agreement and the transactions contemplated thereby and “FOR” the adjournment or postponement of the special meeting, if necessary. See “Proposals for the Special Meeting — Proposal 1: Approval of the Merger Agreement,” “Proposals for the Special Meeting — Proposal 2: Adjournment of the Special Meeting” and “The Merger — Coastal’s Reasons for the Merger; Recommendation of the Coastal Board of Directors.”

Record Date and Voting Rights; Quorum

Coastal has fixed the close of business on May 30, 2014, as the record date for the special meeting, and only holders of record of shares of Coastal common stock and Coastal Series A preferred stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Coastal common stock or Coastal Series A preferred stock at the close of business on the record date. On the record date, there were approximately 3,358,344 shares of Coastal common stock outstanding and 65,144 shares of Coastal Series A preferred stock outstanding and entitled to vote. Each share of Coastal common stock and each share of Coastal Series A preferred stock entitles its holder to one vote on all matters properly coming before the special meeting.

The Coastal common stock and the Coastal Series A preferred stock are separate classes of Coastal stock. However, pursuant to Coastal’s articles of incorporation, on the merger proposal and the adjournment proposal, the shares will vote together as a single class. The presence, in person or by proxy, of the holders of at least a majority of the aggregate number of outstanding shares of Coastal common stock and Coastal preferred stock on the record date and entitled to vote is necessary to constitute a quorum for the special meeting. Shares of Coastal common stock and Coastal Series A preferred stock represented at the special meeting but not voted, including shares of Coastal common stock or Coastal Series A preferred stock for which a Coastal shareholder directs an “abstention” from voting, will be counted for purposes of establishing a quorum. Broker non-votes will also be counted for determining whether a quorum is present. A quorum is necessary to transact business at the special meeting. Once a share of Coastal common stock or Coastal Series A preferred stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment/postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Vote Required

If a quorum exists at the special meeting, approval of the merger proposal requires the affirmative vote of at least a majority of all votes entitled to be cast at the special meeting by the holders of Coastal common stock and Coastal Series A preferred stock, voting together as a single class. For the approval of the merger proposal, Coastal shareholders may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions have the effect of an “AGAINST” vote on the merger proposal but will count for the purpose of determining whether a quorum is present. Failures to vote also will have the effect of an “AGAINST” vote on the merger proposal.

If your shares of Coastal stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Coastal stock held in street name. In that case, this proxy statement/prospectus has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Coastal stock, the shareholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the merger proposal and, as a result, absent specific instructions from the beneficial owner of such shares of Coastal stock, banks, brokerage firms or other nominees are not empowered to vote those shares on non-routine matters, which we refer to generally as broker non-votes. These broker non-votes will be counted for purposes of determining a quorum, but will have the effect of an “AGAINST” vote to approve the merger proposal.

The approval of the adjournment proposal requires that more votes be cast in favor of the proposal than are cast against the proposal by the holders of Coastal common stock and Coastal Series A preferred stock, voting together as a single class. For the adjournment proposal, Coastal shareholders may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote on this proposal but will count for the purpose of determining whether a quorum is present. Failures to vote will have no effect on the outcome of the vote on the adjournment proposal.

Voting at the Special Meeting

If you are a shareholder of record of Coastal common stock or Coastal Series A preferred stock, then your shares of Coastal stock can be voted on the matters presented at the special meeting in either of the following ways:

•	Ballot. You can attend the special meeting and vote in person. A ballot will be provided for your use at the meeting.

•

Return Your Proxy Card by Mail. You may vote by completing, signing and returning the proxy card in the postage-paid envelope provided with this proxy statement/prospectus. The proxy holders will vote your shares of Coastal stock according to your directions. If you sign and return your proxy card without specifying choices, your shares of Coastal stock will be voted by the persons named in the proxy in accordance with the recommendations of the Coastal board of directors as set forth in this proxy statement/prospectus.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Coastal stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

Shares Held by Directors and Executive Officers

As of May 30, 2014, the record date for the special meeting, the directors and executive officers of Coastal beneficially owned and were entitled to vote, in the aggregate, 1,660,281 shares of Coastal common stock and no shares of Coastal Series A preferred stock, representing 48% of the outstanding shares of Coastal stock entitled to vote at the special meeting. The directors and executive officers have informed Coastal that they currently intend to vote all of their shares of Coastal stock “FOR” the merger proposal and “FOR” the adjournment proposal.

A total of 1,426,095 shares of Coastal common stock, representing approximately 42% of the outstanding shares of Coastal stock entitled to vote at the special meeting, are subject to shareholder voting agreements between Ameris and each director of Coastal. Pursuant to his or her respective shareholder voting agreement, each director has agreed to, at any meeting of Coastal shareholders, however called, or any adjournment thereof:

•	appear at such meeting or otherwise cause the shares of Coastal common stock held by such director to be counted as present for purposes of calculating a quorum; and

•

vote all shares of Coastal common stock beneficially owned by such director (i) in favor of the merger proposal, (ii) against action or agreement that would result in a breach of any covenant, representation or warranty or other obligation of Coastal in the merger agreement and (iii) against any acquisition proposal (as defined in “The Merger Agreement — Third Party Proposals”) or any other action, agreement or transaction that is intended or could reasonably be expected to impede, delay, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement.

Pursuant to the shareholder voting agreements, each director has further agreed not to sell or otherwise dispose of any shares of Coastal common stock; provided, however, that transfers by will or operation of law, transfers subject to a pledge agreement and transfers in connection with estate and tax planning purposes are permitted, subject to the transferee being bound by the terms of the shareholder voting agreement.

Proxies and Revocation

If you choose to vote by mailing a proxy card, your proxy card must be filed with the Coastal Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your stock certificates.

If you vote by proxy, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of Coastal stock in the way that you indicate. When completing the proxy card, you may specify whether your shares of Coastal stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted on in accordance with your instructions on the proxy card. If you properly sign your proxy card but do not mark the boxes showing how your shares of Coastal stock should be voted on a matter, the shares of Coastal stock represented by your properly signed proxy will be voted “FOR” the merger proposal and “FOR” the adjournment proposal.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COASTAL STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE. COASTAL SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

If you are a shareholder of record, then you have the right to revoke a proxy at any time before it is voted at the special meeting by:

•	Signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	Attending the special meeting and voting in person.

Solicitation of Proxies

The Coastal board of directors is soliciting proxies from you for use at the special meeting and any adjournments or postponements of the special meeting. Coastal will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Coastal will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Coastal stock and secure their voting instructions. Coastal will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Coastal may use several of its regular officers and employees, who will not be specially compensated, to solicit proxies from Coastal shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Attending the Special Meeting

All holders of Coastal stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. We reserve the right to refuse admittance to anyone without proper proof of share ownership. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Coastal’s prior written consent.

Adjournments and Postponements

Although it is not expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the merger proposal or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned or postponed meeting, an adjournment or postponement generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Coastal shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

If you have any questions about the merger or any of the proposals to be considered at the special meeting, need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Coastal at:

Coastal Bankshares, Inc.

18 West Bryan Street

Savannah, Georgia 31401

Telephone: (912) 629-1621

Attn: G. Mike Odom, Jr.

PROPOSALS FOR THE SPECIAL MEETING

Proposal 1: Approval of the Merger Agreement

Coastal shareholders are being asked to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated March 10, 2014, by and between Ameris and Coastal, as may be amended from time to time, and the transactions contemplated thereby. The merger agreement provides that Coastal will merge with and into Ameris, with Ameris as the surviving company, upon the terms and subject to the conditions set forth in the merger agreement. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus.

For a detailed discussion of the terms and conditions of the merger agreement and the transactions contemplated thereby, see “The Merger” and “The Merger Agreement.” As discussed under “The Merger — Coastal’s Reasons for the Merger; Recommendation of the Coastal Board of Directors,” the Coastal board of directors unanimously determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Coastal and its shareholders and unanimously approved and adopted the merger agreement.

The Coastal board of directors unanimously recommends that holders of Coastal common stock and Coastal Series A preferred stock vote “FOR” the approval of the merger agreement and the transactions contemplated thereby.

Proposal 2: Adjournment of the Special Meeting

Coastal shareholders are being asked to consider and vote on a proposal to adjourn or postpone the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are insufficient votes at the time of the special meeting to approve the merger proposal.

If, at the Coastal special meeting, there are an insufficient number of shares of Coastal common stock and Coastal Series A preferred stock present in person or by proxy to constitute a quorum or approve the merger proposal, then Coastal may propose to adjourn the special meeting in order to enable the Coastal board of directors to solicit additional proxies to establish a quorum or approve the merger proposal.

The Coastal board of directors unanimously recommends that holders of Coastal common stock and Coastal Series A preferred stock vote “FOR” the adjournment or postponement of the special meeting, if necessary.

THE MERGER

Background of the Merger

From time to time, the boards of directors of Ameris and Coastal have each engaged in reviews and discussions of their respective long-term strategies and objectives, considering ways that they might enhance shareholder value and their respective company’s performance and prospects in light of competitive and other relevant factors. Generally, these reviews have centered on strategies to improve the respective company’s existing operations or to pursue opportunities in new markets or lines of business. Often these assessments included discussions and analysis of potential merger transactions as a means to enhance or improve shareholder value.

On April 18, 2013, the Coastal and Coastal Bank boards of directors formed an Independent Directors Committee (the “IDC”) to oversee and make recommendations to the Coastal and Coastal Bank boards of directors regarding: (i) corporate governance matters; (ii) the nomination of candidates for election to the Coastal and Coastal Bank boards of directors; (iii) Coastal’s executive management compensation, overall compensation and benefit plans and personnel policies; (iv) director compensation plans; and (v) other policies related to the operation and management of Coastal.

During August 2013, members of Coastal’s senior management team received informal inquiries from Ameris and another interested party regarding the possibility of opening discussions regarding a potential merger. During this time, members of Coastal’s senior management team met with members of the Ameris executive management team and had general informal discussions regarding a potential merger, but no specific merger terms were proposed.

On September 6, 2013, Mr. LaHaise met with the IDC and informed it of the informal inquiries that had been received. The IDC acknowledged these discussions and encouraged continued informal conversations with interested parties, including Ameris.

On September 9, 2013, Mr. LaHaise, G. Mike Odom, Jr. (Executive Vice President and Chief Financial Officer of Coastal) and Mr. Ellis met with Edwin W. Hortman, Jr. (President and Chief Executive Officer of Ameris) to further discuss the merits of a potential merger, both with respect to Coastal shareholders and to the individual career opportunities available to the Coastal team.

At a meeting of the Coastal board of directors held on September 12, 2013, the Coastal board of directors delegated additional responsibilities to the IDC associated with analyzing and evaluating alternatives available to Coastal to build franchise and shareholder value, including, but not limited to: (i) long term asset growth; (ii) mergers and acquisitions; (iii) the disposition of assets; and (iv) the sale of all or part of the ownership interest in Coastal. At such time, the IDC consisted of directors who did not have potential conflicts with other financial institutions that may be considered as a party to a possible strategic transaction. In addition, the IDC elected to engage Troutman Sanders LLP as its legal counsel.

On September 23, 2013, the IDC held a meeting at which representatives of Troutman Sanders were present. At the meeting, among other things, Troutman Sanders discussed the fiduciary duties of board members in evaluating strategic alternatives. The IDC also elected to engage an outside consulting firm to provide a strategic review of Coastal.

On October 1, 2013, Mr. LaHaise met with Mr. Hortman and Dennis J. Zember Jr. (Executive Vice President and Chief Financial Officer of Ameris) to discuss Coastal’s updated financial information, as well as the progression and timing of Ameris’s pending acquisition of The Prosperity Banking Company.

On October 4, 2013, representatives of Coastal’s consulting firm met with the IDC to discuss Coastal’s strategic alternatives.

On October 10, 2013, the IDC interviewed BSP, a wholly-owned subsidiary of Banks Street Partners, LLC, and two other investment banking firms for potential representation in the event that Coastal decided to pursue a strategic transaction.

On November 4, 2013, representatives of Coastal’s consulting firm attended the Coastal board of directors meeting at which possible strategic alternatives were discussed. The Coastal board of directors then approved the IDC’s recommendation that proposals be solicited from potential merger partners. The Coastal board of directors also approved the engagement of BSP as financial advisor to Coastal and Coastal Bank and appointed a subcommittee of the IDC (the “Subcommittee”) to oversee the evaluation process and report to the Coastal board of directors. The Subcommittee met telephonically with BSP each week to monitor progress and to formulate recommendations to the IDC and the Coastal board of directors.

On November 12, 2013, BSP met with the Coastal board of directors to outline a process for the solicitation and evaluation of proposals from potential interested parties. At this meeting, BSP reviewed the likely interested acquirers of Coastal, the strengths and weaknesses of each of those parties, and the financial condition and historical and projected performance of those parties.

Following the meeting, the IDC directed BSP to contact nine of the prospective acquirers that BSP had identified and inquire as to each party’s potential interest in a merger with Coastal. Of the nine parties that were contacted, five (including Ameris) expressed an interest in a potential merger, signed a non-disclosure agreement and received additional information about Coastal’s operations and business strategy in order to evaluate a potential merger. Ameris signed a confidentiality agreement with Coastal on December 11, 2013.

On December 17, 2013, Mr. Hortman and Mr. Zember had preliminary discussions with the Ameris board of directors at its regularly scheduled meeting regarding a potential merger with Coastal, including the possible terms of such transaction.

On January 15, 2014, Coastal received non-binding indications of interest from Ameris and two other parties that are referred to as “Bank B” and “Bank C.” The proposed deal values from the parties were as follows:

•

Ameris — Fixed exchange ratio in the range of 0.4484 to 0.4726 shares of Ameris common stock for each share of Coastal stock, which based on the closing price per share of the Ameris common stock at the time equated to a price range of $9.25 to $9.75 per share of Coastal stock;

•	Bank B — Price range of $7.50 to $8.50 per share of Coastal stock (exchange ratio to be fixed prior to deal announcement); and

•	Bank C — Price range of $8.25 to $9.50 per share of Coastal stock (no determination made as to fixed exchange ratio or fixed price).

The Subcommittee met with BSP on January 20, 2014, to review the non-binding indications of interest. After considerable discussion about the pros and cons of each of the non-binding indications of interest, the strengths and weaknesses of each of the prospective transaction partners, and the potential advantages and disadvantages of a transaction for all Coastal stakeholders, the IDC instructed BSP to inform Ameris that the Subcommittee was prepared to recommend to the Coastal board of directors that Ameris be granted a short exclusivity period in which to perform on-site diligence, provided Ameris increased its proposed exchange ratio to 0.4826, which based on the closing price per share of the Ameris common stock on January 17, 2014, would have equated to a deal value of $10.00 per share of Coastal stock.

On January 21, 2014, Mr. Hortman and Mr. Zember updated the Ameris board of directors at its regularly scheduled meeting with respect to their discussions with Coastal and its representatives regarding a potential merger with Coastal.

On January 22, 2014, Ameris agreed to increase its proposed exchange ratio and submitted a revised non-binding indication of interest reflecting the requested exchange ratio of 0.4826, subject to the satisfactory performance of on-site diligence of Coastal.

The Coastal board of directors and representatives of BSP and Troutman Sanders met on January 22, 2014 and reviewed the three non-binding indications of interest, including Ameris’s revised indication with an exchange ratio equal to $10.00 per share of Coastal stock, which was the highest proposed offer. The Coastal board of directors then approved the recommendation of the Subcommittee to allow Ameris an exclusivity period in order for Ameris to perform on-site diligence and provide Coastal with an updated proposal.

At the direction of the Coastal board of directors, BSP then contacted Bank B and Bank C and informed them that a superior indication of interest had been submitted to Coastal and that the Coastal board of directors had approved pursuing exclusive negotiations with the provider of such indication of interest.

Between January 22, 2014 and February 3, 2014, Ameris performed on-site diligence of Coastal, including a credit review and strategic discussions with Coastal’s executive management team about organizational structure, Savannah market leadership, retention of key production personnel, possible branch consolidation and other strategic issues following the completion of a merger.

On February 3, 2014, Ameris submitted a further revised non-binding indication of interest to Coastal. While no change was proposed to the targeted exchange ratio of 0.4826, Ameris proposed that the exchange ratio float until announcement of the transaction so that the announced transaction value would not be greater than $10.00 per share of Coastal stock. In the event that the closing price per share of Ameris common stock on the day prior to announcing a merger was greater than $20.72, the exchange ratio would be adjusted downward so that the announced transaction value would equal $10.00 per share of Coastal stock. The further revised non-binding indication of interest also included a 45-day exclusive negotiation period for completion of a definitive merger agreement.

On February 4, 2014, the Subcommittee reviewed the further revised non-binding indication of interest from Ameris, which was subsequently reviewed with the Coastal board of directors. At the direction of the IDC, BSP requested certain adjustments to be made to the further revised non-binding indication of interest from Ameris.

On February 5, 2014, Ameris submitted another revised non-binding indication of interest providing that an adjustment in the exchange ratio would be made only if the average closing price per share of Ameris common stock for the three-day period prior to announcement of the merger was above $20.72 and, in such case, the exchange ratio would be adjusted so that the deal value would be $10.00 per share of Coastal stock based on the average closing price per share of Ameris common stock for the three days prior to the announcement of the merger. The revised non-binding indication of interest also provided that, if the stock price per share of the Ameris common stock were to fall below $19.68, then Coastal would have the option to terminate the 45-day exclusive negotiation period.

On February 5, 2014, at a meeting of the Coastal board of directors at which representatives of BSP and Troutman Sanders were present, the Coastal board of directors agreed in principle to the terms of the revised non-binding indication of interest from Ameris, executed it and instructed BSP to contact Ameris and request that Ameris provide Coastal with a draft of a definitive merger agreement for consideration.

On February 14, 2014, Rogers & Hardin LLP, legal counsel to Ameris, provided an initial draft of the merger agreement to Troutman Sanders.

Between February 14, 2014 and March 6, 2014, the Subcommittee met telephonically on numerous occasions and received updates on the status of the due diligence process and provided guidance and instructions to its management and representatives regarding the terms of a merger agreement with Ameris. Representatives of Troutman Sanders and BSP were present at these meetings to assist the Subcommittee in connection with its review and negotiation of the merger agreement and related documents. During this time, the parties continued to conduct due diligence regarding the proposed transaction and worked to finalize the terms of the merger agreement and related transaction documents.

On February 18 and 19, 2014, Mr. LaHaise and Mr. Odom and representatives of BSP and Troutman Sanders conducted an on-site due diligence review of Ameris.

On February 18, 2014, Mr. Hortman and Mr. Zember presented the material terms of the proposed merger agreement to the Ameris board of directors at its regularly scheduled meeting.

On February 24, 2014, Mr. LaHaise, Mr. Odom and Mr. Ellis met with Mr. Hortman, Mr. Zember and other representatives of the Ameris management team to further discuss due diligence results, cultural integration and ongoing operational issues.

On March 6, 2014, the Coastal and Coastal Bank boards of directors held a joint special meeting and discussed the terms and conditions of the proposed merger agreement. Certain members of management of Coastal and representatives of Troutman Sanders and BSP also attended the meeting. At the meeting, BSP reviewed its financial analyses with respect to Ameris, Coastal and the proposed merger. BSP’s analyses included an explanation that, as of March 6, 2014, because the three-day average price of the Ameris common stock was above $20.72, pursuant to the indication of interest from Ameris, the exchange ratio would be adjusted so that the value of the merger consideration would be $10.00 per share of Coastal stock. Thereafter, representatives of BSP delivered to the Coastal board of directors an oral opinion (which was confirmed in writing by delivery of BSP’s written opinion dated March 6, 2014) that, as of March 6, 2014 and based on and subject to various assumptions, qualifications and limitations described in BSP’s opinion, the merger consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to the Coastal shareholders. Representatives of Troutman Sanders also discussed the terms of the merger agreement and related documents, answered questions and reminded the Coastal board of directors of its fiduciary duties. After discussion, the Coastal board of directors unanimously approved the merger and the merger agreement and authorized Coastal’s management to execute the merger agreement. The Coastal board of directors also recommended that Coastal shareholders approve the merger and the merger agreement.

On March 10, 2014, representatives of BSP delivered to Coastal an updated written opinion to the effect that, as of March 10, 2014, and based on and subject to various assumptions, qualifications and limitations described in the opinion, the exchange ratio of 0.4671 (having been adjusted based on the prior three-day average price of Ameris common stock in order for the value to equal $10.00 per share of Coastal stock) was fair, from a financial point of view, to Coastal shareholders.

On March 10, 2014, the Ameris board of directors approved the merger and the merger agreement and authorized Ameris’s management to execute the merger agreement.

On March 10, 2014, Ameris and Coastal executed the merger agreement, which was publicly announced on March 11, 2014

Coastal’s Reasons for the Merger; Recommendation of the Coastal Board of Directors

In reaching its decision to approve and adopt the merger agreement and recommend that Coastal shareholders approve the merger agreement and the transactions contemplated thereby, the Coastal board of directors consulted with Coastal’s management, as well as its financial and legal advisors, and considered a number of factors in favor of the merger, including the following material factors, which are not presented in order of priority:

•

its knowledge of the businesses, operations, financial condition, asset quality, earnings and prospects of each of Coastal and Ameris, taking into account the results of Coastal’s due diligence review of Ameris;

•	its views on the valuation and dilutive impact of, and strategic opportunities for, Coastal on a stand-alone basis as compared to the prospects of enhanced value of the combined entity in the future;

•

its knowledge of the current environment in the financial services industry in the Savannah, Georgia area, including general economic conditions, the interest rate environment and continued industry consolidation;

•

the complementary strengths of the Ameris and Coastal, and its belief that Ameris’s brand, broad product offerings and larger market presence could facilitate accelerated growth in Coastal’s businesses;

•

its belief that Ameris’s financial strength would result in a combined company that would be well positioned to serve Coastal’s customers and communities and allow the combined company to grow on a larger geographical platform;

•

the risks and challenges inherent in pursuing a growth strategy for Coastal in the absence of a transaction like the merger, and the opportunity to achieve a scale of operations that might not be achievable by Coastal for several years in the absence of the merger, if ever, especially considering the regulatory restrictions imposed on Coastal and Coastal Bank by the agreements with their respective federal and state regulators;

•

the financial analysis reviewed and discussed with the Coastal board of directors by BSP on March 6, 2014, and BSP’s written opinion rendered to the Coastal board of directors on March 6, 2014 (which was confirmed on March 10, 2014) with respect to the fairness of the merger consideration to be received by the holders of Coastal stock, from a financial point of view;

•	the financial terms of the merger;

•	the ability for Coastal shareholders to acquire Ameris common stock as merger consideration, which is more liquid than Coastal stock;

•	the expected treatment of the merger as a tax-free reorganization for U.S. federal income tax purposes;

•

its assessment of the likelihood that the merger would be completed in a timely manner and that management would be able to successfully integrate and operate the business of the combined company after the merger; and

•	the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of Coastal and on the communities within which Coastal operates.

The Coastal board of directors also considered a number of potentially negative factors in its deliberations concerning the merger agreement, including:

•	the need to obtain Coastal shareholder approval, as well as the requisite regulatory approvals, to complete the merger and the risk that those or other conditions would not be satisfied;

•

the interests of Coastal’s directors and executive officers in the merger, in addition to their interests as shareholders generally, as described under “— Interests of Coastal Directors and Executive Officers in the Merger”;

•	Coastal’s inability to accurately predict the future operating results and earnings potential of Ameris;

•	the potential displacement of Coastal’s employees and the adverse anticipated effect on those employees;

•

the potential risks associated with integrating Coastal’s business, operations and workforce with those of Ameris, including the execution risk of data system conversion and the possible negative effect on customer relationships; and

•	the potential risk of diverting management attention and resources from the operation of the business of Coastal and towards completion of the merger and integration of operations.

The foregoing discussion of the factors considered by the Coastal board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Coastal board of directors. In reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby, the Coastal board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Coastal board of directors considered all these factors as a whole, including discussions with, and questioning of, Coastal management and Coastal’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The Coastal board of directors considered the foregoing factors as a whole and unanimously concluded that the positive factors outweighed the negative factors, and the factors as a whole supported a determination to approve and adopt the merger agreement.

The Coastal board of directors unanimously determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Coastal and its shareholders and unanimously approved and adopted the merger agreement and the transactions contemplated thereby. The Coastal board of directors unanimously recommends that holders of Coastal common stock and Coastal Series A preferred stock vote “FOR” the approval of the merger agreement and the transactions contemplated thereby and “FOR” the adjournment or postponement of the special meeting, if necessary.

In considering the recommendation of the Coastal board of directors with respect to the merger proposal, Coastal shareholders should be aware that Coastal’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other Coastal shareholders. The Coastal board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger and the merger agreement, and in making its recommendation. See “— Interests of Coastal Directors and Executive Officers in the Merger.”

Opinion of BSP Securities, Inc.

Pursuant to its engagement, Coastal requested that BSP render a written opinion to the Coastal board of directors as to the fairness, from a financial point of view, of the merger consideration to be paid by Ameris to Coastal shareholders as set forth in the merger agreement. BSP is an investment banking firm that specializes in providing investment banking services to financial institutions. BSP has been involved in numerous bank related business combinations. No limitations were imposed by Coastal upon BSP with respect to rendering its opinion.

At the March 6, 2014 meeting at which the Coastal board of directors considered and approved the merger agreement, BSP delivered to the Coastal board of directors BSP’s written opinion which was further confirmed on March 10, 2014, that as of such date, the merger consideration was fair to Coastal shareholders from a financial point of view.

The full text of BSP’s opinion is attached as Appendix B to this proxy statement/prospectus. BSP’s opinion outlines the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by BSP in rendering its opinion. The description of BSP’s opinion set forth below is qualified in its entirety by reference to it. We urge you to read BSP’s opinion carefully and in its entirety in connection with your consideration of the merger.

BSP’s opinion speaks only as of its date. BSP’s opinion was directed to the Coastal board of directors and is directed only to the fairness, from a financial point of view, of the merger consideration to Coastal shareholders. It does not address the underlying business decision of the Coastal board of directors to engage in the merger or any other aspect of the merger and is not a recommendation to any Coastal shareholder as to how such shareholder should vote at the special meeting on the merger proposal or any other matter.

For purposes of BSP’s opinion and in connection with BSP’s review of the proposed transactions, BSP, among other things:

•	reviewed the terms of the merger agreement;

•	evaluated Coastal’s and Ameris’s financial condition, asset quality, capital position, historical and projected earnings;

•

reviewed Coastal’s audited financial statements for the twelve months ended December 31, 2012, 2011, and 2010 and its internal, unaudited financial statements for the twelve months ended December 31, 2013;

•

reviewed Ameris’s publicly available, unaudited financial statements for the three and twelve months ended December 31, 2013, as set forth in the press release issued by Ameris on January 23, 2014, and reviewed Ameris’s recent filings with the SEC, including its Annual Report on Form 10-K for the twelve months ended December 31, 2012, as well as its Quarterly Reports on Form 10-Q for the three months ended September 30, 2013, June 30, 2013 and March 31, 2013;

•	reviewed Coastal’s and Ameris’s call report filings with the FDIC for the periods ended December 31, 2013, September 30, 2013, June 30, 2013, March 30, 2013 and December 31, 2012;

•	reviewed certain financial forecasts and projections of Coastal, prepared by its management, as well as the estimated cost savings, transaction expenses and other assumptions related to the merger;

•

analyzed certain aspects of Coastal’s and Ameris’s financial performance and condition and compared such financial performance with similar data of publicly-traded companies BSP deemed similar to Coastal and Ameris;

•	reviewed historical trading activity and analysts’ consensus estimates for Ameris’s future performance;

•

compared the proposed financial terms of the merger with the financial terms of certain other similar recent merger and acquisition transactions involving companies that BSP deemed similar to Coastal; and

•	performed such other analyses and considered such other information, financial studies, and investigations and financial, economic and market criteria as BSP deemed relevant.

BSP assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that was provided to BSP by Coastal, Ameris and their respective representatives, and of the publicly available information that was reviewed by BSP. BSP is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances, and has relied on and assumed that such allowances of Coastal and Ameris were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. BSP was not retained to, and did not, conduct a physical inspection of any of the properties or facilities of Coastal or Ameris, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Coastal or Ameris, was not furnished with any such evaluation or appraisal other than third party loan reviews, and did not review any individual credit files. BSP’s opinion was necessarily based on economic, market and other conditions in effect on, and the information made available to BSP, as of March 10, 2014.

BSP, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, private placements of securities and valuations for other purposes. In rendering its opinion, BSP acted on behalf of the Coastal board of directors.

BSP’s opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid to holders of Coastal stock in the merger and does not address the ability of the merger to be consummated, the satisfaction of the conditions precedent contained in the merger agreement or the likelihood of the merger receiving regulatory approval. Although BSP was retained on behalf of the Coastal board of directors, BSP’s opinion does not constitute a recommendation to any director of Coastal as to how such director or any Coastal shareholder should vote on the merger proposal or any other matter.

Based upon and subject to the foregoing, and based on BSP’s experience as investment bankers, BSP’s activities as described above, and other factors BSP deemed relevant, BSP rendered its opinion that, as of March 10, 2014, the merger consideration to be paid to the holders of Coastal stock in the merger is fair, from a financial point of view, to such holders.

The following is a summary of material analyses performed by BSP in connection with its opinion to the Coastal board of directors on March 10, 2014. The summary does not purport to be a complete description of the analyses performed by BSP but summarizes the material analyses performed and presented in connection with BSP’s opinion.

Summary of the Merger. BSP reviewed the financial terms of the merger. In accordance with the terms of the merger agreement, each share of Coastal common stock issued and outstanding immediately prior to the effective time of the merger, excluding dissenting shares, shall be converted into the right to receive 0.4671 shares of Ameris common stock, plus cash in lieu of fractional shares. Based on the closing price per share of the Ameris common stock on March 7, 2014 of $21.59, the total implied, fully diluted merger consideration is $37.3 million, or $10.08 per share of Coastal common stock. BSP summarized the merger terms, based on Coastal’s financial information as of December 31, 2013, in the table below.

	Basic	Fully-Dil.
Transaction Value (millions)	$34.5	$37.3
Transaction Value per share	$10.08	$10.08
Transaction Price-to-LTM Earnings	41.8x	45.1x
Transaction Price-to-Tangible Book Value	167.9%	181.4%
Transaction Price/Assets	7.9%	8.6%
Core Deposit Premium	4.0%	4.7%

Relative Contribution Analysis. BSP reviewed the relative contributions of Coastal and Ameris to the pro forma combined company with respect to certain financial and operating measurements. This analysis was based on the financial statements of both parties as of December 31, 2013, except for dates indicated otherwise. BSP then compared these contributions to the pro forma stock ownership interests of Coastal and Ameris shareholders based on the exchange ratio.

The following table indicates what Coastal’s and Ameris’s percentage contributions would have been on a pro forma basis to the combined company, excluding merger synergies and merger accounting adjustments, in the categories listed:

	Contribution Percentage
	Ameris	Coastal
Total Assets	89.3%	10.7%
Total Loans	89.5%	10.5%
Total Deposits	89.2%	10.8%
Total Equity1	93.2%	6.8%
Tangible Common Equity	92.3%	7.7%
2013 Net Income	96.0%	4.0%
Projected 2014 Net Income	96.6%	3.4%

Coastal Pro Forma Common Ownership:	94.0%	6.0%

1	Ameris equity adjusted for expected redemption of $28mm of preferred stock

Selected Peer Group Analysis—Coastal. BSP used publicly available information to compare selected financial information for Coastal to three peer groups of publicly traded financial institutions that BSP deemed relevant for purposes of its analysis. BSP compared selected operating results of Coastal to: (i) 13 U.S. banks with total assets between $100 million and $500 million and last-twelve-months return on average assets between 0.00% and 0.30% as of the most recent period available (“ROAA Peers”); (ii) 14 Southeast banks with total assets between $100 million and $500 million and adjusted nonperforming assets-to-assets ratios of between 1.0% and 10.0% as of the most recent period available (“NPA Peers”); and (iii) ten Southeast banks with total assets between $100 million and $500 million and tangible common equity/tangible assets ratios less than 6.0% as of the most recent period available (“TCE Peers”). Applying these peer median trading multiples, as shown in the table below, to Coastal relevant financial metrics implies a range of values, excluding any marketability discount adjustment, of $2.85 to $9.89 per share.

		ROAA Peers	NPA Peers	TCE Peers
	Coastal	Median	Median	Median
Financial Metrics[1]
Assets (mm)	$435.5	$146.4	$332.0	$397.0
Tang. Common Equity Ratio	4.5%	9.0%	8.9%	3.8%
ROAA	0.19%	0.20%	0.51%	0.34%
ROAE	3.9%	1.5%	4.9%	4.1%
Net Interest Margin	3.97%	3.29%	3.86%	3.52%
NPAs/Assets	5.51%	0.66%	2.14%	1.41%

Market Pricing Metrics[2]
Price/LTM EPS	45.1x	13.7x	13.3x	11.8x
Price/Tangible Book Value	181.4%	83.2%	80.4%	98.4%
Price/Assets	8.6%	7.6%	6.6%	3.1%

1	Metrics based on data for the last twelve months as of the most recent quarter’s reported information
2	Coastal metrics used are based on fully-diluted transaction multiples; Peer metrics based on closing stock prices as of March 7, 2014

No company used in the selected peer group analysis described above is identical to Coastal. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared.

Selected Mergers Analysis. BSP used publicly available information to compare the resulting pricing metrics for the merger to metrics of three groups of announced merger transactions that BSP deemed relevant for purposes of its analysis. BSP compared selected operating results of Coastal to: (i) seven Southeast bank mergers announced between March 7, 2013 and March 7, 2014 involving sellers with total assets between $100 million and $2 billion, tangible common equity ratios between 2% and 10% and NPA/Asset ratios between 2% and 10% as of the most recent quarter prior to merger announcement (“Primary Peer Transactions”); (ii) all Georgia, North Carolina and South Carolina bank mergers announced between March 7, 2013 and March 7, 2014 (“GA/Carolinas Transactions”); and (iii) all Southeast bank mergers announced between March 7, 2013 and March 7, 2014 (“Southeast Transactions”). Applying the 25th percentile, 75th percentile and median transaction multiples from recent mergers to Coastal performance results implies a range of values from $3.16 to $19.08 per share.

	Deal Value/LTM EPS			Deal Value/Tang. Book			Deal Value/Assets			Core Deposit Prem.
	25%	Med	75%	25%	Med	75%	25%	Med	75%	25%	Med	75%
Comparable Group
Primary Peer Transactions	16.0x	26.7x	44.2x	86.4%	90.4%	102.9%	4.1%	5.1%	6.5%	-1.0%	-1.0%	0.2%
GA/Carolinas Peer Transactions	13.1x	30.4x	44.5x	101.9%	108.6%	130.8%	7.3%	10.3%	12.2%	0.3%	1.1%	3.6%
All Southeast Transactions	14.3x	19.9x	38.4x	94.5%	114.7%	138.9%	6.4%	10.6%	15.0%	-0.4%	1.6%	4.1%

Subject Transaction (Fully-Dil)		45.1x			181.4%			8.6%			4.7%

No company used in the selected merger groups described above is identical to Coastal. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared.

Discounted Cash Flow Analysis — Coastal. BSP performed a discounted cash flow analysis to estimate a range of present values of after-tax cash flows that Coastal could provide to Coastal shareholders, on a standalone basis, through year-end 2017. BSP estimated the present value of the future stream of dividends that Coastal could produce through year-end 2017 and a terminal value of Coastal’s 2017 earnings and tangible common equity based upon an internal earnings and balance sheet forecast for 2014 through 2017.

As Coastal does not project to pay any dividends through 2017, the present value of the terminal value constituted the total present value of Coastal common stock as of the date of BSP’s opinion. In determining the present value of Coastal common stock, BSP utilized a terminal value based on a range of terminal earnings multiples of 10x to 16x terminal year earnings and a range of terminal tangible book value multiples 100% to 160% of terminal year tangible book value, respectively. The terminal value was then discounted to the present using an estimated discount rate range of 11% to 15%, chosen to reflect the risk of the current operating environment and the risk of Coastal based on BSP’s experience as a financial advisor.

As illustrated in the tables below, the values per share of Coastal common stock, on a present value basis, based on the assumptions regarding terminal earnings multiples and discount rates, ranged from $5.94 to $10.96. The values per share of Coastal common stock, on a present value basis, based on the assumptions regarding terminal tangible book value multiples and discount rates, ranged from $5.03 to $9.28.

	Terminal Earnings Multiples
	10.0	12.0	14.0	16.0
11%	$6.85	$8.22	$9.59	$10.96
12%	$6.61	$7.93	$9.25	$10.57
13%	$6.38	$7.65	$8.93	$10.20
14%	$6.16	$7.39	$8.62	$9.85
15%	$5.94	$7.13	$8.32	$9.51

	Terminal Tang. Book Multiples
	100%	120%	140%	160%
11%	$5.80	$6.96	$8.12	$9.28
12%	$5.59	$6.71	$7.83	$8.95
13%	$5.40	$6.48	$7.56	$8.64
14%	$5.21	$6.25	$7.30	$8.34
15%	$5.03	$6.04	$7.05	$8.05

BSP noted that the discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Selected Peer Group Analysis — Ameris. BSP used publicly available information to compare selected financial information for Ameris to a group of 20 publicly traded U.S. financial institutions that BSP deemed relevant for purposes of its analysis. The primary attribute of the peer banks that BSP used in selecting the peer banks was all U.S. banks with total assets of $1.0 billion to $5.0 billion, with a focus on institutions that had completed failed bank transactions since 2008. BSP compared selected operating results at or for the twelve months ended December 31, 2013 and trading metrics based on closing stock prices on March 7, 2014 of Ameris to those of the peer group members. Applying the peer median trading multiples of the peer group to Ameris implies an indicative value range of Ameris common stock of $15.30 to $26.06 per share.

	Ameris	Peer Group Median
Financial Metrics
Assets (mm)	$3,667.6	$2,601.6
Tang. Common Equity Ratio	6.8%	9.1%
ROAA	0.70%	0.88%
ROAE	7.2%	7.5%
Net Interest Margin	4.74%	4.34%
NPAs/Assets (Adjusted)	2.81%	1.58%

Market Pricing Metrics
Price/LTM EPS	28.8x	20.4x
Price/LTM Core EPS	23.4x	20.0x
Price/Est. 2014 EPS	13.8x	16.6x
Price/Est. 2015 EPS	11.9x	13.6x
Price/Tangible Book Value	218.8%	156.9%

No company used in the selected peer group analysis described above is identical to Ameris. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared.

Discounted Cash Flow Analysis — Ameris. BSP performed a discounted cash flow analysis to estimate a range of present values of after-tax cash flows that Ameris could provide to its shareholders through year-end 2017. BSP estimated the present value of the future stream of dividends that Ameris could produce through year-end 2017 and a terminal value of Ameris’s 2017 earnings and tangible common equity based upon an internal earnings and balance sheet forecast for 2014 through 2017.

As Ameris does not currently pay dividends, BSP assumed that no dividends would be paid on Ameris common stock through 2017. As such, the present value of the terminal value constituted the total present value of Ameris common stock as of the date of BSP’s opinion. In determining the present value of Ameris common stock, BSP utilized a terminal value based on a range of terminal earnings multiples of 10x to 16x terminal year earnings and a range of terminal tangible book value multiples 150% to 240% of terminal year tangible book value, respectively. The terminal value was then discounted to the present using an estimated discount rate range of 10% to 14%, chosen to reflect the risk of the current operating environment and the risk of Ameris based on BSP’s experience as a financial advisor.

As illustrated below, the values per share of Ameris common stock, on a present value basis, based on the assumptions regarding terminal earnings multiples and discount rates, ranged from $12.98 to $23.95. The values per share of Ameris common stock, on a present value basis, based on the assumptions regarding terminal tangible book value multiples and discount rates, ranged from $15.49 to $28.58.

	Terminal Earnings Multiples
	10.0	12.0	14.0	16.0
10%	$14.97	$17.96	$20.96	$23.95
11%	$14.44	$17.32	$20.21	$23.10
12%	$13.93	$16.71	$19.50	$22.28
13%	$13.44	$16.13	$18.82	$21.51
14%	$12.98	$15.57	$18.17	$20.76

	Terminal Tang. Book Multiples
	150%	180%	210%	240%
10%	$17.86	$21.44	$25.01	$28.58
11%	$17.23	$20.68	$24.12	$27.57
12%	$16.62	$19.95	$23.27	$26.60
13%	$16.04	$19.25	$22.46	$25.67
14%	$15.49	$18.58	$21.68	$24.78

BSP noted that the discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Merger Impact Analysis. BSP evaluated the pro forma implications of a merger for Coastal common stock and Ameris common stock and on selected financial metrics of Ameris. This analysis indicated that the merger, on a pro forma basis, is expected to be 87% and 80% accretive to Coastal’s projected standalone 2014 and 2015 earnings per share, respectively. The analysis also indicated that the merger, on a pro forma basis is expected to be 5% and 6% accretive to Ameris’s projected standalone 2014 and 2015 earnings per share, respectively. The analysis further indicated that the merger would be dilutive to Ameris projected standalone tangible book value for year-end 2014 and accretive to Ameris projected standalone tangible book value for year-end 2015, respectively, and that Ameris would remain well capitalized following completion of the merger.

Conclusion. Based on the results of the various analyses described above, BSP concluded that the merger consideration to be received under the terms of the merger agreement is fair, from a financial point of view, to Coastal shareholders.

The opinion expressed by BSP was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of BSP’s opinion. Events occurring after the date of issuance of BSP’s opinion, including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets of Coastal or Ameris could materially affect the assumptions used in preparing BSP’s opinion.

As described above, BSP’s opinion was among the many factors taken into consideration by the Coastal board of directors in making its determination to approve the merger agreement. For purposes of rendering BSP’s opinion, BSP assumed that, in all respects material to its analyses:

•	the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement thereof;

•

the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are, or will be upon delivery, true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; and

•

in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination, or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger.

BSP makes no assurance as to when or if all of the conditions to the merger can or will be satisfied or, if applicable, waived by the appropriate party. As of the date of this proxy statement/prospectus, BSP has no reason to believe that any of these conditions will not be satisfied.

Compensation to BSP. BSP was paid a fee of $20,000 for providing to the Coastal board of directors BSP’s opinion, which was paid upon its rendering. BSP will also be paid a fee for services as Coastal’s financial advisor in connection with the merger, $55,000 of which was already paid in connection with BPS’s engagement and the signing of the merger agreement and the balance of which will be paid at the closing of the merger. The balance consists of a fee of 1.00% of the total transaction value (less the previously paid $55,000), plus an additional 2.00% of the amount, if any, in which the total transaction value exceeds $10.00 per share of Coastal stock; provided that the total transaction fee will be at least $275,000. In addition, Coastal has agreed to indemnify BSP and its directors, officers and employees, from liability in connection with the merger and to hold BSP harmless from any losses, actions, claims, damages, expenses or liabilities related to any of BSP’s acts or decisions made in good faith and in the best interest of Coastal. During the two years preceding the date of BSP’s opinion, BSP has provided advisory services to Coastal, for which it received additional compensation of $37,000. During the two years preceding the date of BSP’s opinion, BSP did not provide advisory services to Ameris where compensation was received or that BSP contemplates will be received after completion of the merger.

Ameris’s Reasons for the Merger

In reaching its decision to approve and adopt the merger agreement, the Ameris board of directors consulted with Ameris’s management, as well as its financial and legal advisors, and considered a number of factors in favor of the merger, including the following material factors, which are not presented in order of priority:

•

its knowledge of Ameris’s business, operations, financial condition, asset quality, earnings and prospects and of Coastal’s business, operations, financial condition, asset quality, earnings and prospects, taking into account the results of Ameris’s due diligence review of Coastal;

•	its belief that Coastal and Ameris share a compatible community banking model;

•

the fact that Coastal would enable Ameris to expand its existing presence in the greater Savannah marketplace by the addition of the six branches operated by Coastal, five of which are concentrated in the Savannah, Georgia area and one of which is located in Hinesville, Georgia;

•	the belief that, on a pro forma basis giving effect to the merger, the combined entity would rank fifth in deposit market share in the Savannah, Georgia market;

•

the fact James A. LaHaise and Noel A. Ellis have agreed to serve as Executive Vice President of Ameris and Senior Vice President and Regional Credit Officer of Ameris Bank, respectively, upon completion of the merger;

•	the anticipated ability to retain other key management personnel of Coastal;

•

the fact that Coastal shareholders would own no more than 5.98% of the outstanding shares of Ameris common stock immediately following the completion of the merger (assuming 1,599,112 shares of Ameris common stock are issued in the merger (excluding the exercise of any Coastal warrants or Coastal options prior to the effective time of the merger and excluding the exercise of any continuing Ameris options after the effective time of the merger) and based upon 25,167,502 shares of Ameris common stock outstanding as of February 28, 2014); and

•

the financial and other terms and conditions of the merger agreement, including the fact that the exchange ratio and total number of shares of Ameris common stock to be issued in the merger are essentially fixed, provisions designed to limit the ability of the Coastal board of directors to entertain third party proposals to acquire Coastal and provisions providing for payment by Coastal to Ameris of a termination fee if the merger agreement is terminated under certain circumstances.

The Ameris board of directors also considered a number of potentially negative factors in its deliberations concerning the merger agreement, including:

•	the need to obtain Coastal shareholder approval, as well as the requisite regulatory approvals, to complete the merger and the risk that those or other conditions would not be satisfied;

•	the possibility that other merger and acquisition opportunities would be foregone while finalizing the merger with Coastal;

•

the potential risks associated with integrating Coastal’s business, operations and workforce with those of Ameris, including the execution risk of data system conversion and the possible negative effect on customer relationships;

•	the potential risk of diverting management attention and resources from the operation of the business of Ameris and towards completion of the merger and integration of operations; and

•	the expenses to be incurred in working towards completion of the merger.

The foregoing discussion of the factors considered by the Ameris board of directors is not intended to be exhaustive, but rather includes the material factors considered by the Ameris board of directors. In reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby, the Ameris board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Ameris board of directors considered all these factors as a whole, including discussions with, and questioning of, Ameris management and Ameris’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The Ameris board of directors considered the foregoing factors as a whole and unanimously concluded that the positive factors outweighed the negative factors, and that the factors as a whole supported a determination to approve and adopt the merger agreement.

Interests of Coastal Directors and Executive Officers in the Merger

In the merger, the directors and executive officers of Coastal and Coastal Bank will receive the same merger consideration for their shares of Coastal stock as the other Coastal shareholders. In considering the recommendation of the Coastal board of directors that you vote to approve the merger agreement and the transactions contemplated thereby, you should be aware that some of the directors and executive officers of Coastal and Coastal Bank may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of Coastal shareholders generally. The Coastal board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve and adopt the merger agreement and to recommend that you vote in favor of the merger agreement and the transactions contemplated thereby. See “— Coastal’s Reasons for the Merger; Recommendation of the Coastal Board of Directors.”

Coastal Options. As described in “The Merger Agreement — Treatment of Coastal Options in the Merger,” each outstanding and unexercised Coastal option will be converted at the effective time of the merger into a continuing Ameris option. The following table lists the directors and executive officers of Coastal or Coastal Bank who hold Coastal options and sets forth the continuing Ameris options to be received by them in the merger:

	Coastal Options		Continuing Ameris Options
Name	Number of Underlying Shares of Coastal Common Stock	Exercise Price	Number of Underlying Shares of Ameris Common Stock	Exercise Price
James A. LaHaise, President and Chief Executive Officer of Coastal and Coastal Bank	40,000	$17.50	18,684	$37.46

Noel A. Ellis, Executive Vice President and Chief Credit Officer of Coastal and Coastal Bank	20,000	$17.50	9,342	$37.46

G. Michael Odom, Jr., Executive Vice President and Chief Financial Officer of Coastal and Executive Vice President and Chief Operating Officer of Coastal Bank	10,000	$17.50	4,671	$37.46

Coastal Warrants. As described in “The Merger Agreement — Treatment of Coastal Warrants in the Merger,” each outstanding and unexercised Coastal warrant will be cancelled at the effective time of the merger, pursuant to its terms, and the holder of the Coastal warrant will be entitled to receive from Ameris in respect of the Coastal warrant a Coastal warrant cash-out payment. The following table lists the directors and executive officers of Coastal or Coastal Bank who hold Coastal warrants and sets forth the Coastal warrant cash-out payments to be paid to them in the merger:

	Coastal Warrants
Name	Number of Underlying Shares of Coastal Common Stock	Exercise Price	Coastal Warrant Cash-out Payment
James A. LaHaise, President and Chief Executive Officer of Coastal and Coastal Bank	28,572	$17.50	$7,685.87
	6,428	$17.50	$1,729.13
	11,918	$17.50	$3,205.94
	103,896	$3.85	$697,142.16

		Total:	$709,763.10

Noel A. Ellis, Executive Vice President and Chief Credit Officer of Coastal and Coastal Bank	20,000	$17.50	$5,380.00
	7,500	$17.50	$2,017.50
	38,961	$3.85	$261,428.31
	12,987	$3.85	$87,142.77
	19,481	$3.85	$130,717.51

		Total:	$486,686.09

G. Michael Odom, Jr., Executive Vice President and Chief Financial Officer of Coastal and Executive Vice President and Chief Operating Officer of Coastal Bank	10,000	$17.50	$2,690.00
	51,948	$3.85	$348,571.08

		Total:	$351,261.08

Marshall S. Withers, Executive Vice President of Coastal and Coastal Bank	5,000	$17.50	$1,345.00
	25,974	$3.85	$174,285.54

		Total:	$175,630.54

Change in Control Payments to Executive Officers. Certain executive officers of Coastal will receive cash payments upon the completion of the merger pursuant to existing employment and change in control severance protection agreements with Coastal. The “change in control” payments are as follows:

Coastal Change in Control Payments — Executive Officers
Name	Amount of Change in Control Payment
James A. LaHaise, President and Chief Executive Officer of Coastal and Coastal Bank	$558,000

Noel A. Ellis, Executive Vice President and Chief Credit Officer of Coastal and Coastal Bank	$502,200

G. Michael Odom, Jr., Executive Vice President and Chief Financial Officer of Coastal and Executive Vice President and Chief Operating Officer of Coastal Bank	$455,000

Marshall S. Withers, Executive Vice President of Coastal and Coastal Bank	$166,000

Deferred Fee Payments to Directors. Pursuant to existing Director Deferred Fee Agreements, certain directors of Coastal and Coastal Bank are entitled to receive the fees the director previously deferred and certain other credited amounts: (i) as of age 65, if the director terminates service as a director as a result of a disability before age 65 or is serving as a director at the time of a change in control before age 65, or (ii) upon termination of the director’s service as a director, in all other circumstances. In connection with the merger, and as requested by Ameris, Coastal intends to irrevocably terminate the Director Deferred Fee Agreements as of the effective time of the merger and to pay to each such director his accrued vested benefit under his Director Deferred Fee Agreement in a single lump sum within 30 days thereafter. Since the deferred account balances will accrue earnings until the time that they are paid, the actual amount that each director will receive will depend upon the timing of the completion of the merger. The following are estimates of the amounts that are expected to be paid upon the termination of the Deferred Fee Agreements, assuming that the closing of the merger occurs on June 30, 2014. The actual amounts that are paid will depend on the value of the account balances at the time of the completion of the merger:

Coastal Deferred Fee Payments — Directors
Name	Estimated Amount of Payment
Richard Estus, Former Director of Coastal	$20,566

Frederick S. Bergen, Director of Coastal	$114,901

George Holtzman Director of Coastal Bank	$55,885

Billy N. Jones, Director of Coastal	$49,840

Richard D. Knowlton Director of Coastal Bank	$17,002

Thomas J. Ratcliffe, Jr., Director of Coastal	$38,807

Repayment of Outstanding Promissory Notes Issued by Coastal. As described under “The Merger Agreement — Payment/Assumption of Coastal Indebtedness,” at or prior to the effective time of the merger, Ameris will pay for the benefit of Coastal all amounts then outstanding under the Convertible Promissory Notes issued by Coastal with an aggregate principal amount of $405,000 and a maturity date of January 30, 2015. The following table lists the directors and executive officers of Coastal who hold such Convertible Promissory Notes and sets forth the principal amount to be repaid to them in respect of such Convertible Promissory Notes in the merger and also the accrued interest that will be owed to them through June 30, 2014.

Coastal Convertible Promissory Notes
Name	Principal Amount	Accrued Interest Through June 30, 2014	Total Repayment Amount as of June 30, 2014
James A. LaHaise, President, Chief Executive Officer and Director	$25,000	$2,484	$27,484

Frederick S. Bergen, Director	$100,000	$9,936	$109,936

Don L. Waters, Director	$25,000	$2,484	$27,484

Employment Agreements with James A. LaHaise and Noel A. Ellis. Upon the effective time of the merger, (i) Mr. LaHaise will enter into an employment agreement with Ameris in the form attached as Exhibit C-2 to the merger agreement; and (ii) Mr. Ellis will enter into an employment agreement with Ameris Bank in the form attached as Exhibit C-1 to the merger agreement. The employment agreement with Mr. LaHaise provides that Mr. LaHaise will serve as an Executive Vice President of Ameris, and the employment agreement with Mr. Ellis provides that Mr. Ellis will serve as Senior Vice President and Regional Credit Officer of Ameris Bank. Each of the employment agreements provides for a two-year term, unless otherwise earlier terminated for specific causes described in such employment agreement. The initial two-year term will extend automatically for additional one-year terms unless either party delivers written notice to the other party indicating that it will not renew the employment agreement. Such notice of non-renewal must be delivered no later than 90 days prior to the expiration of the then-current term of the agreement. In addition, pursuant to their respective employment agreements:

•

Mr. LaHaise will receive an annual base salary of $240,000, with the potential of cash bonuses pursuant to any incentive compensation plans adopted by Ameris, with such bonuses to be determined by the Ameris board of directors in its sole discretion; Mr. Ellis will receive an annual base salary of $180,000, with the potential of cash bonuses of up to 50% of his base compensation pursuant to any incentive compensation plans adopted by Ameris Bank with such bonuses to be determined by the Ameris Bank board of directors in its sole discretion;

•

Mr. LaHaise and Mr. Ellis will each be entitled to: (i) participate in any present and future employee benefit, retirement and compensation plans (including the employer’s 401(k) Profit Sharing Plan); (ii) participate in the employer’s hospitalization, major medical, disability and group life insurance plans; (iii) four weeks paid vacation during each calendar year of such individual’s employment; (iv) reimbursement by the employer for all reasonable business expenses incurred in the course of such individual’s employment; (v) reimbursement for all mileage driven by each individual in their personal automobile in connection with the performance of their duties; and (vi) a country club membership for business and personal use;

•

if the employment agreement is terminated by Ameris without cause or by Mr. LaHaise for good reason, then Mr. LaHaise will be entitled to receive severance benefits consisting of a continuation of compensation payments under the employment agreement for 24 months from the date of termination; and

•

if the employment agreement is terminated by Ameris Bank without cause or by Mr. Ellis for good reason, then Mr. Ellis will be entitled to receive severance benefits consisting of a continuation of compensation payments under the employment agreement for the greater of 12 months from the date of termination and the remainder of the two-year initial term of the employment agreement.

Non-Competition and Non-Disclosure Agreements. As a condition of Ameris’s obligation to complete the merger each non-employee member of the Coastal board of directors and the Coastal Bank board of directors will enter into a non-competition and non-disclosure agreement with Ameris in the form attached as Exhibit D to the merger agreement.

The non-competition and non-disclosure agreements provide that each person party to the agreement will not: (i) disclose or use any confidential information or trade secrets of Coastal and its subsidiaries; (ii) solicit or attempt to solicit, for the specified period, any customers or actively sought prospective customers of Ameris, Ameris Bank, Coastal or Coastal Bank for the purpose of providing competitive services or products; (iii) solicit or recruit or attempt to solicit or recruit, for a specified period, any employee of Ameris, Ameris Bank, Coastal or Coastal Bank, whether or not such employee is full-time or temporary or is employed pursuant to a written agreement or is an at-will employee; or (iv) perform duties and responsibilities that are the same or similar to those they may have previously performed for Coastal, for the specified period and within 50 miles of Coastal’s offices in Savannah, Georgia, for any business which conducts any business similar to that of Ameris, Ameris Bank, Coastal or Coastal Bank.

Indemnification and Insurance. As described under “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance,” for a period of six years after the effective time of the merger, Ameris will indemnify and defend the present and former directors, officers and employees of Coastal and its subsidiaries against all costs or expenses, damages or other liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions of such persons in the course of performing their duties for Coastal occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement), to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the organizational documents of Coastal or its subsidiaries, as applicable, as in effect on the date of the merger agreement.

For a period of six years after the effective time of the merger, Ameris will use its commercially reasonable efforts to provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Coastal or its subsidiaries with respect to claims against them arising from facts or events occurring before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as that coverage currently provided by Coastal; provided, however, that: (i) if Ameris is unable to maintain or obtain the directors’ and officers’ liability insurance, then Ameris will provide as much comparable insurance as is reasonably available, (ii) officers and directors of Coastal or its subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the directors’ and officers’ insurance, and (iii) in satisfaction of its obligations to provide the directors’ and officers’ insurance, Ameris may require Coastal to purchase, prior to but effective as of the effective time of the merger, tail insurance providing such coverage prior to the closing of the merger. In no event will Coastal expend, or Ameris be required to expend, for the tail insurance more than 150% of the annual cost currently expended by Coastal for its directors’ and officers’ liability insurance. If the cost of the tail insurance exceeds such maximum premium for the tail insurance, then Coastal or Ameris, as applicable, will obtain tail insurance or a separate tail insurance policy with the greatest coverage available for a cost not exceeding such maximum premium.

Board of Directors and Management of Ameris Following the Merger

Subject to applicable law, the directors of Ameris immediately prior to the effective time of the merger will be directors of the surviving company and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of Ameris immediately prior to the effective time of the merger will be officers of the surviving company and will hold office until their respective successor are duly elected and qualified, or their earlier death, resignation or removal. Information regarding the current executive officers and directors of Ameris is contained in documents filed by Ameris with the SEC and incorporated by reference into this proxy statement/prospectus, including Ameris’s Annual Report on Form 10-K for the twelve months ended December 31, 2013 and its Definitive Proxy Statement on Schedule 14A for its 2014 annual meeting, filed with the SEC on April 17, 2014. See “Documents Incorporated by Reference.”

In addition, at the effective time of the merger, and as a condition to Ameris’s obligation to complete the merger, James A. LaHaise, the President and Chief Executive Officer of Coastal and Coastal Bank, will enter into an employment agreement with Ameris under which he will serve as Executive Vice President of Ameris upon completion of the merger. Mr. LaHaise has been President and Chief Executive Officer of Coastal and Coastal Bank since January 1, 2012. Prior to becoming President and Chief Executive Officer, Mr. LaHaise served as the Executive Vice President and Chief Banking Officer of Coastal and Coastal Bank since May 2007. Prior to joining Coastal, Mr. LaHaise was the President of Sales and Performance Management for RBC Centura (formerly Flag Bank) from 2001 to 2007; President of Central Georgia for  CenturySouth Bank from 1996 to 2001 and Vice President, Private Banking at First Union Bank from 1990 to 1996.

Regulatory Approvals

Under federal law, the merger must be approved by the Federal Reserve and the bank merger must be approved by the FDIC. In addition, the GDBF also must approve the merger and the bank merger.

As of the date of this proxy statement/prospectus, all of the required applications for regulatory approval have been filed, and we have received the approval of the Federal Reserve to the merger. We make no assurance as to whether all remaining regulatory approvals will be obtained or as to the dates of the approvals. We make no assurances that the additional regulatory approvals received will not contain any condition, or carryover of any condition applicable to Coastal or Coastal Bank, that would increase any of the minimum regulatory capital requirements of Ameris following the merger or of Ameris Bank following the bank merger. It is a condition to the obligation of each of Ameris and Coastal to complete the merger that no such regulatory condition be imposed.

Once we receive approval of the bank merger from the FDIC, we must wait for up to 30 days before we can complete the bank merger. If, however, there are no adverse comments from the U.S. Department of Justice, which may review the impact of the bank merger on competition, and we receive permission from the FDIC to do so, the bank merger may be completed on or after the 15th day after approval from the FDIC, assuming that the GDBF has approved the merger and the bank merger.

Dissenters’ Rights for Coastal Shareholders

The following discussion is not a complete description of the law relating to dissenters’ rights available under Georgia law and is qualified by the full text of Article 13 of the GBCC. Article 13 is attached as Appendix C to this proxy statement/prospectus. Coastal shareholders who desire to exercise dissenters’ rights should review carefully Article 13 and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Any holder of record of Coastal common stock or Coastal Series A preferred stock who objects to the merger, and who fully complies with all of the provisions of Article 13 of the GBCC (but not otherwise), will be entitled to demand and receive payment for all (but not less than all) of his or her shares of Coastal stock if the merger is consummated.

A shareholder of Coastal who objects to the merger and desires to receive payment of the “fair value” of his or her Coastal stock: (i) must deliver to Coastal, prior to the time the shareholder vote on the merger agreement is taken, a written notice of such shareholder’s intent to demand payment for those shares registered in the dissenting shareholder’s name if the merger is completed; and (ii) must not vote his or her shares in favor of the approval of the merger agreement.

A vote against the approval of the merger agreement alone will not constitute the separate written notice and demand for payment referred to immediately above. Dissenting shareholders must separately comply with the above conditions.

Any notice required to be given to Coastal must be sent to Coastal’s principal executive offices at 18 West Bryan Street, Savannah, Georgia 31401, Attention: G. Michael Odom, Jr.

If the merger agreement is approved, Coastal will mail, no later than ten days after the effective date of the merger, by certified mail to each shareholder who has timely submitted a written notice of intent to dissent, written notice addressed to the shareholder at such address as the shareholder has furnished Coastal in writing or, if none, at the shareholder’s address as it appears on the records of Coastal. The dissenters notice’ will: (i) state where the dissenting shareholder must send a payment demand, and where and when the certificates for the dissenting shareholder’s shares, if any, are to be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) set a date by which Coastal must receive the shareholder’s payment demand (which date may not be fewer than 30 nor more than 60 days after the date the dissenters’ notice is delivered); and (iv) be accompanied by a copy of Article 13 of the GBCC.

Within ten days after the later of the effective date of the merger, or the date on which Coastal receives a payment demand, Coastal will send a written offer to each shareholder who complied with the provisions set forth in the dissenters’ notice to pay each such shareholder an amount that Coastal estimates to be the fair value of those shares, plus accrued interest. The offer of payment will be accompanied by: (i) Coastal’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making the offer, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim statements, if any; (ii) a statement of Coastal’s estimate of the fair value of the shares; (iii) an explanation of how any interest was calculated; (iv) a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 14-2-1327 of the GBCC; and (v) a copy of Article 13 of the GBCC.

A dissenting shareholder choosing to accept Coastal’s offer of payment must do so by written notice to Coastal within 30 days after receipt of Coastal’s offer of payment. A dissenting shareholder not responding to that offer within the 30 day period will be deemed to have accepted the offer of payment. Coastal must make payment to each shareholder who responds to the offer of payment within 60 days after the making of the offer of payment, or the effective date of the merger, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in his or her shares of Coastal common stock or Coastal Series A preferred stock.

If a dissenting shareholder does not accept, within 30 days after Coastal’s offer, the estimate of fair value in payment for such shares and interest due thereon and demands payment of some other estimate of the fair value of the shares and interest due thereon, then Coastal, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must commence a proceeding in superior court of the county where its main office is located to determine the rights of the dissenting shareholder and the fair value of his or her shares. If Coastal does not commence the proceedings within the 60 day period, then it must pay each dissenter whose demand remains unsettled the amount demanded by the dissenting shareholder.

In the event of a court proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court will assess these costs against Coastal, except that the court may assess these costs against all or some of the dissenters in amounts the court finds equitable to the extent the court finds the dissenters acted arbitrarily or not in good faith in demanding payment under the dissenters’ provisions. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable: (i) against Coastal and in favor of any or all dissenters if the court finds Coastal did not substantially comply with the dissenters’ provisions; or (ii) against Coastal or a dissenter in favor of any other party if the court finds that the party against whom fees and expenses are assessed acted arbitrarily or not in good faith with respect to the rights provided by the dissenters’ provisions. If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against Coastal, the court may award these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

One of the conditions to Ameris’s obligation to complete the merger is that the aggregate number of dissenting shares be less than 10% percent of the outstanding shares of Coastal common stock. If this condition is not satisfied, then Ameris will not be required to complete the merger, in which event the dissenters’ rights described in this section would also terminate.

Coastal shareholders should be aware that cash paid to dissenting shareholders in satisfaction of the fair value of their shares of Coastal stock will result in the recognition of any gain or loss realized for U.S. federal income tax purposes.

Failure by a Coastal shareholder to follow the steps required by the GBCC for perfecting dissenters’ rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold Coastal common stock or Coastal Series A preferred shares and are considering dissenting from the approval of the merger agreement and exercising your dissenters’ rights under the GBCC, you should consult your legal advisors.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting with Ameris treated as the acquiror. Under this method of accounting, Coastal’s assets and liabilities will be recorded by Ameris at their respective fair values as of the date of completion of the merger. Financial statements of Ameris issued after the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Coastal.

Material U.S. Federal Income Tax Consequences of the Merger

General. The following discussion (including the opinions set forth herein) describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Coastal stock. This discussion does not address the tax consequences to Ameris shareholders because they are not exchanging stock in the merger. This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based upon the Code, the regulations of the U.S. Treasury Department, and court and administrative rulings and decisions in effect on the date of this proxy statement/prospectus. These laws may change, possibly with retroactive effect, and any such change could affect the continuing validity of this discussion.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

This discussion assumes that the merger will be completed in accordance with the merger agreement and as further described in this proxy statement/prospectus. Further, this discussion only addresses Coastal shareholders that hold their shares of Coastal stock as a capital asset within the meaning of Section 1221 of the Code. Additionally, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a Coastal shareholder in light of such holder’s particular circumstances or that may be applicable if a holder is subject to special treatment under the U.S. federal income tax laws, including if a holder is:

•	a financial institution or insurance company;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for securities;

•	a Coastal shareholder subject to the alternative minimum tax provisions of the Code;

•	a Coastal shareholder who acquired Coastal stock in connection with stock option or stock purchase plans or in other compensatory transactions;

•	a Coastal shareholder who holds Coastal stock through a pension plan or other tax-qualified retirement plan;

•	a person that has a functional currency other than the U.S. dollar; or

•	a Coastal shareholder who holds Coastal stock as part of a hedge, straddle or a constructive sale or conversion transaction.

In addition, this discussion does not address:

•	the tax consequences of transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger;

•	the tax consequences to holders of options or warrants to acquire Coastal stock;

•	the tax consequences of the exchange of any Coastal stock that constitutes “section 306 stock” within the meaning of Section 306 of the Code;

•	the tax consequences of the receipt of shares of Ameris common stock other than in exchange for shares of Coastal stock;

•	the tax consequences of the ownership or disposition of shares of Ameris common stock acquired in the merger; and

•	the tax implications of a failure of the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Coastal stock, the tax treatment of a partner in that partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding Coastal stock, you should consult your tax advisor.

In addition, tax consequences arising under state, local and foreign law or under U.S. federal laws other than U.S. federal income tax laws are not addressed in this discussion.

The Merger. Ameris and Coastal have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. As described below, it is a condition to each party’s respective obligations to complete the merger that Ameris and Coastal each receive a legal opinion that the merger will so qualify. In addition, based on representations contained in representation letters provided by Ameris and Coastal and on customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, and subject to the qualifications and limitations set forth above under “—General”, it is the opinion of Rogers & Hardin LLP, counsel to Ameris, and Troutman Sanders LLP, counsel to Coastal, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Provided that, in accordance with the opinions referenced above, the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the merger will be as follows:

•	no gain or loss will be recognized by Ameris or Coastal solely as a result of the merger;

•

a Coastal shareholder will not recognize gain or loss upon the receipt of Ameris common stock in exchange for Coastal stock, except with respect to any cash received in lieu of issuance of a fractional share of Ameris common stock;

•

a Coastal shareholder’s aggregate tax basis in the Ameris common stock received in the merger (including any fractional share interest deemed to be received and exchanged for cash) will equal the holder’s aggregate tax basis in the Coastal stock surrendered therefor; and

•

a Coastal shareholder’s holding period for the Ameris common stock received in the merger (including any fractional share interest deemed to be received and exchanged for cash) will include the holder’s holding period for the shares of Coastal stock surrendered therefor.

Cash Instead of Fractional Shares. A Coastal shareholder will generally recognize capital gain or loss on any cash received instead of a fractional share of Ameris common stock equal to the difference between the amount of cash received and the tax basis allocated to such fractional share. Any capital gain or loss will constitute long-term capital gain or loss if the Coastal shareholder’s holding period in Coastal stock surrendered in the merger is greater than one year as of the date of the merger.

Closing Condition Tax Opinions. It is a condition to the closing of the merger that Ameris and Coastal will receive opinions from Rogers & Hardin LLP and Troutman Sanders LLP, respectively, dated as of the effective date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on updated representation letters provided by Ameris and Coastal to be delivered at the time of closing, and on customary factual assumptions. Although the merger agreement allows Ameris and Coastal mutually to waive this condition to closing, any such waiver is not anticipated to occur.

Neither of these tax opinions will be binding on the IRS. Ameris and Coastal have not sought and do not intend to seek any ruling from the IRS regarding any matters relating to the merger, and as a result, no assurance is given that the IRS will not disagree with or challenge any of the conclusions described herein.

Dissenting Coastal Shareholders. The above discussion does not apply to Coastal shareholders who properly perfect dissenters’ rights. Any Coastal shareholder who dissents from the merger and receives solely cash in exchange for such Coastal stock will generally recognize capital gain or loss equal to the difference between the amount of cash received by the dissenting Coastal shareholder and the shareholder’s adjusted tax basis in the Coastal stock surrendered. Such capital gain or loss will be long-term capital gain or loss if the holder held the Coastal stock for more than one year.

Backup Withholding. If you are a non-corporate holder of Coastal stock you may be subject to information reporting and backup withholding on any cash payments received instead of a fractional share interest in Ameris common stock (or cash payments received in the case of a dissenting Coastal shareholder). You will not be subject to backup withholding, however, if you:

•

furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the completion of the merger; or

•	are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you furnish the required information to the IRS.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The Merger

The boards of directors of Coastal and Ameris have each unanimously approved the merger agreement, which provides for the merger of Coastal with and into Ameris, with Ameris as the surviving company in the merger. Each share of Ameris common stock outstanding immediately prior to the effective time of the merger will remain outstanding as one share of Ameris common stock. Each share of Coastal common stock outstanding immediately prior to the effective time of the merger (excluding dissenting shares) will be converted into the right to receive 0.4671 of a share of Ameris common stock. See “— Merger Consideration.”

The merger agreement also provides that, after the effective time of the merger and at or after the close of business on the closing date of the merger, Coastal Bank, a Georgia state-chartered bank and wholly owned first-tier subsidiary of Coastal, will merge with and into Ameris Bank, a Georgia state-chartered bank and wholly owned first-tier subsidiary of Ameris, with Ameris Bank as the surviving bank of such merger. The terms and conditions of the merger of Ameris Bank and Coastal Bank will be set forth in a separate merger agreement (referred to as the “bank merger agreement”), the form of which is attached as Exhibit B to the merger agreement. As provided in the bank merger agreement, the merger of Ameris Bank and Coastal Bank may be abandoned at the election of Ameris Bank at any time, whether before or after filings are made for regulatory approval of such merger. We refer to the merger of Ameris Bank and Coastal Bank as the “bank merger.”

Closing and Effective Time of the Merger

Unless both Ameris and Coastal agree to a later date, the closing of the merger will take place on a date no later than three business days after all of the conditions to the completion of the merger have been satisfied or waived, other than those that by their nature are to be satisfied or waived at the closing of the merger. Simultaneously with the closing of the merger, Ameris will file articles of merger with the Secretary of State of the State of Georgia. The merger will become effective at such time as the articles of merger are filed or such other time as may be specified in the articles of merger.

We currently expect that the merger will be completed on June 30, 2014 or early in the third quarter of 2014, subject to the Coastal shareholder approval, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. No assurance is made as to whether, or when, Ameris and Coastal will obtain the required approvals or complete the merger. See “— Conditions to Completion of the Merger.”

Merger Consideration

Each share of Coastal common stock outstanding immediately prior to the effective time of the merger (excluding dissenting shares) will be converted into the right to receive 0.4671 of a share of Ameris common stock.

No fractional shares of Ameris common stock will be issued in connection with the merger. Instead, each Coastal shareholder who would otherwise receive a fractional share of Ameris common stock will receive a cash payment (rounded to the nearest whole cent) equal to: (i) $21.41 multiplied by (ii) the fraction of a share (after taking into account all shares of Coastal common stock held by the Coastal shareholder at the effective time of the merger and rounded to the nearest one thousandth when expressed in decimal form) of Ameris common stock to which the Coastal shareholder would otherwise be entitled to receive in the merger. For example, if you hold 1,000 shares of Coastal common stock immediately prior to the effective time of the merger, then you will have the right to receive 467 whole shares of Ameris common stock (1,000 x 0.4671) and $2.14 in cash (0.10 x $21.41).

The exchange ratio is fixed and will not be adjusted to reflect changes in the market price of the Ameris common stock. As a result, the value of the merger consideration will fluctuate with the market price of the Ameris common stock until the completion of the merger. The value implied by the exchange ratio for one share of Coastal common stock on May 29, 2014, was $9.84, based upon the closing price per share of the Ameris common stock on that date. We make no assurances as to whether or when the merger will be completed or, if completed, as to the market price of the Ameris common stock at the time of the merger or any time thereafter. You should obtain current market quotations for the Ameris common stock, which is listed on the Nasdaq Global Select Market under the symbol “ABCB.”

If Ameris changes the number of shares of Ameris common stock outstanding prior to the effective time of the merger as a result of a stock split, stock combination, stock dividend or similar recapitalization with respect to the Ameris common stock and the record date for such corporate action is prior to the effective time of the merger, then the merger consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to Ameris and Coastal.

Treatment of Coastal Series A Preferred Stock in the Merger

Each outstanding share of Coastal Series A preferred stock will convert, in accordance with its terms, into one share of Coastal common stock immediately prior to the effective time of the merger. Each share of Coastal common stock issuable upon the conversion of a share of Coastal Series A preferred stock will be converted into the right to receive Ameris common stock in accordance with the exchange ratio and otherwise will be treated in the merger the same as all other shares of Coastal common stock. Coastal has represented to Ameris in the merger agreement that no other shares of its preferred stock, other than shares of its Series A preferred stock, are outstanding.

Treatment of Coastal Options in the Merger

Each outstanding and unexercised Coastal option will be converted at the effective time of the merger into a continuing Ameris option. Each continuing Ameris option: (i) will be exercisable for a number of shares of Ameris common stock equal to the number of shares of Coastal common stock underlying the Coastal option multiplied by 0.4671 (with the resulting fractional shares of Ameris common stock being rounded down to the nearest whole share); (ii) will have an exercise price equal to the exercise price of the Coastal option divided by 0.4671 (with the resulting exercise price being rounded down to the nearest cent); and (iii) otherwise will have the same duration and terms as the Coastal option. The adjustments described above with respect to each continuing Ameris option, regardless of whether an “incentive stock option” (as defined in Section 422 of the Code), will and are intended to be effected in a manner consistent with Section 424(a) of the Code. Coastal has represented to Ameris in the merger agreement that no other options to purchase Coastal common stock are outstanding other than the Coastal options.

From and after the effective time of the merger, Ameris will reserve for issuance a number of shares of Ameris common stock as is necessary to permit the exercise of the continuing Ameris options. As soon as reasonably practical after the effective time, Ameris will file with the SEC a registration statement that will be effective upon filing covering the shares of Ameris common stock subject to the continuing Ameris options and will use commercially reasonable efforts to maintain the effectiveness of the registration statement so long as the continuing Ameris options remain outstanding.

Treatment of Coastal Warrants in the Merger

Each outstanding and unexercised Coastal warrant will be cancelled, pursuant to its terms, at the effective time of the merger and the holder of the Coastal warrant will be entitled to receive from Ameris in respect of the Coastal warrant only the Coastal warrant cash-out payment. The amount of the Coastal warrant cash-out payment with respect to each Coastal Warrant is equal to the product of: (i) the number of shares of Coastal common stock issuable upon exercise of the Coastal warrant multiplied by (ii) (a) $6.710, in the case of a Coastal warrant with an exercise price per shares equal to $3.85 or (b) $0.269, in the case of a Coastal warrant with an exercise price per share equal to $17.50. Each Coastal warrant has an exercise price of either $3.85 or $17.50 per share.

In order to receive the Coastal warrant cash-out payment, a holder of a Coastal warrant must deliver to Ameris all agreements and certificates evidencing the Coastal warrant. As a condition to Coastal’s obligation to complete the merger, Ameris must pay the Coastal warrant cash-out payment for each surrendered Coastal warrant on or before the closing date of the merger. The Coastal warrant cash-out payments will be made by Ameris on or before the closing date by wire transfer to an account designated to Ameris by the holder of the Coastal warrant no later than two business days before the closing date of the merger.

Delivery of Merger Consideration; Exchange of Stock Certificates

Prior to the effective time of the merger, Ameris will appoint as the exchange agent under the merger agreement either its transfer agent, Computershare Investor Services, or an unrelated bank or trust company reasonably acceptable to Coastal. Ameris will also deposit with the exchange agent, or authorize the exchange agent to issue, an aggregate number of shares of Ameris common stock constituting the merger consideration and, to the extent then determinable, deposit with the exchange agent any cash in lieu of fractional shares to be paid pursuant to the merger agreement (collectively, referred to as the “exchange fund”).

As soon as reasonably practicable, after the effective time of the merger, the exchange agent will mail to each holder of record of Coastal common stock (other than a holder of dissenting shares) a letter of transmittal and instructions for the surrender of the holder’s Coastal stock certificate(s) for the merger consideration (including cash in lieu of any fractional Ameris shares) and any dividends or distributions to which such holder is entitled pursuant to the merger agreement. Coastal shareholders should not send in their stock certificates until they receive the letter of transmittal and instructions.

Upon surrender to the exchange agent of the certificate(s) representing his or her shares of Coastal common stock, accompanied by a properly completed letter of transmittal, a Coastal shareholder will be entitled to promptly receive after the effective time of the merger the merger consideration (including any cash in lieu of fractional shares of Ameris common stock). Until surrendered, each such certificate will represent after the effective time of the merger, for all purposes, only the right to receive, without interest, the merger consideration (including any cash in lieu of fractional shares of Ameris common stock) and any dividends or distributions to which such holder is entitled pursuant to the merger agreement.

No dividends or other distributions with respect to Ameris common stock after completion of the merger will be paid to the holder of any unsurrendered Coastal stock certificates with respect to the shares of Ameris common stock represented by those certificates until those certificates have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered Coastal stock certificate, the holder of the certificate will be entitled to receive, without interest: (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of Ameris common stock represented by that certificate; or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Ameris common stock represented by that certificate with a record date after the effective time of the merger (but before the date on which the certificate is surrendered) and with a payment date subsequent to the issuance of the shares of Ameris common stock issuable in exchange for that certificate.

Shares of Ameris common stock and cash in lieu of any fractional shares of Ameris common stock may be issued or paid in a name other than the name in which the surrendered Coastal stock certificate is registered if: (i) the certificate surrendered is properly endorsed or otherwise in a proper form for transfer; and (ii) the person requesting the payment or issuance pays any transfer or other similar taxes due or establishes to the satisfaction of Ameris that such taxes have been paid or are not applicable.

After the effective time of the merger, there will be no transfers on the stock transfer books of Coastal other than to settle transfers of shares of Coastal common stock that occurred prior to the effective time. If, after the effective time of the merger, certificates for Coastal common stock are presented for transfer to the exchange agent, the certificates will be cancelled and exchanged for the merger consideration (including cash in lieu of any fractional shares).

Any portion of the exchange fund that remains unclaimed by Coastal shareholders six (6) months after the effective time of the merger may be paid to Ameris. In that case, any former Coastal shareholders who have not yet surrendered their Coastal stock certificates may after that point look only to Ameris for the merger consideration (including cash in lieu of any fractional shares) and any unpaid dividends and distributions on the shares of Ameris common stock to which they are entitled, in each case, without interest. None of Ameris, the exchange agent or any other person will be liable to any former Coastal shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

In the event any Coastal stock certificate is lost, stolen or destroyed, in order to receive the merger consideration (including cash in lieu of any fractional shares of Ameris common stock), the holder of that certificate must provide an affidavit of that fact and, if reasonably required by Ameris or the exchange agent, post a bond in such amount as Ameris determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, Coastal and Ameris have agreed to certain restrictions on their activities until the effective time of the merger. In general, each party has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity, or with the prior written consent of the other party, it will:

•	use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships;

•

not take any action that is intended to or that would reasonably be expected to adversely affect or materially delay the ability of either party or its subsidiaries to obtain any necessary regulatory approvals or to complete the merger; and

•

not take any action that is likely to materially impair the party’s ability to perform any of its obligations under the merger agreement or its subsidiary bank to perform any of its obligations under the bank merger agreement.

Ameris has also agreed that it will not, and will not permit any of its subsidiaries to, without the prior written consent of Coastal:

•	amend its organizational documents (or the organizational documents of any of its significant subsidiaries) in a manner that would adversely affect Coastal or any of its subsidiaries; or

•	take any action that is intended to result in the merger or the bank merger failing to qualify as a reorganization under Section 368(a) of the Code.

Coastal has also agreed that it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice. Coastal has further agreed that it will not, and will not permit any of its subsidiaries, to do any of the following without the prior written consent of Ameris:

•

(i) change the number of authorized or issued shares of its capital stock; (ii) issue any shares of Coastal common stock; (iii) issue or grant any right relating to its authorized or issued capital stock or any securities convertible into capital stock; (iv) make any grant under the Coastal 2010 Long-Term Incentive Plan or the Coastal Stock Plan; (v) split, combine or reclassify any share of capital stock; (vi) declare, set aside or pay any dividend or distribution on its capital stock, or (vii) redeem any shares of its capital stock, except that (a) Coastal may issue shares of Coastal common stock upon validly exercise of Coastal options and Coastal warrants, each outstanding as of the date of the merger agreement and (b) any subsidiary of Coastal may pay dividends to its parent company, as permitted under applicable law or regulations and consistent with past practice;

•	issue any other capital securities, including trust preferred or other similar securities, voting debt securities or other securities, debentures or subordinated notes;

•

(i) enter into, amend, renew or terminate any employment, consulting, severance, change in control or similar agreement or arrangement with any director, officer or employee, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (a) at-will agreements, (b) normal individual increases in salary to rank and file employees and (c) severance in accordance with past practice; (ii) hire any new officers; or (iii) promote any employee to a rank of vice president or a more senior position;

•

establish, amend, renew or terminate any employee benefit plan or accelerate the vesting of benefits under any employee benefit plan, except as required by law or under the terms of the employee benefit plan in effect as of the date of the merger agreement;

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sell, transfer or encumber any of its assets, except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any of its deposit liabilities;

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enter into, amend or renew any data processing contract, service provider agreement or any lease, license or maintenance agreement relating to real or personal property or intellectual property, other than any annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice, or to permit to lapse its rights in any material intellectual property;

•

acquire the assets, business or properties of any person (other than by foreclosure or acquisition of control, in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date of the merger agreement in good faith, in each case in the ordinary course of business consistent with past practice);

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sell or acquire any loans (excluding originations) or loan participations, except as previously disclosed to Ameris as provided in the merger agreement and except in the ordinary course of business consistent with past practice (but, in the case of a sale, after giving Ameris or Ameris Bank a first right of refusal to acquire such loan or participation), or sell or acquire any servicing rights;

•	amend its articles of incorporation, charter or bylaws, except as required by law, or appoint a new director to the Coastal board of directors;

•	materially change its accounting principles, practices or methods, except as may be required by accounting principles generally accepted in the United States or any governmental entity;

•	enter into or terminate any material contract, or amend or modify in any material respect or renew any existing material contract;

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settle any claim, action or proceeding outside the ordinary course of business consistent with past practice and involving an amount in excess of $25,000, excluding amounts paid or reimbursed under any insurance policy;

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in the case of Coastal Bank, (i) voluntarily make a material change in its deposit mix; (ii) increase or decrease the interest rate paid on its time deposits or certificates of deposit, except in a manner consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility;

•	acquire any equity or debt securities outside of the limits specified in the merger agreement;

•	purchase any fixed assets where the amount paid or committed is in excess of $25,000 individually or $50,000 in the aggregate, except for emergency repairs or replacements;

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materially change its loan underwriting policies or which classes of persons may approve loans or fail to comply with such policies as previously disclosed to Ameris as provided in the merger agreement;

•	take any action that is intended to result in the merger or the bank merger failing to qualify as a reorganization under Section 368(a) of the Code;

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materially change its interest rate and other risk management policies, procedures and practices, fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material incurrence in its aggregate exposure to interest rate risk;

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incur any debt for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year, or incur, assume or become subject to any obligations or liabilities of any other person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions specified in the merger agreement;

•	develop, market or implement any new lines of business; or

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make, change or revoke any material tax election (other than in a manner consistent with prior elections), materially amend any tax return, enter into any material tax closing agreement, or settle or compromise any material liability with respect to disputed taxes.

Representations and Warranties

The representations, warranties, and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Ameris and Coastal, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Ameris and Coastal rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Ameris or Coastal or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Ameris or Coastal. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus.

The merger agreement contains customary representations and warranties of Ameris and Coastal relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.

The merger agreement contains representations and warranties made by Ameris and Coastal to each other relating to a number of matters, including the following:

•	corporate organization, existence, power and authority, and qualification to do business;

•	capitalization;

•	ownership of subsidiaries;

•	corporate authorization to execute and deliver the merger agreement and to complete the merger and other transactions contemplated by the merger agreement;

•	absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;

•	governmental and other regulatory filings, consents and approvals in connection with the merger, the bank merger and the transactions contemplated by the merger agreement;

•	reports filed with governmental entities, including, in the case of Ameris, the SEC;

•	financial statements;

•	absence, individually or in the aggregate, of a material adverse effect on either party since December 31, 2012;

•	compliance with and rating under the Community Reinvestment Act of 1977;

•	compliance with applicable laws and the absence of regulatory agreements;

•	absence of knowledge of any reasons why all regulatory approvals should not be obtained on a timely basis;

•	litigation;

•	transactions with affiliates;

•	absence of any circumstance that would reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	accuracy of the information supplied by each party for inclusion or incorporation by reference in this proxy statement/prospectus; and

•	fees paid to brokers, finders or financial advisors in connection with the merger.

Coastal has also made representations and warranties to Ameris with respect to:

•	material contracts;

•	the inapplicability to the merger of state takeover laws;

•	employee benefit plans and labor matters;

•	the opinion from BSP;

•	environmental matters;

•	loan matters;

•	intellectual property;

•	derivative instruments and transactions;

•	administration of fiduciary accounts;

•	tax matters;

•	insurance matters;

•	real and personal property;

•	investment securities;

•	accuracy of books and records; and

•	absence of actions or omissions by present or former directors, advisory directors, officers, employees or agents that would give rise to a material claim for indemnification.

Certain representations and warranties of Ameris and Coastal are qualified as to “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to Ameris or Coastal, means any event, circumstance, development or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of such party or its subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such party to timely consummate the transactions contemplated by the merger agreement or to perform its agreements or covenants under the merger agreement. Notwithstanding the foregoing, a material adverse effect as contemplated by clause (i) above will not be deemed to include any event, circumstance, development, change or effect resulting from:

•

changes in GAAP or regulatory accounting requirements, except to the extent that the effects of such change are disproportionately adverse to such party and its subsidiaries, taken as a whole, as compared to other companies in the industry;

•

changes in laws, rules or regulations, or interpretations of the foregoing by governmental entities, of general applicability to companies in the industry, except to the extent that the effects of such change are disproportionately adverse to such party and its subsidiaries, taken as a whole, as compared to other companies in the industry;

•

changes in general economic or market conditions in the United States of any state or territory thereof (in each case generally affecting other companies in the industry), except to the extent that the effects of such change are disproportionately adverse to such party and its subsidiaries, taken as a whole, as compared to other companies in the industry; or

•	the public disclosure of the merger agreement or the transactions contemplated by the merger agreement.

Payment/Assumption of Coastal Indebtedness

At or prior to the effective time of the merger, Ameris will pay for the benefit of Coastal all amounts then outstanding under: (i) the Convertible Promissory Notes issued by Coastal with an aggregate principal amount of $405,000 and a maturity date of January 30, 2015; and (ii) the Loan and Security Agreement, dated November 30, 2005, between Coastal and TD Bank, N.A., as amended through the date of the merger agreement. In addition, in connection with the completion of the merger, Ameris will assume the obligations of Coastal under the Floating Rate Junior Subordinated Deferrable Interest Debentures issued by Coastal through a wholly owned statutory business trust in August 2003 and December 2005, with aggregate principal amounts of $5.0 million and $10.0 million, respectively. Certain directors of Coastal and Coastal Bank hold Convertible Promissory Notes. See “The Merger — Interests of Coastal Directors and Executive Officers in the Merger.”

Regulatory Matters

This proxy statement/prospectus forms part of a Registration Statement on Form S-4 which Ameris has filed with the SEC. Each of Ameris and Coastal have agreed to use its commercially reasonable best efforts to have the Registration Statement on Form S-4 declared effective under the Securities Act as promptly as practicable after its filing and to maintain such effectiveness for as long as necessary to complete the merger and the other transactions contemplated by the merger agreement. Upon the Registration Statement on Form S-4 being declared effective, Coastal will mail or deliver this proxy statement/prospectus to Coastal shareholders.

Ameris has agreed to use its commercially reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement, and Coastal has agreed to furnish all information concerning Coastal and the holders of Coastal common stock as may be reasonably requested in connection with any such action.

Ameris and Coastal have agreed to cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and regulatory and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations.

Coastal and Ameris have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Coastal or Ameris, as the case may be, and any of their respective subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the merger agreement. In addition, Ameris and Coastal will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement, and each party will keep the other apprised of the status of matters relating to the completion of the merger. Ameris and Coastal shall promptly deliver to each other copies of all filings, orders and material correspondence to and from all governmental entities in connection with the transactions contemplated by the merger agreement.

Additionally, each of Ameris and Coastal has agreed to furnish to the other, upon request, all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the Registration Statement on Form S-4 or any other statement, filing, notice or application made by or on behalf of Ameris, Coastal or any of their respective subsidiaries to any regulatory or governmental entity in connection with the merger, the bank merger of any or the other transactions contemplated by the merger agreement.

Each of Ameris and Coastal will promptly advise the other upon receiving any communication from any regulatory or governmental entity the consent or approval of which is required for completion of the merger that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval may be materially delayed.

Employee Matters

Following the effective time of the merger, Ameris must maintain employee benefit plans and compensation opportunities for those persons (as a group) who are full-time, active employees of Coastal and its subsidiaries on the closing date of the merger (referred to below as “covered employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities, including severance, that are available on a uniform and non-discriminatory basis to similarly situated employees of Ameris or its subsidiaries (except that no covered employee may participate in any closed or frozen plan of Ameris or its subsidiaries). Ameris will give the covered employees full credit for their prior service with Coastal and its subsidiaries for purposes of eligibility and vesting under any qualified or non-qualified employee benefit plan maintained by Ameris in which covered employees may be eligible to participate and for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by Ameris.

With respect to any Ameris health, dental, vision or other welfare plan in which any covered employee is eligible to participate, for the first plan year in which the covered employee is eligible to participate, Ameris or its applicable subsidiary will use its commercially reasonable best efforts to: (i) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee to the extent the condition was, or would have been, covered under the Coastal benefit plan in which the covered employee participated immediately prior to the effective time of the merger and (ii) recognize any health, dental, vision or other welfare expenses incurred by the covered employee in the year that includes the closing date of the merger (or, if later, the year in which the covered employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements.

If, within 12 months after the effective time of the merger, any covered employee is terminated by Ameris or its subsidiaries other than “for cause” or as a result of unsatisfactory job performance, then Ameris will pay severance to the covered employee in an amount no less than the severance to which the employee would have been entitled in connection with the termination had it occurred under Ameris’s severance policy in effect as of the date of the merger agreement as provided in the merger agreement. Any severance to which a covered employee may be entitled in connection with a termination occurring more than 12 months after the effective time of the merger will be as set forth in the severance policies of Ameris and its subsidiaries as then in effect.

Indemnification and Directors’ and Officers’ Insurance

For a period of six years after the effective time of the merger, Ameris will indemnify and defend the present and former directors, officers and employees of Coastal and its subsidiaries against all costs or expenses, damages or other liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions of such persons in the course of performing their duties for Coastal occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement), to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the organizational documents of Coastal or its subsidiaries, as applicable, as in effect on the date of the merger agreement.

For a period of six years after the effective time of the merger, Ameris will use its commercially reasonable efforts to provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Coastal or its subsidiaries with respect to claims against them arising from facts or events occurring before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as that coverage currently provided by Coastal; provided, however, that: (i) if Ameris is unable to maintain or obtain the directors’ and officers’ liability insurance, then Ameris will provide as much comparable insurance as is reasonably available; (ii) officers and directors of Coastal or its subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the directors’ and officers’ insurance; and (iii) in satisfaction of its obligations to provide the directors’ and officers’ insurance, Ameris may require Coastal to purchase, prior to but effective as of the effective time of the merger, tail insurance providing such coverage prior to the closing of the merger. In no event will Coastal expend, or Ameris be required to expend, for the tail insurance more than 150% of the annual cost currently expended by Coastal for its directors’ and officers’ liability insurance. If the cost of the tail insurance exceeds such maximum premium for the tail insurance, then Coastal or Ameris, as applicable, will obtain tail insurance or a separate tail insurance policy with the greatest coverage available for a cost not exceeding such maximum premium.

Nasdaq Listing

Ameris shall use its commercially reasonable best efforts to cause the shares of Ameris common stock to be issued to the holders of Coastal common stock in the merger to be authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.

Third Party Proposals

Coastal has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, Coastal will not, and will cause its subsidiaries not to, and will use its commercially reasonable best efforts to cause the agents and advisors of Coastal and its subsidiaries not to: (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide to any person any confidential or nonpublic information concerning, its and its subsidiaries’ business, properties or assets (referred to as “Coastal confidential information”); or (ii) have any discussions with any person relating to any tender or exchange offer, proposal for a merger or consolidation or other business combination involving Coastal or any of its significant subsidiaries, or any proposal to acquire more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Coastal or any of its significant subsidiaries (referred to as an “acquisition proposal”).

Notwithstanding anything to the contrary in the merger agreement, at any time prior to the approval of the merger agreement by Coastal shareholders, if Coastal receives an unsolicited acquisition proposal that the Coastal board of directors determines in good faith is reasonably likely to constitute or result in a superior proposal (as defined below), then Coastal may, and may permit its subsidiaries and the agents and advisors of Coastal and its subsidiaries to: (i) negotiate and enter into a confidentiality agreement with the third party making the acquisition proposal with terms and conditions no less favorable to Coastal than the confidentiality agreement entered into by Coastal and Ameris prior to the execution of the merger agreement; (ii) furnish Coastal confidential information to the third party making the acquisition proposal pursuant to the confidentiality agreement; and (iii) negotiate with the third party making the acquisition proposal regarding the proposal, if the Coastal board of directors determines in good faith (following consultation with counsel) that failure to take such actions would, or would be reasonably likely to result in, a violation of its fiduciary duties under applicable law. Coastal will advise Ameris in writing within 24 hours following receipt of any acquisition proposal and the substance of the proposal and will keep Ameris apprised of any related developments, discussions and negotiations on a current basis.

A “superior proposal” means a written acquisition proposal that the Coastal board of directors concludes in good faith is more favorable from a financial point of view to the Coastal shareholders than the merger (after receiving the advice of its financial advisors, taking into account the likelihood of consummation of such transaction on the terms set forth in the proposal and taking into account all legal, financial, regulatory and other aspects of the proposal and any other relevant factors permitted under applicable law). Furthermore, in order to constitute a “superior proposal,” an acquisition proposal must be for a tender or exchange offer, proposal for a merger or consolidation or other business combination involving Coastal or any of its significant subsidiaries or any proposal to acquire more than 50% of the voting power in, or more than 50% of the fair market value of the business, assets or deposits of, Coastal or any of its significant subsidiaries.

The merger agreement generally prohibits the Coastal board of directors from withdrawing or modifying, in a manner adverse to Ameris, the recommendation of the Coastal board of directors’ set forth in this proxy statement/prospectus that Coastal shareholders vote to approve the merger agreement, or from making or causing to be made any third party or public communication proposing or announcing an intention to withdraw or modify in a manner adverse to Ameris such recommendation. At any time prior to the approval of the merger agreement by Coastal shareholders, however, the Coastal board of directors may effect a change in its recommendation in response to a bona fide written unsolicited acquisition proposal that the Coastal board of directors determines in good faith (after consultation with counsel and taking into account all adjustments to the terms of the merger agreement offered by Ameris) constitutes a superior proposal if the Coastal board of directors determines in good faith (after consultation with counsel and taking into account all adjustments to the terms of the merger agreement offered by Ameris) that the failure to make a change in its recommendation would constitute, or be reasonably likely to constitute, a violation of its fiduciary duties. The Coastal board of directors may not make a change in its recommendation, or terminate the merger agreement to pursue a superior proposal, however, unless: (i) Coastal has not breached any of the provisions of the merger agreement relating to third party proposals; and (ii) the Coastal board of directors determines in good faith (after consultation with counsel) that the superior proposal continues to be a superior proposal (after taking into account all adjustments to the terms of the merger agreement offered by Ameris), Coastal has given Ameris at least three days’ prior written notice of its intention to take such action and before making the change in recommendation, Coastal has negotiated in good faith with Ameris during the notice period (to the extent Ameris wishes to negotiate) to enable Ameris to adjust the terms of the merger agreement so that such superior proposal no longer constitutes a superior proposal.

If the Coastal board of directors makes a change in its recommendation, or if Coastal materially breached any of the provisions of the merger agreement relating to third party proposals, as described under “Third Party Proposals,” then Coastal could be required to pay Ameris a termination fee of $1.9 million in cash. See “— Termination” and “— Termination Fees.”

Conditions to Completion of the Merger

Mutual Closing Conditions. The obligations of Ameris and Coastal to complete the merger are subject to the satisfaction or, where permitted, waiver of the following conditions:

•	obtaining the Coastal shareholder approval;

•	the authorization for listing on the Nasdaq Global Select Market of the shares of Ameris common stock to be issued in the merger;

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the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/ prospectus is a part, under the Securities Act, and the absence of a stop order suspending the effectiveness of the Registration Statement on Form S-4 or any proceeding initiated or threatened by the SEC for that purpose;

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the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

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the receipt of all regulatory approvals required to consummate the transactions contemplated by the merger agreement, including the merger and the bank merger, without any condition, or carryover of any condition applicable to Coastal or Coastal Bank, that would increase any of the minimum regulatory capital requirements of Ameris following the merger or of Ameris Bank following the bank merger, and the expiration of all statutory waiting periods; and

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receipt by Ameris and Coastal of an opinion dated as of the closing date of the merger from Rogers & Hardin LLP and Troutman Sanders LLP, respectively, reasonable acceptable to Ameris and Coastal, respectively, substantially to the effect that, for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Additional Closing Conditions for the Benefit of Ameris. In addition to the mutual closing conditions, Ameris’s obligation to complete the merger is subject to the satisfaction or waiver (to the extent permitted by law) of the following conditions:

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the accuracy, as of the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement), of the representations and warranties made by Coastal to the extent specified in the merger agreement, and the receipt by Ameris of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Coastal to that effect;

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the performance in all material respects by Coastal of all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger, and the receipt by Ameris of a certificate signed by the Chief Executive Officer or the Chief Financial Officer of Coastal to that effect;

•	the dissenting shares constituting less than 10% of the outstanding shares of Coastal common stock; and

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each non-employee member of the Coastal board of directors and Coastal Bank board of directors entering into a non-competition and non-disclosure agreement with Ameris substantially in the form attached as Exhibit D to the merger agreement.

Additional Closing Conditions for the Benefit of Coastal. In addition to the mutual closing conditions, Coastal’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

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accuracy, as of the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement), of the representations and warranties made by Ameris to the extent specified in the merger agreement, and the receipt by Coastal of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Ameris to that effect;

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performance in all material respects by Ameris of all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger, and the receipt by Coastal of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Ameris to that effect;

•	delivery of the exchange fund to the exchange agent and the exchange agent providing to Coastal reasonably satisfactory evidence of the delivery; and

•	payment of the Coastal warrant cash-out payment due with respect to each Coastal warrant surrendered to Ameris on or before the closing date of the merger.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after obtaining the Coastal shareholder approval, as follows:

•	by mutual written consent of Ameris and Coastal;

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by either Ameris or Coastal, if (i) a governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable (provided that the denial is not attributable to the failure of the party seeking to terminate the merger agreement to perform any covenant in the merger agreement required to be performed prior to the effective time of the merger) or (ii) a governmental entity of competent jurisdiction has issued a final and non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the completion of the merger or the bank merger;

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by either Ameris or Coastal, if the merger has not been completed by October 31, 2014, unless the failure to complete the merger by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

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by either Ameris or Coastal, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement, that would, individually or in the aggregate, result in the failure to satisfy the closing conditions of the party seeking termination and such breach is not cured within 20 days following written notice to the breaching party or by its nature or timing cannot be cured within that time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

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by Ameris, if the Coastal board of directors fails to recommend that Coastal shareholders approve the merger agreement or makes a change in recommendation, or if Coastal materially breaches any of the provisions of the merger agreement relating to third party proposals, as described under “— Third Party Proposals”;

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by Coastal, prior to obtaining the Coastal shareholder approval, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party proposals, as described under “— Third Party Proposal” (provided that Coastal has not materially breached any such provisions and pays Ameris the termination fee described under “— Termination Fees”);

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by either Ameris or Coastal, if Coastal shareholders fail to provide the Coastal shareholder approval at a duly held meeting of Coastal shareholders or any adjournment or postponement thereof (provided that the Coastal board of directors has recommended that Coastal shareholders approve the merger agreement and has not made a change in recommendation); and

•

by Coastal, in the event that both: (i) the Average Ameris Stock price is less than $17.27 (meaning that the average closing sale price of the Ameris common stock during the applicable period declined by more than 20% from the closing sale price of the Ameris common stock on the day immediately prior to the date of the merger agreement); and (ii) the number obtained by dividing the Average Ameris Stock Price by $21.59 is less than the number obtained by (a) dividing the Final Index Price by the Initial Index Price (each as defined below) and then (b) multiplying the quotient so obtained by 0.80 (meaning that the Ameris common stock has underperformed the Keefe Bruyette & Woods Regional Banking Index by more than 20% considering the performance of the Keefe Bruyette & Woods Regional Banking Index during the same period used to calculate the Average Ameris Stock Price as compared to the closing price of the Keefe Bruyette & Woods Regional Banking Index on the day immediately prior to the date of the merger agreement).

For purposes of the merger agreement: (i) “Final Index Price” means the average closing price of the Keefe Bruyette & Woods Regional Banking Index for the trading days included in the period beginning on the day that is 20 consecutive trading days prior to the fifth business day immediately preceding the closing date of the merger and ending on such fifth day; and (ii) “Initial Index Price” means $79.72, which is the closing price of the Keefe Bruyette & Woods Regional Banking Index on the trading day immediately prior to the date of the merger agreement.

Termination Fees

Coastal must pay Ameris a termination fee of $1.9 million:

•

if the merger agreement is terminated by Ameris because the Coastal board of directors did not recommend that Coastal shareholders approve the merger agreement or made a change in recommendation, or because Coastal materially breached any of the provisions of the merger agreement relating to third party proposals, as describe under “— Third Party Proposals”;

•

if the merger agreement is terminated by Coastal, prior to obtaining Coastal shareholder approval, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party proposals, as described under “— Third Party Proposal”; or

•

if the merger agreement is terminated by Ameris or Coastal because the Coastal shareholders fail to approve the merger agreement and, if prior to such termination, there is a publicly announced acquisition proposal and, within nine months of such termination, Coastal or any of its significant subsidiaries enters into a definitive agreement with respect to such acquisition proposal or completes the transactions contemplated by such acquisition proposal. For purposes of this termination right, the references to 20% in the definition of “acquisition proposal” are deemed to be references to 50%.

Effect of Termination

If the merger agreement is validly terminated, the merger agreement will become void and have no effect, and none of Coastal, Ameris, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability under the merger agreement, or in connection with the transactions contemplated by the merger agreement, except that:

•

the provisions of the merger agreement relating to confidentiality obligations of the parties, effect of termination of the merger agreement, the payment of expenses, the termination fees, publicity and certain other technical provisions will continue in effect notwithstanding termination of the merger agreement; and

•	termination will not relieve a breaching party from liability for any willful and material breach of any provision of the merger agreement.

Waiver; Amendment

The merger agreement may be amended by Ameris and Coastal, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the merger by Coastal shareholders, in writing signed on behalf of each of the parties, provided that after any approval of the transactions contemplated by the merger agreement by Coastal shareholders, there may not be, without further approval of Coastal shareholders, any amendment of the merger agreement that requires further approval under applicable law.

At any time prior to the effective time of the merger, Ameris and Coastal, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement; or (iii) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver must be in writing signed on behalf of such party. Any such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of any subsequent or other failure.

Expenses

Regardless of whether the merger is completed, all expenses incurred in connection with the merger, the bank merger, the merger agreement and other transactions contemplated thereby will be paid by the party incurring the expenses, except that Coastal will bear the costs and expenses of printing and mailing this proxy statement/prospectus and Ameris has paid the filing fee for the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part.

INFORMATION ABOUT AMERIS

Ameris Bancorp, a Georgia corporation, is a bank holding company whose business is conducted primarily through Ameris Bank, a Georgia state-chartered bank and a wholly owned subsidiary of Ameris. As a bank holding company, Ameris performs certain shareholder and investor relations functions and seeks to provide financial support, if necessary, to Ameris Bank.

Ameris is headquartered in Moultrie, Georgia, and provides a full range of banking services to its retail and commercial customers through branches primarily concentrated in select markets in Georgia, Alabama, Florida and South Carolina. These branches serve distinct communities in Ameris’s business areas with autonomy but do so as one bank, leveraging Ameris’s favorable geographic footprint in an effort to acquire more customers.

Ameris was incorporated on December 18, 1980 as a Georgia corporation. Ameris operates 68 domestic banking offices with no foreign activities. At March 31, 2014, Ameris had approximately $3.49 billion in total assets, $2.48 billion in total loans, $3.01 billion in total deposits and stockholders’ equity of $300 million. Deposits with Ameris Bank are insured, up to applicable limits, by the FDIC.

The Ameris common stock is traded on the Nasdaq Global Select Market under the symbol “ABCB.”

Ameris’s executive offices are located at 310 First St., S.E., Moultrie, Georgia 31768. Ameris’s telephone number is (229) 890-1111 and website is www.amerisbank.com.

The information on Ameris’s website is not a part of this proxy statement/prospectus, and the reference to Ameris’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

For more information regarding Ameris, see Ameris’s Annual Report on Form 10-K for the year ended December 31, 2013, and its Definitive Proxy Statement on Schedule 14A for its 2014 annual meeting of shareholders, filed with the SEC on April 17, 2014, each of which is incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated by Reference.”

INFORMATION ABOUT COASTAL

Coastal is a bank holding company whose business is conducted primarily through Coastal Bank, a Georgia state-chartered bank and a wholly owned subsidiary of Coastal. As a bank holding company, Coastal performs certain shareholder and investor relations functions and seeks to provide financial support, if necessary, to Coastal Bank.

Coastal was incorporated under the laws of the State of Georgia on March 13, 1981, to acquire all of the issued and outstanding capital stock of Coastal Bank. Coastal is headquartered in Savannah, Georgia, and, through Coastal Bank, provides a full range of banking services to its retail and commercial customers through branches primarily concentrated in the greater Savannah, Georgia area.

Coastal Bank, founded in 1954, is a community bank specializing in business and consumer banking and real estate lending in the Savannah and coastal Georgia markets. Coastal Bank offers a full range of deposit and lending services, commercial and business credit services, as well as various consumer credit services, including home mortgage loans, automobile loans, lines of credit, home equity loans and home improvement loans. Coastal Bank also provides acquisition and development loans and builder lines of credit to builders and developers in its market areas and participates in programs offered through the U.S. Small Business Administration, which enables Coastal Bank to offer commercial loans to certain small businesses that may not otherwise qualify for such loans.

The executive offices of Coastal are located at 18 West Bryan Street, Savannah, Georgia 31401. Coastal Bank currently operates a main office and five branch offices in the greater Savannah, Georgia area, including the surrounding communities of Pooler, Rincon, and Hinesville, Georgia, mortgage production offices in Richmond Hill and Statesboro, Georgia and an operations center in Pooler, Georgia. Coastal’s telephone number is (912) 201-7377 and website is www.thecoastalbank.com.

At March 31, 2014, Coastal had total assets of $425.6 million, total deposits of $361.1 million, net loans of $289.2 million and shareholders’ equity of $22.5 million. Coastal’s book value per common share equivalent (including common and preferred stock) at March 31, 2014 was $6.55. Deposits with Coastal Bank are insured, up to applicable limits, by the FDIC.

The information on Coastal’s website is not a part of this proxy statement/prospectus, and the reference to Coastal’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF COASTAL

The following table sets forth, as of May 30, 2014, information as to the beneficial ownership of shares of Coastal common stock by each of the directors and executive officers of Coastal and for each person known by Coastal to be the beneficial owner of more than 5% of the outstanding shares of Coastal common stock. For purposes hereof, beneficial ownership is defined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, shares are held with sole voting and investment power. In addition, BankSouth Holding Company is the sole record holder of all 65,144 outstanding shares of Coastal Series A preferred stock, representing 100% of such class. The Coastal Series A preferred stock will vote together with the Coastal common stock as a single class on the merger proposal.

Name	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Directors of Coastal
Frederick S. Bergen	233,313	(2)	6.95%
Fraser Bowen	39,949	(3)	1.19%
J. Allen Davis	613,387	(4)	18.26%
Billy N. Jones	61,960	(5)	1.84%
James A. LaHaise	347,755	(6)	10.35%
Thomas J. Ratcliffe, Jr.	317,322	(7)	9.45%
Don L. Waters	36,678	(8)	1.09%

Executive Officers who are not Directors:
Noel A. Ellis	217,858	(9)	6.49%
G. Mike Odom, Jr.	135,526	(10)	4.04%
Marshall S. Withers	69,198	(11)	2.06%

All Directors and Executive Officers as a Group (10 persons)	2,072,946	(12)	61.73%

Other Beneficial Owners Exceeding 5%
J. Thomas Wiley, Jr.	372,140	(13)	11.08%
BankSouth Holding Company	335,834	(14)	10.00%
Sassafras Plantation Ltd. LP	171,331	(15)	5.10%

(1)

Percentages are based on 3,358,344 shares of Coastal common stock outstanding as of May 30, 2014 plus the number of shares beneficially owned by the named persons in connection with his or her Coastal options and/or Coastal warrants exercisable within 60 days that are not included in the 3,358,344 outstanding shares.

(2)	Includes 3,766 shares held as custodian for Fontaine B. Bergen and Frederick S. Bergen, Jr., 6,961 shares held by spouse Malinda B. Bergen and 26,188 shares held in IRA accounts.
(3)	Includes 33,455 shares held by spouse Catherine B. Bowen.
(4)	Includes 582,132 shares held by CMJ Interests, L.P., a family entity, 258 shares held by spouse Maury J. Davis and 30,997 shares held by Charles M. Jones Residuary Trust, a family entity.
(5)	Includes 2,702 shares held by Jones, Osteen & Jones Profit Sharing Plan FBO Billy N. Jones
(6)	Includes 11,918 shares held in an IRA account, 150,814 shares underlying currently exercisable Coastal warrants and 40.000 shares currently underlying exercisable Coastal options.
(7)	Includes 7,398 shares held by Ratcliffe Holdings, LLC and 283,326 shares held for the Michael E Bryant Life Trust for which Mr. Ratcliffe serves as co-trustee and has shared voting power.
(8)	Includes 34,438 shares held for 1405, Inc., a family entity of which Mr. Waters is President.
(9)	Includes 7,500 shares held in an IRA account, 98,929 shares underlying currently exercisable Coastal warrants and 20,000 shares underlying currently exercisable Coastal options.

(10)	Includes 61,948 shares underlying currently exercisable Coastal warrants and 10,000 shares underlying currently exercisable Coastal options.
(11)	Includes 25,974 shares held in an IRA account and 30,974 shares underlying currently exercisable Coastal warrants.
(12)	Includes 70,000 shares underlying exercisable Coastal options and 342,665 shares underlying currently exercisable Coastal warrants.
(13)

Includes 91,443 shares held in IRA accounts and 179,288 shares underlying currently exercisable warrants. Mr. Wiley’s address is c/o State Bank and Trust, 3399 Peachtree Rd NE, Suite 1900, Atlanta GA 30326.

(14)

BankSouth Holding Company is also the sole record holder of all 65,144 outstanding shares of Coastal Series A preferred stock which will vote together with the Coastal common stock as a single class on the merger proposal. The address for BankSouth Holding Company is 6340 Lake Oconee Pkwy, Greensboro, GA 30642.

(15)	The address for Sassafras Plantation Ltd. LP is c/o Doris Byant Mobley, P.O. Box 2211, Skyland, NC 28776.

DESCRIPTION OF AMERIS CAPITAL STOCK

The following information regarding the material terms of Ameris’s capital stock is qualified in its entirety by reference to Ameris’s articles of incorporation.

General

As of May 29, 2014, Ameris’s authorized capital stock consisted of:

•	100,000,000 shares of common stock, par value $1.00 per share, 25,171,134 of which were outstanding; and

•

5,000,000 shares of preferred stock, of which 52,000 have been designated as Fixed Rate Cumulative Preferred Stock, Series A, all of which have been repurchased and redeemed pursuant to the terms of such series and have been cancelled and are no longer outstanding.

Ameris Common Stock

Voting Rights. Each holder of Ameris common stock is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.

Dividends. Holders of Ameris common stock are entitled to receive dividends only if, as and when declared by the Ameris board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws and the preferential dividend rights of the Ameris preferred stock.

No Preemptive or Conversion Rights. Holders of Ameris common stock do not have preemptive rights to purchase additional shares of any class of Ameris stock, nor do they have conversion or redemption rights.

Calls and Assessments. All of the issued and outstanding shares of Ameris common stock are fully paid and non-assessable.

Liquidation Rights. In the event of the liquidation, dissolution or winding up of Ameris, the holders of Ameris common stock (and the holders of any class or series of stock entitled to participate with Ameris common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of Ameris available for distribution remaining after payment or provision for payment of the debts and liabilities of Ameris and distributions or provision for distributions to holders of the Ameris preferred stock having preference over Ameris common stock.

Ameris Preferred Stock

The Ameris board of directors may, from time to time, issue shares of the authorized, undesignated preferred stock in one or more classes or series without shareholder approval. In connection with any such issuance, the Ameris board of directors may by resolution determine the designation, preferences, limitations, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions, of such shares of Ameris preferred stock.

Certain Provisions of Articles of Incorporation and Bylaws of Ameris and the GBCC

The articles of incorporation and bylaws of Ameris contain provisions that could make more difficult an acquisition of Ameris by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with Ameris. Although these provisions may have the effect of delaying, deferring or preventing a change in control, Ameris believes that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Ameris outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

The GBCC also provides additional provisions which, if adopted by the Ameris board of directors, would further inhibit certain unsolicited acquisition proposals.

Classified Board of Directors. The bylaws of Ameris provide that the Ameris board of directors shall consist of not less than seven and not more than 15 members. The bylaws of Ameris provide for a classified board of directors, divided into three classes, with each class consisting as nearly as possible of one-third of the total number of directors, and with shareholders electing one class each year for a three-year term. Between shareholders’ meetings, only the Ameris board of directors is permitted to appoint new directors to fill vacancies or newly created directorships so that no more than the number of directors in any given class could be replaced each year and it would take three successive annual meetings to replace all directors.

Shareholder Action Through Written Consent. The bylaws of Ameris only provide for shareholder action by written consent in lieu of a meeting if all shareholders entitled to vote on such action sign such consent.

Nominations to Board of Directors. The articles of incorporation and bylaws of Ameris provide that nominations for the election of directors may be made by the Ameris board of directors or any committee appointed by the Ameris board of directors or by any shareholder entitled to vote generally in the election of directors. The bylaws of Ameris establish an advance notice procedure for shareholder nominations to the Ameris board of directors. A shareholder may only make a nomination to the Ameris board of directors if he or she complies with the advance notice and other procedural requirements of the bylaws of Ameris and is entitled to vote on such nomination at the meeting.

Removal of Directors; Board of Directors Vacancies. The articles of incorporation of Ameris provide that members of the Ameris board of directors may only be removed for cause and then only with a vote of at least a majority of the outstanding shares entitled to vote in the election of directors. The bylaws of Ameris further provide that only the Ameris board of directors may fill vacant directorships. These provisions would prevent a shareholder from gaining control of the Ameris board of directors by removing incumbent directors and filling the resulting vacancies with such shareholder’s own nominees.

Authorized But Unissued Stock. The authorized but unissued shares of Ameris common stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of Ameris common stock and Ameris preferred stock may enable the Ameris board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the management of Ameris.

Georgia “Fair Price” Statute. Sections 14-2-1110 through 14-2-1113 of the GBCC (the “Fair Price Statute”), generally restrict a company from entering into certain Business Combinations (as defined in the GBCC) with an interested shareholder unless:

•	the transaction is unanimously approved by the continuing directors who must constitute at least three members of the board of directors at the time of such approval; or

•	the transaction is recommended by at least two-thirds (2/3) of the continuing directors and approved by a majority of the shareholders excluding the interested shareholder.

Georgia “Business Combination” Statute. Sections 14-2-1131 through 14-2-1133 of the GBCC (the “Business Combination Statute”), generally restrict a company from entering into certain business combinations (as defined in the GBCC) with an interested shareholder for a period of five (5) years after the date on which such shareholder became an interested shareholder unless:

•	the transaction is approved by the board of directors of the company prior to the date the person became an interested shareholder;

•

the interested shareholder acquires at least 90% of the company’s voting stock in the same transaction (calculated pursuant to GBCC Section 14-2-1132) in which such person became an interested shareholder; or

•

subsequent to becoming an interested shareholder, the shareholder acquires at least 90% (calculated pursuant to GBCC Section 14-2-1132) of the company’s voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote on the matter (excluding the stock held by the interested shareholder and certain other persons pursuant to GBCC Section 14-2-1132).

The GBCC provides that the restrictions set forth in the Fair Price Statute and the Business Combination Statute will not apply unless the bylaws of the corporation specifically provide that these provisions of the GBCC are applicable to the corporation (and in certain other situations). Ameris has not elected to be covered by such statutes, but Ameris could do so by action of the Ameris board of directors, without a vote by Ameris shareholders except as may be prohibited by law, at any time.

Transfer Agent and Registrar

The transfer agent and registrar for the Ameris common stock is Computershare Investor Services.

COMPARISON OF SHAREHOLDERS’ RIGHTS

As a result of the completion of the merger, holders of Coastal common stock and Coastal Series A preferred stock will become holders of Ameris common stock. Each of Coastal and Ameris is a Georgia corporation governed by the GBCC but the rights of Ameris shareholders are governed by the articles of incorporation and bylaws of Ameris, while the rights of Coastal shareholders are currently governed by the articles of incorporation and bylaws of Coastal. After the merger, the rights of Coastal shareholders who become Ameris shareholders will be governed by the GBCC and the articles of incorporation and bylaws of Ameris. The following is a summary of the material differences between the rights of Coastal shareholders and Ameris shareholders arising due to the difference in their respective articles of incorporation and bylaws. Coastal and Ameris urge you to read the articles of incorporation and bylaws of each of Coastal and Ameris in their entirety, copies of which may be obtained by contacting the Corporate Secretary of Ameris at the address or telephone number set forth in “Where You Can Find Additional Information.”

	COASTAL	AMERIS
Capital Stock	Holders of Coastal capital stock are entitled to all the rights and obligations provided to capital shareholders under the GBCC and Coastal’s articles of incorporation and bylaws.	Holders of Ameris capital stock are entitled to all the rights and obligations provided to capital shareholders under the GBCC and Ameris’s articles of incorporation and bylaws.

Authorized

Coastal’s authorized capital stock consists of 50,000,000 shares of common stock, no par value per share, and 2,000,000 shares of preferred stock, no par value per share (250,000 shares of which have been designated as Series A preferred stock and 10,000 shares of which have been designated as Series B preferred stock).

Ameris’s authorized capital stock consists of 100,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, stated value $1,000 per share (52,000 shares of which have been designated as Fixed Rate Cumulative Perpetual Preferred Stock Series A).

Outstanding	As of May 30, 2014, there were 3,358,344 shares of Coastal common stock outstanding, 65,144 shares of Series A preferred stock outstanding and no shares of Series B preferred stock outstanding.	As of May 29, 2014, there were 25,171,134 shares of Ameris common stock outstanding and no shares of Ameris preferred stock outstanding.

Preferred Stock

Subject to the provisions of Coastal’s articles of incorporation, the Coastal board of directors has authority to issue one or more series of preferred stock and to fix by resolutions providing for the issue of each such series the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by law.

The Coastal board of directors has previously designated 250,000 shares of the Coastal preferred stock as its Series

Subject to the provisions of Ameris’s articles of incorporation, the Ameris board of directors has authority to issue one or more series of preferred stock and to fix by resolutions providing for the issue of each such series the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by law.

The Ameris board of directors has previously designated 52,000 shares of the Ameris preferred stock as Fixed

	COASTAL	AMERIS
	A preferred stock and 10,000 shares as its Series B preferred stock.	Rate Cumulative Perpetual Preferred Stock Series A, all of which have been repurchased or redeemed pursuant to their terms and have been cancelled and are no longer outstanding.

Voting Rights

Holders of Coastal common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders. Holders of Coastal Series A preferred stock do not have voting rights, except as provided by law, and except that they are entitled to vote upon any change of control transaction of the corporation (in which event such holders will have one vote for each share of Series A preferred stock) and will vote together with the holders of Coastal common stock as a single class.

Coastal’s bylaws provide that, except for the election of directors or as otherwise required by Coastal’s articles of incorporation or applicable law, if a quorum is present, a matter being voted upon, which has already been approved by the affirmative vote of at least two-thirds (2/3) of the directors then in office, shall be approved and become the act of the shareholders to the extent the matter receives more votes for than against such matter by those persons present at the meeting either in person or by proxy and entitled to vote on the matter; otherwise, the matter shall be approved and become the act of the shareholders to the extent the matter is approved by the affirmative vote of at least a majority of the shares issued and outstanding which are entitled to vote on the matter.

Holders of Ameris common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.

Cumulative Voting	No shareholder has the right of cumulative voting in the election of directors.	No shareholder has the right of cumulative voting in the election of directors.

Dividends	Holders of Coastal common stock are entitled to dividends, subject to applicable law and the preferences of any Coastal preferred stock, at such time when and if declared by the	Holders of Ameris common stock are entitled to dividends if and when declared by the Ameris board of directors out of funds legally available, subject to certain restrictions imposed

	COASTAL	AMERIS
	Coastal board of directors out of funds legally available therefor.	by federal and state laws and the preferential dividend rights of the Ameris preferred stock.

Number of Directors	Coastal’s bylaws provide that the number of directors serving on the Coastal board of directors shall not be less than five nor more than 25.	Ameris’s bylaws provide that the number of directors serving on the Ameris board of directors shall not be less than seven nor more than 15.

	There are currently seven directors serving on the Coastal board of directors.	There are currently eight directors serving on the Ameris board of directors.

The Coastal board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms and with approximately one-third of the directors being elected annually. As a result, it would take a dissident shareholder or shareholder group at least two annual meetings of shareholders to replace a majority of the directors of Coastal. Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.

The Ameris board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms and with approximately one-third of the directors being elected annually. As a result, it would take a dissident shareholder or shareholder group at least two annual meetings of shareholders to replace a majority of the directors of Ameris. Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.

Election of Directors	Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote for directors.	Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote for directors.

Removal of Directors

Coastal’s articles of incorporation provide that directors may be removed without cause only by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares entitled to vote in an election of directors. Coastal’s articles of incorporation provide that directors may be removed for cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote in an election of directors.

Ameris’s bylaws provide that directors may be removed from office, with cause, by the vote of shareholders, at any shareholders’ meeting with respect to which notice of such purpose has been given, representing a majority of the issued and outstanding capital stock entitled to vote for the election of directors.

Vacancies on the Board of Directors

Coastal’s bylaws provide that vacancies in the Coastal board of directors may be filled by the affirmative vote of the majority of the remaining directors (even if less than a quorum). A director appointed to fill a vacancy shall hold office only until the expiration of the term of the director whose place has

Ameris’s bylaws provide that any vacancies in the Ameris board of directors resulting from an increase in the size of the board or the death or resignation of a director may be filled by a majority vote of the directors then in office, even if less than a quorum, and any director so chosen will hold

	COASTAL	AMERIS
become vacant, or until the next election of directors by the shareholders.

office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified. Vacancies in the Ameris board of directors resulting from the removal of a director may be filled at the same meeting at which the removal occurred or any subsequent meeting of shareholders; provided that, to the extent a vacancy is not filled by an election within 60 days after the removal which caused such vacancy, the remaining directors shall, by majority vote, fill the vacancy.

Action by Written Consent

Coastal’s bylaws provide that any action to be taken, or that may be taken, at a meeting of shareholders may instead be taken by the written consent of the holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote on the action were present and voted.

Ameris’s bylaws provide that any action required or permitted to be taken at a meeting of shareholders may instead be taken without a meeting if a unanimous consent which sets forth the action is given in writing by each shareholder entitled to vote on the matter.

Advance Notice Requirements for Shareholder Nominations and Other Proposals	Neither Coastal’s articles of incorporation nor Coastal’s bylaws provide a means for shareholders to nominate candidates for election as Coastal directors.

Ameris’s bylaws provide that a shareholder who desires to nominate a person for election to the Ameris board of directors at a meeting of shareholders and who is eligible to make such nomination must give written notice of the proposed nomination to the Secretary of Ameris at the principal executive office of Ameris not less than 120 calendar days in advance of the date which is one year later than the date of Ameris’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders. Such notice shall contain, among other things, biographical information about the nominee, information regarding share ownership of Ameris capital stock by such nominee and a description of all arrangements between the nominee and the shareholder making the proposal.

Shareholder nominations and proposals are not otherwise addressed in Ameris’s articles of incorporation or bylaws.

	COASTAL	AMERIS
Notice of Shareholder Meeting	Notice of each shareholder meeting must be given to each shareholder entitled to vote not less than ten, nor more than 60, days before the date of the meeting.

Notice of each shareholder meeting must be given to each shareholder entitled to vote and to each other shareholder entitled to notice not less than ten, nor more than 70, days before the date of the meeting.

Amendments to Charter

Coastal’s articles of incorporation may be amended in accordance with the GBCC, which generally requires the approval of the Coastal board of directors and the holders of a majority of the votes entitled to be cast on the amendment. Amendment of provisions in the articles of incorporation related to the: (i) number or classification of directors on the board; and (ii) removal of directors requires the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares entitled to vote in an election of directors (unless two-thirds (2/3) of the directors then in office shall approve the amendment, in which case the amendment requires approval of the majority of the outstanding shares entitled to vote). Amendment of provisions in the articles of incorporation related to the: (a) personal liability of directors; (b) constituencies a director may consider when evaluating a potential business combination; and (c) approval of fundamental business transactions require the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all outstanding shares of Coastal capital stock then entitled to vote thereon at any regular or special meeting of the shareholders.

Ameris’s articles of incorporation may be amended in accordance with the GBCC, which generally requires the approval of the Ameris board of directors and the holders of a majority of the votes entitled to be cast on the amendment. Amendment of provisions in the articles of incorporation related to the filling of vacancies on the Ameris board of directors require the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of Ameris capital stock then entitled to vote in an election of directors of Ameris.

Amendments to Bylaws

Coastal’s bylaws may be amended by the majority vote of all of the directors at any regular or special meeting of the Coastal board of directors, or by the shareholders by majority vote of all of the shares having voting power at any annual or special meeting of the shareholders, provided, however, that if such action is to be taken at a meeting of the shareholders, notice of the general nature of the proposed change in

Ameris’s bylaws may be amended by the majority vote of all of the directors, but any bylaws adopted by the Ameris board of directors may be altered, amended or repealed and new bylaws adopted by the shareholders by majority vote of all of the shares having voting power.

	COASTAL	AMERIS

the bylaws shall be given in the notice of the meeting. The shareholders may provide that any bylaw provision repealed, amended, adopted or modified by them may not be repealed, amended, adopted or modified by the Coastal board of directors. Any amendment of the bylaws changing the number of directors shall require the affirmative vote of two-thirds (2/3) of all directors then in office or the affirmative vote of the holders of two-thirds (2/3) of the issued and outstanding shares of the corporation entitled to vote.

Special Meeting of Shareholders

Coastal’s bylaws provide that special meetings of shareholders may be called by the Chief Executive Officer of Coastal or by at least two-thirds (2/3) vote of the Coastal board of directors. In addition, Coastal’s bylaws provide that a special meeting of shareholders shall be called by the corporation when so requested upon the written request of shareholders owning an aggregate of at least 40% of outstanding shares of voting common stock; provided, however, that if the number of Coastal shareholders is 100 or less, a special meeting of shareholders shall be called by the corporation when so requested upon the written request of shareholders owning an aggregate of at least 25% of outstanding shares of voting common stock of Coastal.

Ameris’s bylaws provide that special meetings of shareholders may be called by the Chairman or the President of Ameris. In addition, Ameris’s bylaws provide that a special meeting of shareholders shall be called by the Secretary or President of Ameris when so requested by the Ameris board of directors or upon the written request of shareholders owning at least 50% of the issued and outstanding capital stock of Ameris entitled to vote at such meeting.

Quorum	The holders of a majority of the outstanding shares of stock entitled to vote at the meeting, present in person or by proxy, constitutes a quorum at any shareholder meeting.	The holders of a majority of the stock issued, outstanding and entitled to vote at the meeting, present in person or by proxy, constitutes a quorum at any shareholder meeting.

Proxy

Under the GBCC and Coastal’s bylaws, a proxy is valid for 11 months after receipt of the appointment form, unless the form provides for a longer period. The proxy is revocable unless it states that it is irrevocable and is coupled with an interest.

Under the GBCC and Ameris’s bylaws, a proxy is valid for 11 months after receipt of the appointment form, unless the form provides for a longer period. The proxy is revocable unless it states that it is irrevocable and is coupled with an interest.

Preemptive Rights	Under the GBCC, shareholders do not have preemptive rights unless the corporation’s articles of incorporation	Under the GBCC, shareholders do not have preemptive rights unless the corporation’s articles of incorporation

	COASTAL	AMERIS
	provide otherwise. Coastal’s articles of incorporation do not provide for preemptive rights.	provide otherwise. Ameris’s articles of incorporation do not provide for preemptive rights.

Shareholder Rights Plan/Shareholders’ Agreement	Coastal does not have a rights plan. Neither Coastal nor Coastal shareholders are parties to a shareholders’ agreement with respect to Coastal capital stock.	Ameris does not have a rights plan. Neither Ameris nor Ameris shareholders are parties to a shareholders’ agreement with respect to Ameris capital stock.

Limitation of Personal Liability of Directors

Coastal’s articles of incorporation provide that no director of Coastal shall be personally liable to Coastal or its shareholders for monetary damages for breach of such person’s duty of care or other duty as a director except to the extent such liability cannot be eliminated or limited pursuant to the GBCC.

Ameris’s bylaws provide that no director of Ameris shall be personally liable to Ameris or its shareholders for monetary damages for breach of such person’s duty of care or other duty as a director except to the extent such liability cannot be eliminated or limited pursuant to the GBCC.

Indemnification of Directors and Officers

Coastal’s bylaws provide that Coastal shall indemnify its current and former directors and officers for reasonable expense, judgments, fines, penalties and amounts paid in settlement (including attorneys’ fees) that may be incurred by such person in a proceeding in which such person is made a party by reason of such person serving as a director or officer of Coastal; provided that such person acted in a manner he or she believed in good faith to be in, or not opposed to, the best interests of Coastal and, in addition, with respect to any criminal proceeding, did not have reasonable cause to believe that his or her conduct was unlawful. Coastal’s bylaws do not provide indemnification in connection with a proceeding by or in the right of the corporation beyond reasonable expenses incurred in connection with the proceeding.

Coastal’s bylaws further provide that those persons who may be entitled to indemnification under the bylaws who have been successful, on the merits or otherwise, with respect to any claim for which indemnification is available shall be entitled to indemnification.

Pursuant to its bylaws, Coastal shall advance to directors or officers expenses incurred with respect to any

Ameris’s bylaws provide that Ameris may indemnify its current and former directors and officers for any liability and expense that may be incurred by such person in connection with, or resulting from, any threatened, pending or completed action in which such person may become involved by reason of any action taken or not taken in such person’s capacity as such director or officer or as a member of any committee appointed by the Ameris board of directors; provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Ameris and, in addition, with respect to any criminal action or proceeding, did not have reasonable cause to believe that his or her conduct was unlawful.

Ameris’s bylaws further provide that those persons who may be entitled to indemnification under the bylaws who have been wholly successful, on the merits or otherwise, with respect to any claim for which indemnification is available shall be entitled to indemnification as of right without any further action or approval by the Ameris board of directors. Those officers and directors who have not been wholly

	COASTAL	AMERIS

claim for which indemnification is available under the bylaws prior to the final disposition thereof if: (i) he or she furnishes Coastal with a written affirmation of his or her good faith belief that he or she has met the required standard of conduct; and (ii) upon Coastal’s receipt of an undertaking by, or on behalf of, the director or officer to repay such amount if it is ultimately determined that he or she is not entitled to indemnification. Such determination shall be made: (i) by the Coastal board of directors by majority vote of a quorum consisting of directors not party to the proceeding; (ii) if a quorum cannot be obtained, by majority vote of a committee designated by the Coastal board of directors consisting solely of two or more directors not parties to the proceeding; (iii) by special legal counsel selected by the Coastal board of directors or a committee of the Coastal board of directors; or (iv) by Coastal shareholders (but shares owned by such directors who are parties to the proceeding may not be voted on the determination).

successful with respect to any claim for which indemnification is available may be entitled to indemnification if the Ameris board of directors, acting by majority vote, finds the director or officer has met the required standard of conduct, as set forth in Ameris’s bylaws.

Pursuant to its bylaws, Ameris may advance to directors or officers expenses incurred with respect to any claim for which indemnification is available under the bylaws prior to the final disposition thereof upon Ameris’s receipt of an undertaking by, or on behalf of, the director or officer to repay such amount unless it shall ultimately be determined that he or she is entitled to indemnification.

Fundamental Business Transactions

State Law. Under the GBCC, unless a corporation’s articles of incorporation or bylaws require a greater vote, a merger, share exchange or sale, lease, exchange or transfer of all or substantially all of the corporation’s assets generally must be approved at a meeting of a corporation’s shareholders by the (i) affirmative vote of a majority of all the votes entitled to be cast on the matter, and (ii) in addition, with respect to a merger or share exchange, affirmative vote of a majority of all the votes entitled to be cast by holders of the shares of each voting group entitled to vote separately on the transaction as a group by the articles of incorporation.

Charter and Bylaws Provision. Coastal’s articles of incorporation contain a provision stating that a merger or share exchange of Coastal with or into any other corporation, or any sale,

Charter and Bylaws Provisions. Ameris’s articles of incorporation and bylaws do not contain any provision regarding shareholder approval of any fundamental business transaction.

	COASTAL	AMERIS

lease, exchange or other disposition of all or substantially all of the assets of Coastal to any other corporation, person or other entity shall require either: (i) the affirmative vote of two-thirds (2/3) of the directors of the corporation then in office and the affirmative vote of a majority of the issued and outstanding shares of the corporation entitled to vote; or (ii) the affirmative vote of a majority of the directors of the corporation then in office and the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the corporation entitled to vote.

Business Combination Statute

State Law. The Business Combination Statute protects certain Georgia corporations from hostile takeovers, and from actions following the takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation. Section 14-2-1132 of the GBCC prohibits “business combinations,” including mergers, sales and leases of assets, issuances or exchanges of securities, certain loans and other financial benefits and similar transactions by a corporation or a subsidiary with an interested shareholder that beneficially owns 10% or more of a corporation’s voting stock, within five years after the person becomes an interested shareholder, unless:

•   prior to the time the person becomes an interested shareholder, the board of directors of the target corporation approved either the business combination or the transaction which will result in the person becoming an interested shareholder;

•   after the completion of the transaction in which the person becomes an interested shareholder, the interested shareholder holds at least 90% of the voting stock of the corporation, excluding for purposes

Bylaws Provision. The Ameris bylaws do not contain any provision in which Ameris has elected to be governed by the Business Combination Statute.

	COASTAL	AMERIS

of determining the number of shares outstanding, those shares owned by (i) persons who are directors or officers or their affiliates or associates, (ii) subsidiaries of the corporation, and (iii) specific employee benefit plans; or

•   after the shareholder becomes an interested shareholder, the shareholder acquires additional shares such that the shareholder becomes the holder of at least 90% of the voting stock of the corporation, excluding for purposes of determining the number of shares outstanding, those shares owned by (i) persons who are directors or officers, their affiliates or associates, (ii) subsidiaries of the corporation, and (iii) specific employee benefit plans, and the business combination was approved by the shareholders of the corporation by holders of a majority of the stock entitled to vote on the transaction (with the number of shares outstanding calculated as above and further excluding shares held by the interested shareholder).

Bylaws Provision. The Business Combination Statute does not apply to a corporation unless the corporation’s bylaws otherwise provide. Coastal’s bylaws contain a provision in which it elects to have the corporation governed by the Business Combination Statute.

Fair Price Statute

State Law. The Fair Price Statute applies to any business combinations between a corporation and an interested shareholder. Under the statute, business combinations with interested shareholders must be (i) unanimously approved by the “continuing directors” who must constitute at least three members of the board of directors at the time of such approval or (ii) recommended by at least two-thirds

Charter and Bylaws Provisions. The Ameris articles of incorporation and bylaws do not contain any provision in which Ameris has elected to be governed by the Fair Price Statute.

	COASTAL	AMERIS

(2/3) of the continuing directors and approved by a majority of the votes entitled to be cast by shareholders, other than voting shares beneficially owned by the interested shareholder. This vote is not required if: (i) five days before the consummation of the business combination, the fair market value of the aggregate cash, securities or other consideration to be received by the shareholders is at least equal to the highest per share price paid by the interested shareholder for any shares acquired by it within the two-year period immediately prior to the announcement date or in the transaction in which it became an interested shareholder, whichever is higher; (ii) the shareholders receive cash or the same form of consideration as the interested shareholder previously paid for shares of the same class or series; (iii) after the interested shareholder has become an interested shareholder and prior to the consummation of the business combination, there are no changes with respect to dividend payments or amounts of dividends (unless approved by a majority of the continuing directors) nor increase in the interested shareholder’s percentage ownership of any class or series of shares by more than 1% in any 12-month period; and (iv) the interested shareholder has not received the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial assistance or tax advantages provided by the corporation.

Bylaws Provision. The Fair Price Statute does not apply to a corporation unless the corporation’s bylaws otherwise provide. Coastal’s bylaws contain a provision in which it elects to have the corporation governed by the Fair Price Statute.

Non-Shareholder Constituency Provision	Coastal’s articles of incorporation contain a provision that expressly permits the Coastal board of directors to	Ameris’s articles of incorporation do not contain a provision that expressly permits the Ameris board of directors to

	COASTAL	AMERIS
	consider constituencies other than the shareholders when evaluating certain offers.	consider constituencies other than the shareholders when evaluating certain offers.

Dissenters’ Rights

Under the GBCC, a shareholder is entitled to dissent from, and obtain the fair value in cash of his or her shares in connection with, certain corporate actions, including some mergers, share exchanges, sales or exchanges of all or substantially all of the corporation’s property other than in the usual and regular course of business and certain amendments to the corporation’s articles of incorporation.

A shareholder of a corporation is not entitled to dissent in connection with a merger under the GBCC if:

•   the corporation is a parent corporation merging into its 90% owned subsidiary;

•   each shareholder of the corporation whose shares were outstanding immediately prior to the merger will receive a like number of shares of the surviving corporation, with designations, preferences, limitations and relative rights identical to those previously held by each such shareholder; and

•   the number and kind of shares of the surviving corporation outstanding immediately following the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, will not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the merger.

Additionally, except in limited circumstances, dissenters’ rights are not available to holders of shares:

•   listed on a national securities exchange; or

•   held of record by more than 2,000 shareholders.

Coastal shareholders are entitled to dissenters’ rights.

Under the GBCC, because Ameris common stock is listed on a national securities exchange (Nasdaq Global Select Market), Ameris shareholders are not entitled to dissenters’ rights.

LEGAL MATTERS

The validity of the shares of Ameris common stock to be issued in connection with the merger has been passed upon by Rogers & Hardin LLP, Atlanta, Georgia, counsel to Ameris.

Rogers & Hardin LLP and Troutman Sanders LLP, Atlanta, Georgia, counsel to Coastal, will provide opinions regarding certain federal income tax consequences of the merger to Ameris and Coastal, respectively, on the closing date of the merger.

EXPERTS

The consolidated financial statements of Ameris Bancorp appearing in its Annual Report on Form 10-K for the twelve months ended December 31, 2013, and the effectiveness of its internal control over financial reporting as of December 31, 2013, have been audited by Porter Keadle Moore, LLC, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows Ameris to “incorporate by reference” information into this proxy statement/prospectus, which means that Ameris can disclose important information to you by referring you to another document filed separately by it with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by any information in this proxy statement/prospectus.

This document incorporates by reference the following documents that have previously been filed with the SEC by Ameris:

•

Annual Report on Form 10-K for the twelve months ended December 31, 2013, filed on March 14, 2014, including the portions of Ameris’s Definitive Proxy Statement on Schedule 14A filed on April 17, 2014, and incorporated into that Form 10-K by reference;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on May 9, 2014;

•	Current Reports on Form 8-K filed on February 21, 2014, March 11, 2014 and March 25, 2014;

•	Current Report on Form 8-K/A filed on March 4, 2014; and

•

The description of the Ameris common stock contained under the caption “Description of Capital Stock” found in Ameris’s Preliminary Prospectus dated as of April 21, 1994, filed as part of Ameris’s Registration Statement on Form SB-2 (Registration No. 33-77930) with the SEC on April 21, 1994, and any amendments or reports filed for the purpose of updating such description.

In addition, Ameris is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the special meeting of Coastal’s shareholders, provided, however, that Ameris is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

Ameris files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Ameris files with the SEC without charge by following the instructions in the section entitled “Where You Can Find Additional Information” in the forepart of this proxy statement/prospectus.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and between

AMERIS BANCORP

and

COASTAL BANKSHARES, INC.

Dated as of March 10, 2014

(continued)

(continued)

INDEX OF DEFINED TERMS

Definition	Section
Acquisition Proposal	6.7(e)
Action	3.15
Agreement	Preamble
Ameris	Preamble
Ameris Bylaws	4.1(b)
Ameris Charter	4.1(b)
Ameris Common Stock	1.4(a)
Ameris Regulatory Agreement	4.7(b)
Ameris SEC Reports	4.5(b)
Articles of Merger	1.2
Average Ameris Stock Price	8.1
Bank Merger	1.9
Bank Merger Agreement	1.9
Bankruptcy and Equity Exception	3.3(a)
BHC Act	3.8(a)
BSP	3.13
Business Day	9.1
Cancelled Shares	1.4(c)
Certificate	1.4(b)
Change in Recommendation	6.7(c)
Claim	6.6(a)
Closing	9.1
Closing Date	9.1
Coastal	Preamble
Coastal Bank	1.9
Coastal Benefit Plan	6.5(b)
Coastal Board Recommendation	6.3
Coastal Bylaws	3.1(b)
Coastal Charter	3.1(b)
Coastal Common Stock	1.4(b)
Coastal Confidential Information	6.7(a)
Coastal Financial Statements	3.6(a)
Coastal Individuals	6.7(a)
Coastal Insurance Policies	3.25
Coastal Material Contract	3.9(a)
Coastal Option	1.5(a)
Coastal Option Plan	1.5(a)
Coastal Regulatory Agreement	3.8(b)
Coastal Representatives	6.7(a)
Coastal Series A Preferred Stock	1.4(e)
Coastal Shareholder Approval	3.3(a)
Coastal Shareholder Meeting	6.3
Coastal Shareholder Meeting Notice Date	6.3
Coastal Termination Fee	8.4(a)
Coastal Warrant	1.6
Code	Recitals
Confidentiality Agreement	6.2(d)
Continuing Options	1.5(b)
Covered Employees	6.5(a)

Definition	Section
D&O Insurance	6.6(c)
Derivative Transaction	3.21(b)
Determination Date	8.1
Determination Period	8.1
Disclosure Schedule	9.11
Dissenting Shares	1.4(d)
DPC Common Shares	1.4(c)
Effective Time	1.2
Environmental Law	3.17(b)
EPCRS Controlled Group Liability	3.11(b)
ERISA	3.11(a)
ERISA Affiliate	3.11(d)
Exchange Act	3.5(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.4(b)
Final Index Price	8.1
FDIC	3.4
FHLB	3.2(c)
Form S-4	3.4
FRB	3.4
GAAP	3.1(c)
GBCC	1.1
Governmental Entity	3.4
Hazardous Substance	3.17(c)
Indemnified Parties	6.6(a)
Initial Index Price	8.1
Intellectual Property	3.19(b)
IRS	3.11(a)
Letter of Transmittal	2.3(a)
Liens	3.2(c)
Material Adverse Effect	3.7(a)
Maximum D&O Tail Premium	6.6(c)
Merger	Recitals
Merger Consideration	1.4(b)
Nasdaq	3.4
Party or Parties	Preamble
PBGC	3.11(e)
Permits	3.8(b)
Person	3.2(c)
Previously Disclosed	9.11
Proxy Statement	3.4
Regulatory Approvals	3.4
Requisite Regulatory Approvals	7.1(e)
Rights	3.2(a)
Sarbanes-Oxley Act	4.5(b)
SEC	3.4
Securities Act	3.2(a)
SRO	3.4
Subsidiary	3.1(c)

Definition	Section
Superior Proposal	6.7(e)
Surviving Bank	1.9
Surviving Company	Recitals
Taxes	3.23(j)
Tax Return	3.23(k)
Trust Account Common Shares	1.4(c)
Voting Agreement	Recitals
Voting Debt	3.2(a)
Warrant Cash-Out Payment	1.6

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of the 10th day of March, 2014, by and between Ameris Bancorp, a Georgia corporation (“Ameris”), and Coastal Bankshares, Inc., a Georgia corporation (“Coastal” and, together with Ameris, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which Coastal will, on the terms and subject to the conditions set forth in this Agreement, merge with and into, Ameris (the “Merger”), with Ameris as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);

WHEREAS, as a condition to the willingness of Ameris to enter into this Agreement, all of the directors of Coastal have agreed to enter into voting agreements (each a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with Ameris, pursuant to which each such director has agreed, among other things, to vote all of the Coastal Common Stock owned by such director in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the Voting Agreement;

WHEREAS, the Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Georgia Business Corporation Code (the “GBCC”), at the Effective Time, Coastal shall merge with and into Ameris. Ameris shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Georgia. As of the Effective Time, the separate corporate existence of Coastal shall cease.

1.2 Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing, the Parties shall execute, and Ameris shall cause to be filed with the Secretary of State of the State of Georgia, articles of merger as provided in the GBCC (the “Articles of Merger”). The Merger shall become effective at such time as the Articles of Merger are filed or at such other time as may be specified in such Articles of Merger (the “Effective Time”).

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the GBCC.

1.4 Conversion of Stock. By virtue of the Merger and without any action on the part of Coastal, Ameris or the holders of any of the following securities, at the Effective Time:

(a) Each share of common stock, par value $1.00 per share, of Ameris (“Ameris Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $1.00, of the Surviving Company.

(b) Subject to Sections 1.4(c) and 1.4(d), each share of the common stock, no par value, of Coastal (the “Coastal Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares, but excluding any Cancelled Shares and any Dissenting Shares, shall be converted, in accordance with the procedures set forth in Article II, into the right to receive 0.4671 shares (the “Exchange Ratio”) of Ameris Common Stock (the “Merger Consideration”), plus cash in lieu of fractional shares pursuant to Section 2.3(f). All of the shares of Coastal Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Coastal Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration (or cash in lieu of fractional shares) into which the shares of Coastal Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of Coastal Common Stock become entitled in accordance with Section 2.3(c).

(c) All shares of Coastal Common Stock that are owned by Coastal or Ameris (other than (i) shares of Coastal Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and (ii) shares of Coastal Common Stock held, directly or indirectly, by Coastal or Ameris in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist (any such shares, the “Cancelled Shares”) and no stock of Ameris or other consideration shall be delivered in exchange therefor.

(d) Notwithstanding anything in this Agreement to the contrary, shares of Coastal Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 14-2-1321 and 14-2-1323 of the GBCC, shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Sections 14-2-1301 to 14-2-1332 of the GBCC (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to demand or receive the fair value of such shares of Coastal Common Stock under such provisions of the GBCC. If any shareholder dissenting pursuant to Sections 14-2-1301 to 14-2-1332 of the GBCC and this Section 1.4(d) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Coastal Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Coastal Common Stock, in accordance with Section 1.4(b), without any interest thereon. Coastal shall give Ameris (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of Coastal Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the GBCC and received by Coastal relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the GBCC. Coastal shall not, except with the prior written consent of Ameris, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Article II to pay for shares of Coastal Common Stock for which dissenters’ rights have been perfected shall be returned to Ameris upon demand.

(e) Immediately prior to the Effective Time, each share of Series A Preferred Stock of Coastal (the “Coastal Series A Preferred Stock”) that is issued and outstanding shall in accordance with its terms automatically convert into shares of Coastal Common Stock, on the basis of one share of Coastal Common Stock for each share of Coastal Series A Preferred Stock.

(f) If Ameris changes the number of shares of Ameris Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock combination, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to the Parties.

1.5 Treatment of Coastal Options.

(a) Section 1.5 of the Disclosure Schedule of Coastal sets forth all of the outstanding and unexercised options to purchase shares of Coastal Common Stock (each, a “Coastal Option”) awarded under the Coastal Bankshares, Inc. Stock Award Plan and the Coastal Bankshares, Inc. 2010 Long-Term Incentive Plan (the “Coastal Option Plan”) as of the date hereof, which schedule includes, for each option grant, the name of the individual grantee, the date of grant, the exercise price, the vesting schedule and the expiration date.

(b) At the Effective Time, all Coastal Options which are outstanding and unexercised immediately prior thereto shall be converted, in their entirety, automatically into options to purchase shares of Ameris Common Stock (the “Continuing Options”) in an amount and at an exercise price determined as follows (and otherwise subject to the terms of the Coastal Option Plan):

(1) the number of shares of Ameris Common Stock to be subject to the Continuing Options shall be equal to the product of the number of shares of Coastal Common Stock subject to the Coastal Options and the Exchange Ratio, provided that any fractional shares of Ameris Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(2) the exercise price per share of Ameris Common Stock under the Continuing Options shall be equal to the exercise price per share of Coastal Common Stock under the Coastal Options divided by the Exchange Ratio, provided that such exercise price shall be rounded down to the nearest cent.

The adjustment provided herein with respect to each Continuing Option, whether or not an “incentive stock option” (as defined in Section 422 of the Code), shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

(c) The duration and other terms of the Continuing Options shall be the same as the Coastal Options, except as modified in Section 1.5(b) and except that all references therein to Coastal shall be deemed to be references to Ameris. From and after the Effective Time, Ameris shall reserve for issuance such number of shares of Ameris Common Stock as shall be necessary to permit the exercise of Continuing Options in the manner contemplated by this Agreement and in the instruments pursuant to which such Continuing Options were granted. As soon as reasonably practicable after the Effective Time, Ameris shall file an effective Registration Statement with respect to the shares of Ameris Common Stock subject to the Continuing Options and shall use commercially reasonable efforts to maintain the effectiveness of such Registration Statement so long as the Continuing Options remain outstanding.

1.6 Warrants. Section 1.6 of the Disclosure Schedule of Coastal sets forth all of the outstanding and unexercised warrants to purchase shares of Coastal Common Stock (each, a “Coastal Warrant”) as of the date hereof, which schedule includes, for each warrant grant, the name of the individual grantee, the date of grant, the exercise price, the vesting schedule (if any) and the expiration date. At the Effective Time, each Coastal Warrant outstanding as of immediately prior to the Effective Time, subject to the amendment of such Coastal Warrant consistent with this Section 1.6, shall be cancelled and the holder thereof shall be entitled to receive with respect to such Coastal Warrant, upon surrender to Ameris of all agreements or certificates evidencing such Coastal

Warrant, only a cash payment (the “Warrant Cash-Out Payment”) from Ameris with respect to such Coastal Warrant equal to the product obtained by multiplying (a) the number of shares of Coastal Common Stock issuable upon exercise of such Coastal Warrant by (b) (i) $6.710 in the case of each Coastal Warrant having an exercise price per share of $3.85 or (ii) $0.269 in the case of each Coastal Warrant having an exercise price per share of $17.50. Each Coastal Warrant has been amended to the extent necessary to comply with the provisions of this Section 1.6, except as set forth in Section 1.6 of the Disclosure Schedule of Coastal, and Coastal shall use commercially reasonable efforts to cause the amendment of those Coastal Warrants that have not been so amended prior to the Closing.

1.7 Incorporation Documents and Bylaws of the Surviving Company. At the Effective Time, the articles of incorporation of Ameris in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The bylaws of Ameris in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such bylaws.

1.8 Directors and Officers. Subject to applicable law, the directors of Ameris immediately prior to the Effective Time shall be the directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of Ameris immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.9 The Bank Merger. Except as provided below, after the Effective Time and at or after the close of business on the Closing Date, The Coastal Bank, a Georgia state-chartered bank and wholly owned first-tier subsidiary of Coastal (“Coastal Bank”), shall be merged (the “Bank Merger”) with and into Ameris Bank, a Georgia state-chartered bank and wholly owned first-tier subsidiary of Ameris (“Ameris Bank”), in accordance with the provisions of applicable federal and state banking laws and regulations, and Ameris Bank shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the Boards of Directors of the Parties shall approve, and shall cause the Boards of Directors of Coastal Bank and Ameris Bank, respectively, to approve a separate merger agreement (the “Bank Merger Agreement”) in substantially the form attached hereto as Exhibit B, and cause the Bank Merger Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement. As provided in the Bank Merger Agreement, the Bank Merger shall be abandoned at the election of Ameris Bank at any time whether before or after filings are made for regulatory approval of the Bank Merger.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Agent. Prior to the Effective Time, Ameris shall appoint, at its election, an unrelated bank or trust company reasonably acceptable to Coastal, or Ameris’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2 Deposit of Merger Consideration. At or prior to the Effective Time, Ameris shall (i) deposit with the Exchange Agent, or authorize the Exchange Agent to issue, an aggregate number of shares of Ameris Common Stock equal to the aggregate Merger Consideration and (ii) deposit, or cause to be deposited, with the Exchange Agent, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (all of the foregoing, the “Exchange Fund”), and Ameris shall instruct the Exchange Agent to timely pay the aggregate Merger Consideration (including cash in lieu of fractional shares) in accordance with this Agreement.

2.3 Delivery of Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate which immediately prior to the Effective Time represented outstanding shares of

Coastal Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Ameris Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or affidavits of loss in lieu of such Certificate)) to the Exchange Agent and which shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering a Certificate in exchange for the Merger Consideration, any cash in lieu of fractional shares of Ameris Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Coastal Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional shares of Ameris Common Stock to be issued or paid in consideration therefor in respect of the shares of Coastal Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Ameris Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to Ameris Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Ameris Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Ameris Common Stock represented by such Certificate and not paid or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Ameris Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Ameris Common Stock issuable with respect to such Certificate.

(d) In the event of a transfer of ownership of a Certificate representing Coastal Common Stock that is not registered in the stock transfer records of Coastal, the shares of Ameris Common Stock and cash in lieu of fractional shares of Ameris Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Coastal Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of Ameris that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Ameris) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of Ameris Common Stock otherwise payable pursuant to this Agreement to any holder of Coastal Common Stock such amounts as the Exchange Agent or Ameris, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Ameris, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Coastal Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Ameris, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of Coastal of the shares of Coastal Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Coastal Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Ameris Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Ameris Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Ameris Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Ameris. In lieu of the issuance of any such fractional share, Ameris shall pay to each former shareholder of Coastal who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) $21.41 by (ii) the fraction of a share (after taking into account all shares of Coastal Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of Ameris Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Coastal at the expiration of six (6) months after the Effective Time may be paid to Ameris. In such event, any former shareholders of Coastal who have not theretofore complied with this Article II shall thereafter look only to Ameris with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Ameris Common Stock deliverable in respect of each share of Coastal Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Ameris, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Coastal Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Ameris or the Exchange Agent, the posting by such Person of a bond in such amount as Ameris may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COASTAL

Except as Previously Disclosed, Coastal hereby represents and warrants to Ameris as follows:

3.1 Organization, Standing and Power.

(a) Each of Coastal and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or formation, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Coastal.

(b) Coastal has previously made available to Ameris true and complete copies of Coastal’s articles of incorporation (the “Coastal Charter”) and bylaws (the “Coastal Bylaws”) and the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect. Neither Coastal nor any of its Subsidiaries is in violation of any provision of the Coastal Charter or Coastal Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.

(c) As used in this Agreement, the term “Subsidiary,” when used with respect to either Party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).

3.2 Capitalization.

(a) The authorized capital stock of Coastal consists of (i) 50,000,000 shares of Coastal Common Stock, of which 3,358,344 shares were issued and outstanding as of the date hereof, and (ii) 2,000,000 shares of preferred stock, of which (A) 250,000 shares have been designated Series A Preferred Stock, there being 65,144 shares of Series A Preferred Stock issued and outstanding as of the date hereof and (B) 10,000 shares have been designated Series B Mandatorily Convertible Perpetual Preferred Stock, there being zero shares of Series B Mandatorily Convertible Perpetual Preferred Stock issued and outstanding as of the date hereof. As of the date hereof, Coastal held no shares of Coastal Common Stock in its treasury. All of the issued and outstanding shares of Coastal Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Coastal may vote (“Voting Debt”) are issued or outstanding. As of the date hereof, except for the Coastal Options and Coastal Warrants, Coastal does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of Coastal Common Stock, Voting Debt or any other equity securities of Coastal or any securities representing the right to purchase or otherwise receive any shares of Coastal Common Stock, Voting Debt or other equity securities of Coastal. There are no contractual obligations of Coastal or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Coastal or any equity security of Coastal or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Coastal or its Subsidiaries or (ii) pursuant to which Coastal or any of its Subsidiaries is or could be required to register shares of Coastal capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Except as set forth in Section 3.2(b) of the Disclosure Schedule of Coastal, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of Coastal, including Coastal Bank, are owned by Coastal, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Significant Subsidiary of Coastal has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except for the ownership of Coastal Subsidiaries, readily marketable securities, securities held-to-maturity in Coastal Bank’s investment portfolio and stock in the Federal Home Loan Bank of Atlanta (“FHLB”), neither Coastal nor any of its Subsidiaries owns any equity or profit-and-loss interest in any individual, bank, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization (“Person”).

(c) Coastal does not have a dividend reinvestment plan or any shareholder rights plan.

3.3 Authority; No Violation.

(a) Coastal has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Coastal. As of the date of this Agreement, the Board of Directors of Coastal has determined that this Agreement is advisable and in the best interests of Coastal and its shareholders and has directed that this Agreement be submitted to Coastal’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for receipt of the affirmative vote to approve this Agreement by the holders of a majority of the outstanding shares of Coastal Common Stock and Coastal Series A Preferred Stock, voting together as one class, at a meeting called therefor (the “Coastal Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Coastal and (assuming due authorization, execution and delivery by Ameris) constitutes the valid and binding obligations of Coastal, enforceable against Coastal in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) Neither the execution and delivery of this Agreement by Coastal or the Bank Merger Agreement by Coastal Bank nor the consummation by Coastal of the transactions contemplated in this Agreement or by Coastal Bank of the transactions in the Bank Merger Agreement, nor compliance by Coastal or Coastal Bank with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) assuming that the Coastal Shareholder Approval is duly obtained or given, violate any provision of the Coastal Charter or Coastal Bylaws or the organizational documents of Coastal Bank or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to Coastal, any of its Subsidiaries or any of their respective properties or assets in a manner that could reasonably be expected to have a Material Adverse Effect on Coastal or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Coastal or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, bylaw or other instrument or obligation to which Coastal or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4 Consents and Approvals. Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the Securities and Exchange Commission (the “SEC”), the Nasdaq Global Select Market (the “Nasdaq”), state securities authorities, the Financial Industry Regulatory Authority, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”), other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a registration statement on Form S-4 (the “Form S-4”) in which a proxy statement relating to the meeting of the shareholders of Coastal to be held in connection with this Agreement (the “Proxy Statement”) will be included, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the FDIC, the Georgia Department of Banking and Finance and the Secretary of State of the State of Georgia to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Ameris Common Stock pursuant to this Agreement and approval of listing of such Ameris Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Coastal or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Coastal of this Agreement.

3.5 Reports.

(a) Coastal and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2010 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which Coastal has been given notice by any Governmental Entity with respect to any such report, registration, statement or certification.

(b) Neither Coastal nor any of its Subsidiaries has filed or furnished to the SEC any final registration statement, prospectus, report, schedule and definitive proxy statement pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the date of this Agreement other than filings made pursuant to Regulation D. No information provided by Coastal to its shareholders, in connection with annual or special meetings of shareholders or otherwise, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

3.6 Financial Statements.

(a) The audited consolidated balance sheets (including related notes and schedules, if any) of Coastal and its Subsidiaries as of December 31, 2012 and 2011 and the consolidated statements of operations, shareholders’ equity and cash flows (including related notes and schedules, if any) of Coastal and its Subsidiaries for each of the two (2) years ended December 31, 2012 and 2011, and the unaudited consolidated financial statements of Coastal and its Subsidiaries as of December 31, 2013, and for the year then ended, and as of January 31, 2014, and for the interim period then ended (collectively, the “Coastal Financial Statements”), have been previously made available to Ameris or its representatives. The Coastal Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject, in the case of the unaudited interim statements, to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of Coastal and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto. As of the date of this Agreement, the financial and accounting books and records of Coastal and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) The call reports of Coastal Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2011, through the Closing Date have been prepared in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices, through periods covered by such reports.

(c) There is no transaction, arrangement or other relationship between Coastal or any of its Subsidiaries and any unconsolidated or other affiliated entity that is not reflected in the Coastal Financial Statements.

(d) The records, systems, controls, data and information of Coastal and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Coastal or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Coastal’s (or any Coastal Subsidiary’s) system of internal accounting controls.

(e) Since December 31, 2010, (i) neither Coastal nor, to the knowledge of Coastal, any director, officer, employee, auditor, accountant or representative of Coastal or Coastal Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Coastal or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that Coastal or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Coastal or any of its Subsidiaries, or other Person, whether or not employed by Coastal or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by Coastal or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of Coastal or any of its Subsidiaries or any committee thereof or to any director or officer of Coastal or any of its Subsidiaries.

3.7 Absence of Changes.

(a) Since December 31, 2012, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Coastal. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Ameris or Coastal, as the case may be, any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Entities of general applicability to companies in the industry in which such Party and its Subsidiaries operate, (C) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the industry in which such Party and its Subsidiaries operate, or (D) the public disclosure of this Agreement or the transactions contemplated hereby, except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate); or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such Party to timely consummate the transactions contemplated by this Agreement or to perform its agreements or covenants hereunder.

(b) Since December 31, 2012, (i) Coastal and its Subsidiaries have conducted their respective businesses in the ordinary course of business and (ii) neither Coastal nor any of its Subsidiaries has (A) granted any rights or issued any securities (other than the issuance of securities upon the exercise of Coastal Options), or (B) declared or paid any distribution on, or repurchased, any of its capital stock. Since December 31, 2013, neither Coastal nor any of its subsidiaries has incurred any material liabilities or obligations for borrowed funds, except as set forth in Section 3.7(b) of the Disclosure Schedule of Coastal.

3.8 Compliance with Applicable Law.

(a) Except as set forth in Section 3.8(a) of the Disclosure Schedule of Coastal, Coastal and each of its Subsidiaries are and, at all times since December 31, 2011, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties or assets, including Sections 23A and 23B of the

Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices. Coastal is not aware of any facts or circumstances that would cause it to believe that any nonpublic customer information possessed by it or any of its Subsidiaries has been disclosed to, or accessed by, an unauthorized third party in a manner that would require or cause it or any of its Subsidiaries to undertake any material remedial action. Coastal and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2010 held, all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and to Coastal’s knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. Coastal is duly registered with the FRB as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The deposit accounts of Coastal Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance is pending or, to the knowledge of Coastal, threatened.

(b) Since December 31, 2011, neither Coastal nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) requiring Coastal or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “Coastal Regulatory Agreement”), or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and, to the knowledge of Coastal, neither Coastal nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Except as set forth in Section 3.8(b) of the Disclosure Schedule of Coastal, neither Coastal nor any of its Subsidiaries is party to or subject to any Coastal Regulatory Agreement.

(c) Neither Coastal nor any of its Subsidiaries (nor, to the knowledge of Coastal, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.9 Material Contracts; Defaults.

(a) Except as set forth in Section 3.9(a) of the Disclosure Schedule of Coastal, neither Coastal nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each a “Coastal Material Contract”): (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) that (A) limits or would limit in any respect the manner in which, or the localities in which, Coastal or any of its Subsidiaries may conduct its business, (B) that obligates Coastal or any of its Subsidiaries to conduct business with any Person to the exclusion of others, or (C) other than provisions of standard vendor, service or supply contracts entered into the ordinary course of business, limits or would limit in any way the ability of Coastal or any of its Subsidiaries to solicit prospective employees or customers or would so limit or purport to limit the ability of Ameris or any of its affiliates to do so following consummation of the transactions contemplated by this Agreement; or (iii) for the purchase of services, materials, supplies, goods, equipment or for the purchase, lease or license of other assets or property that provides for, or that creates future payment obligations in excess of, either (x) annual payments of $15,000 or more, or (y) aggregate payments of $50,000 or more, other than contracts that can be terminated by Coastal or a Coastal Subsidiary on thirty (30) days or less written notice at any time without penalty or premium.

(b) Neither Coastal nor any of its Subsidiaries, nor, to Coastal’s knowledge, any counterparty or counterparties, is in breach of any Coastal Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach.

3.10 State Takeover Laws. The Board of Directors of Coastal has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in any applicable “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law.

3.11 Coastal Benefit Plans.

(a) With respect to each Coastal Benefit Plan, Coastal has provided or made available to Ameris a current, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the Coastal Benefit Plan, the related trust agreement or other funding instrument (if any), and any other related documents (including all amendments to such Coastal Benefit Plan and related documents); (ii) the most recent determination or opinion letter, if applicable; (iii) any summary plan description, summary of material modifications and other material written communications, other than individual pension benefit statements provided in accordance with Section 105 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), within the last three (3) years by Coastal and its Subsidiaries to any current or former employee or director of Coastal or any of its Subsidiaries or other beneficiaries concerning the extent of the benefits provided under a Coastal Benefit Plan; (iv) all material communications to or from the Internal Revenue Service (“IRS”) or any other Governmental Entity relating to each Coastal Benefit Plan within the last three (3) years; and (v) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b) (i) Each Coastal Benefit Plan has been administered in all material respects in accordance with its terms and the applicable provisions of ERISA, the Code and other laws; (ii) each Coastal Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received or is the subject of a favorable determination letter or uses a prototype document that is subject to a favorable opinion letter relating to the most recently completed IRS remedial amendment period cycle, and, to the knowledge of Coastal, nothing has occurred (whether by action or failure to act) that could reasonably be expected to adversely affect the qualified status of any Coastal Benefit Plan (or the exempt status of any related trust) or require the filing of a submission under the IRS’s employee plans compliance resolution system (“EPCRS”) or the taking of other corrective action pursuant to EPCRS in order to maintain such qualified (or exempt) status, and no Coastal Benefit Plan is the subject of any pending correction or application under EPCRS; (iii) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in any material liability has occurred with respect to any Coastal Benefit Plan, no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has been engaged in by Coastal or any of its Subsidiaries with respect to any Coastal Benefit Plan that has or is expected to result in any material liability to Coastal or any of its subsidiaries, and no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived) has occurred with respect to any Coastal Benefit Plan; (iv) no material liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by Coastal or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-

employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any ERISA Affiliate; (v) there does not now exist, nor, to the knowledge of Coastal, do any circumstances exist that could reasonably be expected to result in, any material Controlled Group Liability that would be a liability of Coastal or any of its Subsidiaries; (vi) except as expressly contemplated by this Agreement, there is no present written commitment by Coastal that any Coastal Benefit Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) in a manner that results in an increased cost to Coastal or any of its Subsidiaries (other than an immaterial increase in administrative costs or changes required by law) under any Coastal Benefit Plan at any time within the twelve (12) months immediately following the date hereof; (vii) Coastal and its Subsidiaries have not incurred any material liability under any Coastal Benefit Plan (or any other plan or arrangement to which Coastal or a Subsidiary thereof is a party) in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Coastal or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other laws; (viii) each of the Coastal Benefit Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code has been administered consistent with such requirements in all material respects; (ix) no Coastal Benefit Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code; and (x) except as would not be expected to result in any material liability, all contributions required to have been made under the terms of any Coastal Benefit Plan or pursuant to ERISA and the Code have been timely made and, to the extent required, all material obligations in respect of each Coastal Benefit Plan have been properly accrued and reflected in the Coastal Financial Statements. As used in this Agreement, the term “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) Section 302 or 4068(a) of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(c) With respect to each of the Coastal Benefit Plans that is not a multiemployer plan within the meaning of Section 4001(a)(iii) of ERISA but is subject to Title IV of ERISA, as of the Effective Time, the assets of each such Coastal Benefit Plan will be at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Coastal Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.

(d) Neither Coastal nor any of its Subsidiaries (nor any ERISA Affiliate) maintains or contributes to, or within the last ten (10) years has maintained or contributed to, a “multiemployer plan” within the meaning of Section 4001(a)(iii) of ERISA or a “multiple employer welfare arrangement” (as defined in Section 3(40) or ERISA). As used in this Agreement, the term “ERISA Affiliate” means any entity that is considered one employer with Coastal under Section 4001 of ERISA or Section 414 of the Code.

(e) With respect to any Coastal Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Coastal, threatened that could reasonably be expected to result in any material liability to Coastal or any of its subsidiaries, (ii) to the knowledge of Coastal, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (“PBGC”) in respect of any Coastal Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or any other Governmental Entity is pending, in progress or, to the knowledge of Coastal, threatened (including any routine requests for information from the PBGC), and (v) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any Coastal Benefit Plan or, to the knowledge of Coastal, any fiduciary thereof (other than rules of general applicability). With respect to each Coastal Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (x) no Coastal Benefit Plan has failed to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; and (y) there has been no determination that any Coastal Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 403 of the Code or Section 303 of ERISA). None of the assets of Coastal, any of its Subsidiaries, or any ERISA Affiliate are subject to any Lien arising under ERISA or Subchapter D of Chapter 1 of the Code and, to the knowledge of Coastal, no condition exists that presents a material risk of any such Lien arising.

(f) Except as set forth in Section 3.11(f) of the Disclosure Schedule of Coastal or otherwise in this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in an (i) any payment (including severance, unemployment compensation or “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of Coastal or any of its Subsidiaries from Coastal or any of its Subsidiaries under any Coastal Benefit Plan or otherwise, (ii) any increase in compensation or benefits otherwise payable under any Coastal Benefit Plan, (iii) any acceleration of the time of payment or vesting of any such benefits, (iv) the requirement to fund or increase the funding of any such benefits (through a grantor trust or otherwise), (v) except as otherwise provided in this Agreement, any limitation on the right of Coastal or any of its Subsidiaries to (A) amend, merge or terminate any Coastal Benefit Plan or related trust or (B) receive a reversion of assets from any Coastal Benefit Plan or related trust, (vi) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee of Coastal or any of its Subsidiaries, or (vii) any payments under any of the Coastal Benefit Plans or otherwise which would not be deductible under Section 162(m) or 280G of the Code. Except as otherwise provided in this Agreement, neither Coastal nor any of its Subsidiaries has taken, or permitted to be taken, any action that required, and to the knowledge of Coastal, no circumstances exist that will require, the funding, or the increase in the funding, of any benefits under any Coastal Benefit Plan or resulted, or will result, in any limitation on the right of Coastal or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Coastal Benefit Plan or related trust.

(g) To the knowledge of Coastal, each Coastal Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code (i) materially complies and, at all times after December 31, 2008 has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and (ii) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Department of the Treasury and the IRS.

3.12 Approvals. As of the date of this Agreement, Coastal knows of no reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13 Fairness Opinion. The Board of Directors of Coastal has received the opinion of BSP Securities LLC (“BSP”), a subsidiary of Banks Street Partners, LLC, to the effect that, as of March 10, 2014, and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Coastal Common Stock and Coastal Series A Preferred Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.14 Coastal Information. None of the information supplied or to be supplied by Coastal for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4, as applicable, or in any other application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement or in any amendment or supplement thereto, will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to Coastal’s shareholders or at the time Coastal’s shareholders vote on the matters constituting the Coastal Shareholder Approval or at the time the Form S-4 or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Coastal in this Section 3.14 with respect to statements made or incorporated by reference therein based on information supplied by Ameris in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by Coastal or any of its Subsidiaries which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Coastal shall promptly so inform Ameris.

3.15 Litigation. Except as set forth in Section 3.15 of the Disclosure Schedule of Coastal, there is no action, suit, charge, claim, arbitration, investigation, inquiry, grievance, demand or other proceeding, whether judicial, arbitral, administrative or other (each, an “Action”), pending or, to the knowledge of Coastal, threatened against or affecting Coastal or any of its Subsidiaries, any of their respective properties or assets, or any present (or, to the knowledge of Coastal, former) officer, director or employee of Coastal or any of its Subsidiaries in such individual’s capacity as such, other than any immaterial, ordinary and routine Action incidental to the business of Coastal and its Subsidiaries. Neither Coastal nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.

3.16 Labor Matters.

(a) There are no collective bargaining agreements or other labor union contracts, agreements or understandings applicable to any employees of Coastal or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of Coastal, threat thereof, by or with respect to any employees of Coastal or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage, lockout or other work related disruption since December 31, 2010. To the knowledge of Coastal, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Coastal or any of its Subsidiaries. Coastal and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, disability, non-discrimination in employment and workers’ compensation. Except as set forth in Section 3.16(a) of the Disclosure Schedule of Coastal, no Action asserting that Coastal or any of its Subsidiaries has committed an unlawful employment practice or an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel Coastal or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the knowledge of Coastal, threatened with respect to Coastal or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Entity.

(b) Neither Coastal nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of Coastal, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to Coastal or any of its Subsidiaries and, to the knowledge of Coastal, no such investigation is in progress.

3.17 Environmental Matters.

(a) (i) Neither Coastal’s conduct nor its operation, or the conduct or operation of its Subsidiaries, nor any condition known to Coastal of any property presently owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws; (ii) there has been no release of any Hazardous Substance by Coastal or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable

Environmental Laws; (iii) since December 31, 2010, neither Coastal nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any third party asserting that Coastal or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by Coastal or any of its Subsidiaries are or were in violation of any Environmental Law or alleging that Coastal or any of its Subsidiaries have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability to Coastal or any of its Subsidiaries under any Environmental Law, from any current or former properties or facilities while owned or operated by Coastal or any of its Subsidiaries or as a result of any operations or activities of Coastal or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to Coastal or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability to Coastal or any of its Subsidiaries under any Environmental Law, and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or could reasonably be expected to result in liability to Coastal or any of its Subsidiaries under any Environmental Law; and (v) neither Coastal or its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to Coastal’s knowledge, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used in this Agreement, the term “Environmental Law” means any law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, and the Clean Air Act; regulations promulgated thereunder, and state counterparts to the foregoing.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

3.18 Loan Matters.

(a) There are no outstanding loans to any directors, executive officers and principal shareholders (as such terms are defined in the FRB’s Regulation O (12 C.F.R. Part 215)) of Coastal or any of its Subsidiaries on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the loan was originated.

(b) Each outstanding loan held by Coastal or any of its Subsidiaries (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in accordance with the relevant notes or other credit or security documents, Coastal’s or its applicable Subsidiary’s written underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable laws.

(c) Except as set forth in Section 3.18(c) of the Disclosure Schedule of Coastal, none of the agreements pursuant to which Coastal or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(d) Each outstanding loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(e) Except as set forth in Section 3.18(e) of the Disclosure Schedule of Coastal, with respect to the loans held by Coastal or any of its Subsidiaries, Coastal has provided or made available to Ameris the following: (i) all loans (including loan participants) that have been accelerated during the past twelve (12) months; (ii) all loan commitments or lines of credit which have been terminated during the past twelve (12) months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) all loans, lines of credit and loan commitments as to which it has given written notice of its intent to terminate during the past twelve (12) months; (iv) with respect to any commercial loans (including any commercial real estate loan) with an outstanding balance in excess of $500,000, all notification letters and other written communications from it to any of its borrowers, customers or other parties during the past twelve (12) months wherein it has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (v) each borrower, customer or other party which has notified it during the past twelve (12) months of, or has asserted against it, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of Coastal, each borrower, customer or other party which has given any oral notification of, or orally asserted to or against it, any such claim; (vi) all loans, (A) that are contractually past due ninety (90) days or more in the payment of principal or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where a reasonable doubt exists as to the timely future collectibility of principal or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (E) where, during the past one year, the interest rate terms have been reduced or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (F) where a specific reserve allocation exists in connection therewith; and (vii) all assets classified by it as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(f) The allowance for loan losses reflected in the Coastal Financial Statements was (and will be for periods ended after December 31, 2013) adequate, as of the dates thereof, under GAAP.

3.19 Intellectual Property.

(a) Coastal and each of its Subsidiaries either owns or licenses all Intellectual Property used by it and necessary for the conduct of its businesses as currently conducted. Neither Coastal nor any of its Subsidiaries is the licensor of Intellectual Property to any third party. None of the Intellectual Property used by Coastal or any of its Subsidiaries violates or infringes upon the Intellectual Property rights of any other Person. As of the date hereof, there is no Action pending or, to the knowledge of Coastal, threatened, which challenges the rights of Coastal or any of its Subsidiaries with respect to Intellectual Property used in its business or which asserts any violation or infringement of the Intellectual Property rights of any other Person.

(b) For purposes of this Agreement, the term “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs and logos, together with all registrations and applications related to the foregoing; (ii) patents and industrial designs (including any applications for either of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); and (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

3.20 Transactions with Affiliates. Except as set forth in Section 3.20 of the Disclosure Schedule of Coastal, there are no agreements, contracts, plans, arrangements or other transactions between Coastal or any of its Subsidiaries, on the one hand, and any (i) officer or director of Coastal or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Coastal, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Coastal, on the other hand, except those of a type available to non-affiliates of Coastal generally and compensation or benefit arrangements with officers and directors.

3.21 Derivative Instruments and Transactions.

(a) All Derivative Transactions, whether entered into for Coastal’s own account or for the account of one or more of its Subsidiaries or their customers, if any, were entered into (i) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable laws and (ii) with counterparties believed to be financially responsible at the time. Each Derivative Transaction constitutes the valid and legally binding obligation of Coastal or one of its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is, as of the date hereof, in full force and effect. Neither Coastal nor its Subsidiaries, nor, to Coastal’s knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(b) As used in this Agreement, the term “Derivative Transaction” means any instrument currently considered to be a “swap” in the banking industry, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events or weather-related events, credit-related events or conditions or any indexes (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.22 Trust Business. Each of Coastal and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.

3.23 Taxes.

(a) All Tax Returns required to have been filed by or with respect to Coastal or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), except where the failure to file such Tax Returns would not have a Material Adverse Effect or its Subsidiaries, and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other Taxes required to be paid by Coastal or its Subsidiaries have been paid or will be timely paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the Coastal Financial Statements or will be established in financial statements of Coastal to be provided to Ameris after the date hereof pursuant to this Agreement or where the failure to pay such Taxes would not have a Material Adverse Effect on Coastal or its Subsidiaries. No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against Coastal or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. There are no Liens for Taxes on the assets of Coastal or any of its Subsidiaries (except for statutory Liens for Taxes not yet delinquent). There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which Coastal or any of its Subsidiaries may be subject. All Taxes not yet due and payable by Coastal or its Subsidiaries have been properly accrued on the financial books and records of Coastal and its Subsidiaries in accordance with GAAP. None of Coastal or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among Coastal and its Subsidiaries).

(b) Coastal and its Subsidiaries have complied with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws, except where the failure so to comply with such laws or to pay over such amounts would not have a Material Adverse Effect on Coastal or its Subsidiaries. Coastal and each of its Subsidiaries have complied with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign Tax laws).

(c) As of the date of this Agreement, there are no audits, claims or controversies now pending, or to the knowledge of Coastal, threatened against or with respect to Coastal or any of its Subsidiaries with respect to any Tax or failure to file any Tax Return.

(d) Coastal is not aware of any agreement, plan, or other circumstance or reason that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(e) Neither Coastal nor any of its Subsidiaries has been a party to any distribution occurring in the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(f) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Coastal or any of its Subsidiaries.

(g) Neither Coastal nor any of its Subsidiaries has engaged in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and the Treasury Regulations thereunder, as a principal, as a material advisor or otherwise.

(h) Except as may result from the transactions contemplated by this Agreement, none of the net operating loss carryforwards, net unrealized built-in losses, tax credits, or capital loss carryforwards for federal income tax purposes of Coastal or any Coastal Subsidiary is, as applicable, currently subject to limitation under Section 382 or 383 of the Code.

(i) Neither Coastal nor any of its Subsidiaries (i) is or has, since December 31, 2009, been a member of an affiliated group (other than a group the common parent of which is Coastal or a Coastal Subsidiary) filing a consolidated, joint, combined or unitary Tax Return or (ii) has any liability for Taxes of any Person (other than Coastal and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(j) As used in this Agreement, the term “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Entity.

(k) As used in this Agreement, the term “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms, claims for refund and information returns relating to Taxes and including any attachment thereto or amendment thereof.

3.24 Community Reinvestment Act Compliance. Coastal Bank is in compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed exam, and Coastal has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in any such Subsidiary having its current rating lowered.

3.25 Insurance. Coastal and each of its Subsidiaries are presently insured with what Coastal believes to be financially sound and reputable insurance companies against such risks and for such amounts (and in accordance with all contractual and legal requirements applicable to Coastal) as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the policies, bonds and other arrangements providing for the foregoing (the “Coastal Insurance Policies”) are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Effective Time, and there is no breach or default (and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default) by Coastal or any of its Subsidiaries under any of the Coastal Insurance Policies or, to the knowledge of Coastal, by any other party to the Coastal Insurance Policies. Neither Coastal nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any Coastal Insurance Policy nor, to the knowledge of Coastal, is the termination of any such policies threatened by the insurer, and there is no claim for coverage by Coastal or any of its Subsidiaries pending under any of such Coastal Insurance Policies as to which coverage has been denied or disputed by the underwriters of such Coastal Insurance Policies or in respect of which such underwriters have reserved their rights.

3.26 Title. Coastal and its Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and valid title to all personal property owned by them, in each case free and clear of all Liens, except for Liens reflected in the Coastal Financial Statements and statutory Liens for amounts not yet due and payable. Any real property and facilities held under lease by Coastal or its Subsidiaries are valid, subsisting and enforceable leases. None of such real property or facilities leases will be adversely affected by the consummation of the Merger or the Bank Merger.

3.27 Investment Portfolio. Except for pledges to secure public and trust deposits or otherwise made in the ordinary course of business, Liens securing repurchase obligations incurred in the ordinary course of business consistent with past practices, and for FHLB stock, none of the investment securities reflected in the Coastal Financial Statements and none of the investment securities since acquired by Coastal or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of Coastal or any of its Subsidiaries to freely dispose of such investment at any time, other than those restrictions imposed on securities held to maturity under GAAP.

3.28 Books and Records. The corporate record books of Coastal and its Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other actions of the boards of directors and shareholders of Coastal and its Subsidiaries.

3.29 Indemnification. To the knowledge of Coastal, no action or failure to take action by any present or former director, officer, employee or agent of Coastal or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from Coastal or any of its Subsidiaries.

3.30 Broker’s Fees. Neither Coastal nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to BSP pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to Ameris.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF AMERIS

Except as (i) Previously Disclosed or (ii) disclosed in any Ameris SEC Reports or other publicly available document filed with or furnished by Ameris to the SEC prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Ameris hereby represents and warrants to Coastal as follows:

4.1 Organization, Standing and Power.

(a) Each of Ameris and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Ameris.

(b) Ameris has previously made available to Coastal true and complete copies of Ameris’s articles of incorporation (the “Ameris Charter”) and bylaws (the “Ameris Bylaws”), in each case as amended to the date of this Agreement and as in full force and effect. Neither Ameris nor any of its Subsidiaries is in violation of any provision of the Ameris Charter or Ameris Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.

4.2 Capitalization.

(a) The authorized capital stock of Ameris consists of 100,000,000 shares of Ameris Common Stock of which, as of the date hereof, 25,168,735 shares were issued and outstanding, and 5,000,000 shares of preferred stock, 28,000 of which are issued and outstanding as Fixed Rate Cumulative Perpetual Preferred Stock, Series A. All of the issued and outstanding shares of Ameris Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Ameris is issued and outstanding. As of the date hereof, Ameris held 1,363,342 shares of Ameris Common Stock in its treasury. As of December 31, 2013, except as disclosed in the Ameris SEC Reports, Ameris does not have and is not bound by any Rights calling for the purchase or issuance of any shares of Ameris Common Stock, Voting Debt of Ameris or any other equity securities of Ameris or any securities representing the right to purchase or otherwise receive any shares of Ameris Common Stock, Voting Debt of Ameris or other equity securities of Ameris. The shares of Ameris Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of Ameris are owned by Ameris, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Significant Subsidiary of Ameris has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) Ameris does not have a dividend reinvestment plan or any shareholder rights plan.

4.3 Authority; No Violation.

(a) Ameris has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. As of the date of this Agreement, the Board of Directors of Ameris has determined that this Agreement is advisable and in the best interests of Ameris and its shareholders. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Ameris and no other corporate action is necessary on the part of Ameris. This Agreement has been duly and validly executed and delivered by Ameris and (assuming due authorization, execution and delivery by Coastal) constitutes the valid and binding obligation of Ameris, enforceable against Ameris in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by Ameris or the Bank Merger Agreement by Ameris Bank, nor the consummation by Ameris of the transactions contemplated in this Agreement or by Ameris Bank of the transactions in the Bank Merger Agreement, nor compliance by Ameris or Ameris Bank with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) violate any provision of the Ameris Charter or the Ameris Bylaws or the organizational documents of Ameris Bank, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to Ameris, any of its Subsidiaries or any of their respective properties or assets in a manner that could be reasonably expected to have a Material Adverse Effect on Ameris, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Ameris or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Ameris or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4 Consents and Approvals. Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the FDIC, the Georgia Department of Banking and Finance and the Secretary of State of the State of Georgia to cause the Bank Merger to become effective, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the Nasdaq and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Ameris Common Stock pursuant to this Agreement and approval of listing of such Ameris Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Ameris or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Ameris of this Agreement.

4.5 Reports.

(a) Ameris and each of its Subsidiaries have filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2010 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which Ameris has been given notice by any Governmental Entity with respect to any such report, registration, statement or certification.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Ameris pursuant to the Securities Act or the Exchange Act since December 31, 2010 and prior to the date of this Agreement (the “Ameris SEC Reports”) is publicly available. No such Ameris SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Ameris SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Ameris has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

4.6 Financial Statements.

(a) The financial statements of Ameris and its Subsidiaries included (or incorporated by reference) in the Ameris SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Ameris and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Ameris and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Ameris and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) There is no transaction, arrangement or other relationship between Ameris or any of its Subsidiaries and any unconsolidated or other affiliated entity that, as of the date hereof, is not reflected in the Ameris SEC Reports.

(c) The records, systems, controls, data and information of Ameris and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Ameris or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Ameris’s (or any Ameris Subsidiary’s) system of internal accounting controls.

(d) Since December 31, 2010, (i) neither Ameris nor, to the knowledge of Ameris, any director, officer, employee, auditor, accountant or representative of Ameris or Ameris Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Ameris or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that Ameris or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Ameris or any of its Subsidiaries, or other Person, whether or not employed by Ameris or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by Ameris or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of Ameris or any of its Subsidiaries or any committee thereof or to any director or officer of Ameris or any of its Subsidiaries.

4.7 Compliance with Applicable Law.

(a) Ameris and each of its Subsidiaries are, and at all times since December 31, 2011, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties, assets, and employees. Ameris and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2010, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and, to Ameris’s knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. Ameris is duly registered with the FRB as a financial holding company under the BHC Act. The deposit accounts of Ameris Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance is pending or, to the knowledge of Ameris, threatened.

(b) Since December 31, 2011, neither Ameris nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) requiring Ameris or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, an “Ameris Regulatory Agreement”), or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and, to the knowledge of Ameris, neither Ameris nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither Ameris nor any of its Subsidiaries is party to or subject to any Ameris Regulatory Agreement.

(c) Neither Ameris nor any of its Subsidiaries (nor, to the knowledge of Ameris, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.8 Approvals. As of the date of this Agreement, Ameris knows of no reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.9 Ameris Information. None of the information supplied or to be supplied by Ameris for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4, as applicable, or in any other application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, or any amendment or supplement thereto will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to Coastal’s shareholders or at the time Coastal’s shareholders vote on the matters constituting the Coastal Shareholder Approval, or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Ameris in this Section 4.9 with respect to statements made or incorporated by reference therein based on information supplied by Coastal in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by Ameris which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Ameris shall promptly so inform Coastal.

4.10 Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between Ameris or any of its Subsidiaries, on the one hand, and any (i) officer or director of Ameris or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Ameris, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Ameris, on the other hand, except those of a type available to non-affiliates of Ameris generally, and compensation or benefit arrangements with officers and directors.

4.11 Taxes. Ameris is not aware of any agreement, plan, or other circumstance or reason that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.12 Broker’s Fees. Neither Ameris nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Keefe, Bruyette & Woods, Inc.

4.13 Community Reinvestment Act Compliance. Ameris Bank is in compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed exam, and Ameris has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in any such Subsidiary having its current rating lowered.

4.14 Absence of Changes.

(a) Since December 31, 2012, no event or events have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameris.

(b) Since December 31, 2012, Ameris and its Subsidiaries have conducted their respective businesses in the ordinary course of business.

4.15 Litigation. There is no Action pending or, to the knowledge of Ameris, threatened against or affecting Ameris or any of its Subsidiaries, any of their respective properties or assets, or any present (or, to the knowledge of Ameris, former) officer, director or employee of Ameris or any of its Subsidiaries in such individual’s capacity as such, other than any immaterial, ordinary routine Action incidental to the business of Ameris and its Subsidiaries. Neither Ameris nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Coastal Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Ameris, during the period from the date of this Agreement to the Effective Time, Coastal shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Coastal or Ameris or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.2 Coastal Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, as Previously Disclosed or as required by applicable law or a Governmental Entity, Coastal shall not, and shall not permit any of its Subsidiaries, without the prior written consent of Ameris (which shall not be unreasonably withheld, conditioned or delayed with respect to subsections (e), (f), (i), (l) and (p)), to:

(a) Capital Stock. Change the number of authorized or issued shares of its capital stock, issue any shares of Coastal Common Stock, including any shares that are held as treasury stock as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Coastal Option Plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (i) Coastal may issue shares of Coastal Common Stock upon the valid exercise, in accordance with the information set forth in the Disclosure Schedule of Coastal, of presently outstanding Coastal Options issued under the Coastal Option Plan and upon the valid exercise of any Coastal Warrant presently outstanding, and (ii) any Coastal Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations) consistent with past practice.

(b) Other Securities. Issue any other capital securities, including trust preferred or other similar securities, Voting Debt, or other securities, debentures or subordinated notes.

(c) Compensation; Employment, Etc. (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer or employee of Coastal or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal individual increases in salary to rank and file employees, in each case in the ordinary course of business consistent with past practice, and (C) severance in accordance with past practice; or (ii) hire any new officers; or (iii) promote any employee to a rank of vice president or a more senior position.

(d) Benefit Plans. Enter into, establish, adopt, modify, amend, renew, or terminate any Coastal Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder, except as required by law or pursuant to the terms of the Coastal Benefit Plan in effect as of the date hereof.

(e) Dispositions. Sell, transfer, mortgage or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any portion of its deposit liabilities.

(f) Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property or Intellectual Property, other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice, or permit to lapse its rights in any material Intellectual Property.

(g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business or properties of any Person.

(h) Loans, Loan Participations and Servicing Rights. Except as provided in Section 5.2(h) of the Disclosure Schedule of Coastal, sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving Ameris or Ameris Bank a first right of refusal to acquire such loan or participation), or sell or acquire any servicing rights.

(i) Governing Documents; Governance. Amend its articles of incorporation, charter or bylaws, except as required by law, or appoint a new director to its Board of Directors.

(j) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(k) Contracts. Except to the extent permitted by Section 5.2(f), enter into or terminate any Coastal Material Contract or amend or modify in any material respect or renew any existing Coastal Material Contract.

(l) Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of $25,000 (exclusive of any amounts paid directly or reimbursed to Coastal or any of its Subsidiaries under any insurance policy maintained by Coastal or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be expected to be material to Coastal and its Subsidiaries, taken as a whole.

(m) Deposit Taking and Other Bank Activities. In the case of Coastal Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(n) Investments. (i) Purchase any equity securities or purchase any debt securities, other than securities (A) rated “AA” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service, (B) with a weighted average life of not more than five (5) years and (C) otherwise in the ordinary course of business consistent with its current investment policy; (ii) enter into or acquire any derivatives contract or structured note; or (iii) enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk

(o) Capital Expenditures. Purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed thereof is in excess of $25,000 individually or $50,000 in the aggregate, except for emergency repairs or replacements.

(p) Lending. Make any material changes in its policies concerning loan underwriting or which classes of Persons may approve loans, or fail to comply with such policies as Previously Disclosed.

(q) Adverse Actions. Taking action that is intended to result in the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code.

(r) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(s) Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year, or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(p).

(t) New Lines of Business. Develop, market or implement any new line of business.

(u) Tax Matters. Make, change or revoke any material tax election (other than in a manner consistent with prior elections), file any materially amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any material liability with respect to disputed Taxes.

(v) Performance of Obligations. Take any action that is likely to materially impair Coastal’s ability to perform any of its obligations under this Agreement or Coastal Bank’s ability to perform any of its obligations under the Bank Merger Agreement.

(w) Commitments. Agree or commit to do any of the foregoing.

5.3 Conduct of Ameris Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Coastal, during the period from the date of this Agreement to the Effective Time, Ameris shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Coastal or Ameris or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.4 Ameris Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Coastal during the period from the date of this Agreement to the Effective Time, Ameris shall not, and shall not permit any of its Subsidiaries to:

(a) Governing Documents. Amend the Ameris Certificate or Ameris Bylaws or similar governing documents of any of its Significant Subsidiaries in a manner that would adversely affect Coastal or any of its Subsidiaries.

(b) Adverse Actions. Take any action that is intended to result in the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code.

(c) Performance Obligations. Take any action that is likely to materially impair Ameris’s ability to perform any of its obligations under this Agreement or Ameris Bank to perform any of its obligations under the Bank Merger Agreement.

(d) Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) As promptly as practicable following the date of this Agreement, Ameris, with the assistance and cooperation of Coastal, shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included. Each of Ameris and Coastal shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of Coastal and Ameris shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Coastal shall thereafter mail or deliver the Proxy Statement to its shareholders. Ameris shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Coastal shall furnish all information concerning Coastal and the holders of Coastal Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Coastal or Ameris, or any of their respective affiliates, directors or officers, should be discovered by Coastal or Ameris that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Coastal’s shareholders.

(b) In addition to their obligations pursuant to Section 6.1(a), Coastal and Ameris shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. Ameris and Coastal shall advise the other Party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Ameris Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and each Party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Coastal and Ameris, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) Subject to the terms and conditions set forth in this Agreement, Ameris and Coastal shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Coastal (in the case of Ameris) or Ameris (in the case of Coastal) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. In furtherance (but not in limitation) of the foregoing, Ameris shall, and shall cause Ameris Bank to, use commercially reasonable efforts to file any required applications, notices or other filings with the FRB, the FDIC and applicable state banking agencies within thirty (30) days of the date hereof. Coastal and Ameris shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Coastal or Ameris, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. The Parties shall promptly deliver to each other copies of all filings, orders and material correspondence to and from all Governmental Entities in connection with the transactions contemplated by this Agreement.

(d) Each of Ameris and Coastal shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Ameris, Coastal or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger or any other transactions contemplated by this Agreement.

(e) Each of Ameris and Coastal shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

(f) Notwithstanding the obligations of Ameris in this Section 6.1 or anything in this Agreement to the contrary, in no event shall Ameris be required hereby to raise common equity capital at the holding company level to resolve objections, if any, which may be asserted with respect to the Merger or the Bank Merger by any Governmental Entity, in an amount which would reduce the economic benefits of the transactions contemplated by this Agreement to Ameris to such a degree that Ameris would not have entered into this Agreement had such condition to raise common equity capital been known to it at the date hereof.

6.2 Access to Information; Current Information.

(a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, Coastal shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Ameris, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, Coastal shall, and shall cause its Subsidiaries to, make available to the Ameris all other information concerning its business, properties and personnel as Ameris may reasonably request. Upon the reasonable request of Coastal, Ameris shall furnish such reasonable information about Ameris and its business as is relevant to Coastal and its shareholders in connection with the transactions contemplated by this Agreement. Neither Coastal nor Ameris or any of their respective Subsidiaries shall be required to provide access to or to disclose information (i) where such access or disclosure would jeopardize the attorney-client privilege of such Party or its

Subsidiaries or contravene any binding agreement entered into prior to the date of this Agreement or any law, rule, regulation, order, judgment, decree or fiduciary duty or (ii) relating to such Party’s or its directors’, officers’, employees’, accountants’, counsel’s, advisors’ (including investment bankers), agents’ or other representatives’ consideration of, or deliberations regarding, the transactions contemplated by this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of clause (i) of the immediately preceding sentence apply.

(b) Coastal shall permit, and shall cause its Subsidiaries to permit, Ameris or an environmental consulting firm selected by Ameris, at the sole expense of Ameris, to conduct such phase I or phase II environmental audits, studies and tests on real property currently or formerly owned, leased or operated by Coastal or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted, Ameris shall indemnify Coastal and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.

(c) As soon as reasonably available, but in no event more than five (5) Business Days after filing, Coastal will deliver to Ameris all non-confidential reports filed by it or any of its Subsidiaries with any Governmental Entity subsequent to the date hereof, including all financial and call reports filed with the FRB and the FDIC. Coastal will also deliver to Ameris as soon as practicable all quarterly and annual financial statements of Coastal and its Subsidiaries prepared with respect to periods ending subsequent to December 31, 2013. As soon as practicable after the end of each month, Coastal will deliver to Ameris in electronic form (i) the monthly deposit and loan trial balances of Coastal Bank, (ii) the monthly analysis of Coastal Bank’s investment portfolio, (iii) the monthly balance sheet and income statement of Coastal and its Subsidiaries, and (iv) an update of all of the information set forth in Section 3.18(e)(vi) and (vii).

(d) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of November 8, 2013 (the “Confidentiality Agreement”).

(e) No investigation by a Party or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement.

6.3 Shareholder Meeting. Coastal shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the GBCC and the Coastal Charter and the Coastal Bylaws necessary to (A) call and give notice of a special meeting of Coastal’s shareholders (the “Coastal Shareholder Meeting”) for the purpose of seeking the Coastal Shareholder Approval within five (5) Business Days following the date the Form S-4 is declared effective under the Securities Act (the “Coastal Shareholder Meeting Notice Date”) and (B) schedule the Coastal Shareholder Meeting to take place on a date that is within thirty (30) days after the Coastal Shareholder Meeting Notice Date; (ii) use its commercially reasonable best efforts to (x) cause the Coastal Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Coastal Shareholder Approval; and (iii) subject to Section 6.7, include in the Proxy Statement the recommendation that the shareholders of Coastal approve this Agreement (the “Coastal Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, Coastal shall not be required to hold the Coastal Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Coastal Shareholder Meeting.

6.4 Nasdaq Listing. Ameris shall use its commercially reasonable best efforts to cause the shares of Ameris Common Stock to be issued to the holders of Coastal Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.5 Employee Matters.

(a) Following the Effective Time, Ameris shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of Coastal and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities, including severance, that are made available on a uniform and non-discriminatory basis to similarly situated employees of Ameris or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Ameris or its Subsidiaries. Ameris shall give the Covered Employees full credit for their prior service with Coastal and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by Ameris and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by Ameris.

(b) With respect to any employee benefit plan of Ameris that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, Ameris or its applicable Subsidiary shall use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such Ameris or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Coastal Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c) Prior to the Effective Time, Coastal shall take, and shall cause its Subsidiaries to take, all commercially reasonable actions requested by Ameris that may be necessary or appropriate to (i) cause one or more Coastal Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Coastal Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Coastal Benefit Plan for such period as may be requested by Ameris, or (iv) facilitate the merger of any Coastal Benefit Plan into any employee benefit plan maintained by Ameris or an Ameris Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to Ameris’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d) Nothing in this Section 6.5 shall be construed to limit the right of Ameris or any of its Subsidiaries (including, following the Closing Date, Coastal and its Subsidiaries) to amend or terminate any Coastal Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require Ameris or any of its Subsidiaries (including, following the Closing Date, Coastal and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention by Ameris or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to Ameris’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(e) For purposes of this Agreement, “Coastal Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, and all other material benefit plans, arrangements or agreements, including any other employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, whether or not subject to ERISA, or whether formal or informal, for the benefit of any employee, former employee, director or former director of Coastal or any of its Subsidiaries or any of their spouses, dependents or beneficiaries entered into, maintained or contributed to by Coastal or any of its Subsidiaries or to which Coastal or any of its Subsidiaries is obligated to contribute, or with respect to which Coastal or any of its Subsidiaries has any material liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of Coastal or any of its Subsidiaries or to any spouse, beneficiary or dependent thereof.

(f) If, within twelve (12) months after the Effective Time, any Covered Employee is terminated by Ameris or its Subsidiaries other than “for cause” or as a result of unsatisfactory job performance, then Ameris shall pay severance to such Covered Employee in an amount no less than the severance to which such employee would have been entitled in connection with such termination had it occurred under Ameris’s severance policy in effect as of the date of this Agreement and Previously Disclosed. Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than twelve (12) months after the Effective Time will be as set forth in the severance policies of Ameris and its Subsidiaries as then in effect.

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six (6) years from and after the Effective Time, Ameris shall indemnify, defend and hold harmless the present and former directors, officers and employees of Coastal and its Subsidiaries (the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, settlements or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each, a “Claim”), arising out of actions or omissions of such Persons in the course of performing their duties for Coastal occurring at or before the Effective Time (including the transactions contemplated hereby), to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the Coastal Charter, the Coastal Bylaws or the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of Coastal’s Subsidiaries, each as in effect on the date of this Agreement.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.6 shall promptly notify Ameris upon learning of any Claim, provided that failure to so notify shall not affect the obligation of Ameris under this Section 6.6 unless, and only to the extent that, Ameris is actually and materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether arising before or after the Effective Time), (i) Ameris shall have the right to assume the defense thereof and Ameris shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) Ameris shall not be liable for any settlement effected without its prior written consent and (iv) Ameris shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) For a period of six (6) years following the Effective Time, Ameris will use its commercially reasonable efforts to provide director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors of Coastal or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by Coastal; provided, however, that (i) if Ameris is unable to maintain or obtain the insurance called for by this Section 6.6(c), then Ameris will provide as much comparable insurance as is reasonably available, (ii) officers and directors of Coastal or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance, and (iii) in satisfaction of its obligations under this Section 6.6(c), Ameris may require Coastal to purchase, prior to but effective as of the Effective Time, tail insurance providing such coverage prior to Closing. Whether or not Ameris or Coastal shall procure such coverage, in no event shall

Ameris be required to expend, or Coastal expend, for such tail insurance more than one hundred fifty percent (150%) of the annual cost currently expended by Coastal with respect to such insurance (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, then Coastal or Ameris, as applicable, shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d) If Ameris or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Ameris and its Subsidiaries shall assume the obligations set forth in this Section 6.6.

6.7 No Solicitation.

(a) Coastal agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, and employees (the “Coastal Individuals”) not to, and will use its commercially reasonable best efforts to cause Coastal and its Subsidiaries’ agents, advisors, accountants, legal counsel, and financial advisors (the “Coastal Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and its Subsidiaries’ business, properties or assets (“Coastal Confidential Information”) to, or have any discussions with, any Person relating to, any Acquisition Proposal. Coastal will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Ameris with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal. It is understood that any breach of the provisions of this Section 6.7 by any Coastal Representative shall constitute a breach by Coastal.

(b) Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the Coastal Shareholder Approval, in the event Coastal receives an unsolicited Acquisition Proposal and the Board of Directors of Coastal determines in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, Coastal may, and may permit its Subsidiaries and the Coastal Individuals and the Coastal Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Coastal than the Confidentiality Agreement, (ii) furnish or cause to be furnished Coastal Confidential Information to the Person or Persons making such Acquisition Proposal pursuant to such confidentiality agreement, and (iii) negotiate and participate in such negotiations or discussions with the Person or Persons making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of Coastal determines in good faith (following consultation with counsel) that failure to take such actions would or would be reasonably likely to result in a violation of its fiduciary duties under applicable law.

(c) The Board of Directors of Coastal shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Ameris, the Coastal Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Ameris the Coastal Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, the Board of Directors of Coastal (including any committee thereof) may, at any time prior to obtaining the Coastal Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of Coastal determines in good faith (after consultation with counsel and taking into account all adjustments to the terms of this Agreement that may be offered by Ameris under this Section 6.7(c)) constitutes a Superior Proposal if, in the case of any such Change in Recommendation, the Board of Directors of Coastal shall have determined in good faith (after consultation with counsel and taking into account all adjustments to the terms of this Agreement that may be offered by Ameris under this Section 6.7(c)) that, in light of such Superior Proposal, the failure to take such action constitutes or is reasonably likely to constitute a violation of its fiduciary duties under applicable law; provided, however, that the Board of Directors of Coastal may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal unless (i) Coastal shall not have breached this Section 6.7 in any respect and (ii) (A) the Board of Directors of Coastal determines in good faith (after consultation with counsel) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Ameris under this Section 6.7(c); (B) Coastal has given Ameris at least three (3) days’ prior written notice of its intention to take such action set forth above (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (C) before effecting such Change in Recommendation, Coastal has negotiated, and has caused its representatives to negotiate, in good faith with Ameris during such notice period to the extent Ameris wishes to negotiate, to enable Ameris to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, Coastal shall, in each case, be required to deliver to Ameris a new written notice, the notice period shall have recommenced and Coastal shall be required to comply with its obligations under this Section 6.7 with respect to such new written notice.

(d) Coastal will advise Ameris in writing within twenty-four (24) hours following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Ameris apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

(e) As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Coastal or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner in a single transaction or series of transactions more than twenty percent (20%) of the voting power in, or more than twenty percent (20%) of the fair market value of the business, assets or deposits of, Coastal or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal that the Board of Directors of Coastal concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, Ameris acknowledging that BSP is a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

6.8 Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Each of the Parties shall promptly inform the other in writing upon receiving notice of any Action by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.9 Correction of Information. Each of Coastal and Ameris shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Affect qualification contained in Article VII, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any Party receiving such notice.

6.10 System Integration. From and after the date hereof, Coastal shall cause Coastal Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause Coastal Bank’s data processing consultants and software providers to, cooperate and assist Coastal Bank and Ameris Bank in connection with an electronic and systematic conversion of all applicable data of Coastal Bank to the Ameris system, including the training of Coastal Bank employees without undue disruption to Coastal Bank’s business, during normal business hours and at the expense of Ameris (not to include Coastal Bank’s standard employee payroll).

6.11 Coordination; Integration. Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Coastal shall cause the Chief Executive Officer of Coastal Bank to assist and confer with the officers of Ameris Bank, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of Ameris Bank, as the resulting institution in the Bank Merger.

6.12 Tax Matters.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

(b) Each of Ameris and Coastal shall use its commercially reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the opinions set forth in Section 7.3(c).

(c) The Chief Financial Officer of each of Ameris and Coastal shall execute and deliver to Rogers & Hardin LLP, tax counsel for Ameris, and Troutman Sanders LLP, tax counsel for Coastal, certificates substantially in the form agreed to by the Parties and such firms at such time or times as may reasonably be requested by such firms, including contemporaneously with the execution of this Agreement, at the time the Form S-4 is declared effective by the SEC and the Effective Time, in connection with such tax counsel’s respective delivery of its tax opinion pursuant to Section 7.1(f). Each of Ameris and Coastal shall use its commercially reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 6.12(c).

6.13 Executive Employment Agreements. Upon the Effective Time, Ameris Bank shall enter into an employment agreement with Noel. A. Ellis in form and substance as provided in Exhibit C-1 and Ameris shall enter into an employment agreement with James A. LaHaise in form and substance as provided in Exhibit C-2.

6.14 Option and Warrant Holder Information. Prior to the Closing Date, Coastal shall provide Ameris with a written list containing the name, address and social security number of each holder of Coastal Options and Coastal Warrants.

6.15 Payment/Assumption of Coastal Indebtedness. At or prior to the Effective Time, Ameris shall cause to be paid for the benefit of Coastal all amounts required for the full satisfaction of the obligations of Coastal then outstanding under (i) those certain Convertible Promissory Notes issued by Coastal prior to the date hereof having an aggregate principal amount of $405,000 and a maturity date of January 30, 2015 and (ii) that certain Loan and Security Agreement dated November 30, 2005 between Coastal and TD Bank, N.A., as amended through the date of this Agreement (or as subsequently amended with the prior written consent of Ameris). In connection with the Closing, Ameris shall assume the obligations of Coastal arising in connection with Coastal’s issuance, through wholly owned statutory business trusts, in August 2003 and December 2005 of $5,000,000 and $10,000,000, respectively, of Floating Rate Junior Subordinated Deferrable Interest Debentures, and each Party shall assist and cooperate with the other Party as reasonably necessary to consummate and make effective such assumption.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Coastal and Ameris, at or prior to the Closing Date, of the following conditions:

(a) Shareholder Approval. The Coastal Shareholder Approval shall have been obtained.

(b) Nasdaq Listing. The shares of Ameris Common Stock to be issued in exchange for Coastal Common Stock in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement shall be in effect.

(e) Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement in the manner provided herein, including the Merger and the Bank Merger, shall have been obtained without the imposition of any condition, or carryover of any condition applicable to Coastal or Coastal Bank, that would increase any of the minimum regulatory capital requirements of Ameris, as the Surviving Corporation in the Merger, or Ameris Bank, as the resulting institution in the Bank Merger, and such Regulatory Approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

(f) Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Ameris shall have received an opinion of Rogers & Hardin LLP, and Coastal shall have received an opinion of Troutman Sanders LLP, each reasonably acceptable in form and substance to Ameris and Coastal, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such tax opinion, such law firms will be entitled to receive and rely upon customary certificates and representations of the Chief Financial Officer of each of Ameris and Coastal as referenced in Section 6.12(c).

7.2 Conditions to Obligations of Ameris. The obligation of Ameris to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by Ameris, at or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Coastal set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that the representations and warranties in Sections 3.2 (Capitalization), 3.7 (Absence of Changes) and 3.14 (Coastal Information) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and provided further, that for purposes of the foregoing, except with regard to the representations and warranties in Sections 3.2 (Capitalization), 3.7 (Absence of Changes) and 3.14 (Coastal Information), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) in any such representation or warranty shall be disregarded. Ameris shall have received a certificate signed on behalf of Coastal by the Chief Executive Officer or the Chief Financial Officer of Coastal to the foregoing effect.

(b) Performance of Obligations of Coastal. Coastal shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Ameris shall have received a certificate signed on behalf of Coastal by the Chief Executive Officer or the Chief Financial Officer of Coastal to such effect.

(c) Dissenting Shares. Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding Coastal Common Stock.

(d) Restrictive Covenant Agreements. Each non-employee member of the Boards of Directors of Coastal and Coastal Bank shall have executed and delivered to Ameris a Non-Competition and Non-Disclosure Agreement substantially in the form attached hereto as Exhibit D.

7.3 Conditions to Obligations of Coastal. The obligation of Coastal to effect the Merger is also subject to the satisfaction or waiver by Coastal at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Ameris set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that the representations and warranties in Section 4.9 (Ameris Information) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and provided further, that for purposes of the foregoing, except with regard to the representations and warranties in Section 4.9 (Ameris Information), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) in any such representation or warranty shall be disregarded. Coastal shall have received a certificate signed on behalf of Ameris by the Chief Executive Officer or the Chief Financial Officer of Ameris to the foregoing effect.

(b) Performance of Obligations of Ameris. Ameris shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Coastal shall have received a certificate signed on behalf of Ameris by the Chief Executive Officer or the Chief Financial Officer of Ameris to such effect.

(c) Payment of Merger Consideration. Ameris shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date, and the Exchange Agent shall provide Coastal with reasonably satisfactory evidence of such delivery.

(d) Payment of Warrant Cash-Out Payments. Ameris shall have paid the Warrant Cash-Out Payment due with respect to each Coastal Warrant surrendered to Ameris on or before the Closing Date, such payment to be made by wire transfer of same-day funds to an account designated in writing to Ameris by the holder of such Coastal Warrant no later than two (2) Business Days prior to the Closing Date.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Coastal Shareholder Approval:

(a) by mutual consent of Coastal and Ameris in a written instrument authorized by the Boards of Directors of Coastal and Ameris;

(b) by either Coastal or Ameris, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if such denial is attributable to the failure of such Party to perform any covenant in this Agreement required to be performed prior to the Effective Time;

(c) by either Coastal or Ameris, if the Merger shall not have been consummated on or before October 31, 2014, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(d) by either Coastal or Ameris (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Coastal, in the case of a termination by Ameris, or Ameris, in the case of a termination by Coastal, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period;

(e) by Ameris if (i) the Board of Directors of Coastal (or any committee thereof) shall have failed to make the Coastal Board Recommendation or shall have made a Change in Recommendation, or (ii) Coastal shall have materially breached any of the provisions set forth in Section 6.7;

(f) by Coastal prior to obtaining the Coastal Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.7; provided, however, that Coastal has (i) not materially breached the provisions of Section 6.7, and (ii) complied with its payment obligation under Section 8.4(a);

(g) by either Coastal or Ameris, if the provisions of Section 8.1(e) are not applicable and the shareholders of Coastal fail to provide the Coastal Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof; and

(h) by Coastal in the event that both: (A) the Average Ameris Stock Price is less than $17.27 (with a proportionate adjustment in the event that outstanding shares of Ameris Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date); and (B) the number obtained by dividing the Average Ameris Stock Price by $21.59 is less than the number obtained by (A) dividing the Final Index Price by the Initial Index Price and then (B) multiplying the quotient so obtained by 0.80. On the Determination Date, Ameris shall provide Coastal Ameris’s calculation of the Average Ameris Stock Price and the Final Index Price, and Coastal shall have two (2) Business Days following its receipt of such calculations within which to give written notice of termination pursuant to this Section 8.1(h).

The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of this Section 8.1 shall give written notice of such termination to the other Party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

For purposes of this Agreement, the following terms have the meanings set forth below:

“Average Ameris Stock Price” means the average of the closing sale prices of one share of Ameris Common Stock on the Nasdaq, as reported by Bloomberg L.P., for the trading days included in the Determination Period, rounded to the nearest whole cent.

“Determination Date” means the fifth (5th) Business Day immediately preceding the Closing Date.

“Determination Period” means the period beginning on the day that is twenty (20) consecutive trading days prior to the Determination Date and ending on the Determination Date.

“Final Index Price” means the average closing price of the KBW Regional Banking Index (^KRX) as reported by Bloomberg L.P. for the trading days including in the Determination Period.

“Initial Index Price” means $79.72, which is the closing price of the KBW Regional Banking Index (^KRX) as reported by Bloomberg L.P. on the trading day immediately prior to the date of this Agreement.

8.2 Effect of Termination. In the event of termination of this Agreement by either Coastal or Ameris as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Coastal, Ameris, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement; provided, however, that (i) Sections 6.2(d), 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

8.3 Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Coastal, and all filing and other fees in connection with any filing with the SEC relating to the Merger, which shall be borne by Ameris, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated, provided that nothing contained herein shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful and material breach of any provision of this Agreement.

8.4 Termination Fee.

(a) In recognition of the efforts, expenses and other opportunities foregone by Ameris while structuring and pursuing the Merger, if this Agreement is terminated pursuant to Section 8.1(e) or Section 8.1(f), then Coastal shall pay Ameris by wire transfer of same-day funds an amount equal to $1,900,000 (the “Coastal Termination Fee”), payable, in the case of a termination under Section 8.1(e), within three (3) Business Days following such termination, and in the case of a termination under Section 8.1(f), simultaneously with such termination and as a condition thereof.

(b) If this Agreement is terminated by either Party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within nine (9) months of such termination Coastal or any of its Significant Subsidiaries either (i) enters into a definitive agreement with respect to such Acquisition Proposal or (ii) consummates such Acquisition Proposal, Coastal shall, within three (3) Business Days after the first to occur of the foregoing events, pay Ameris the Coastal Termination Fee by wire transfer of same-day funds. For purposes of the immediately preceding clauses (i) and (ii), the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

(c) Notwithstanding anything to the contrary in this Agreement, the payment of the Coastal Termination Fee pursuant to this Section 8.4 shall fully discharge Coastal from, and be the sole and exclusive remedy of Ameris with respect to, any and all losses that may be suffered by Ameris based upon, resulting from or arising out of the circumstances giving rise to such termination of this Agreement. In no event shall Coastal be required to pay the Coastal Termination Fee on more than one occasion.

(d) The Parties agree that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.

8.5 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Coastal; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Coastal, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Atlanta, Georgia time, at the offices of Rogers & Hardin LLP, on a date no later than three (3)Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”). For purposes of this Agreement, a “Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday, excluding federal holidays, on which Ameris Bank is open for carrying on substantially all of its business functions.

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement other than this Section 9.2 shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Ameris, to:

Ameris Bancorp

310 First Street, S.E.

Moultrie, Georgia 31768

Attn: Mr. Edwin W. Hortman, Jr.

Fax: (229) 890-2235

with a copy (which shall not constitute notice to Ameris) to:

Rogers & Hardin LLP

2700 International Tower

229 Peachtree Street, N.E.

Atlanta, Georgia 30303

Attn: Jody L. Spencer, Esq.

Fax: (404) 230-0972

(b) if to Coastal, to:

Coastal Bankshares, Inc.

18 West Bryan Street

Savannah, Georgia 31401

Attn: Mr. James A. LaHaise

Fax: (912) 234-3373

with a copy (which shall not constitute notice to Coastal) to:

Troutman Sanders LLP

600 Peachtree Street NE

Suite 5200

Atlanta, Georgia 30308-2216

Attn: Thomas O. Powell, Esq.

Fax: (404) 962-6658

9.4 Interpretation.

(a) For the purposes of this Agreement, use of the phrase “to the knowledge” of Coastal or Ameris, as applicable, or reference to the knowledge or awareness of Coastal or Ameris, as applicable, means the actual knowledge of an executive officer of such Party or any of its Significant Subsidiaries after reasonable inquiry of subordinate officers who would reasonably be expected to have knowledge of such facts, events or circumstances.

(b) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) The word “or” as used in this Agreement shall not be exclusive.

(e) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(f) A reference to any statute or to any provision of any statute shall include any amendment to, and any modification or re-enactment thereof, and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h) If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5 Counterparts. This Agreement may be executed and delivered in two or more counterparts (including delivery by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction.

9.8 Publicity. Neither Coastal nor Ameris shall, and neither Coastal nor Ameris shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of Ameris, in the case of a proposed announcement or statement by Coastal, or Coastal, in the case of a proposed announcement or statement by Ameris; provided, however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.

9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties hereto any rights or remedies under this Agreement.

9.10 Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

9.11 Disclosure Schedule. Before entry into this Agreement, each Party delivered to the other a schedule (each a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing Party contained in Article III or Article IV, as applicable; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance. For purposes of this Agreement, “Previously Disclosed” means information set forth by a Party in the applicable paragraph of its Disclosure Schedule or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Ameris and Coastal have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

AMERIS BANCORP

By:	/s/ Edwin W. Hortman, Jr.
Edwin W. Hortman, Jr.
President and Chief Executive Officer

COASTAL BANKSHARES, INC.

By:	/s/ James A. LaHaise
James A. LaHaise
President and Chief Executive Officer

Exhibit A

SHAREHOLDER VOTING AGREEMENT

This Shareholder Voting Agreement (this “Agreement”) is entered into as of the 10th day of March, 2014, by and between Ameris Bancorp, a Georgia corporation (“Ameris”), and the undersigned holder (“Shareholder”) of Common Stock (as defined herein).

RECITALS

WHEREAS, as of the date hereof, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock (the “Common Stock”) of Coastal Bankshares, Inc. (“Coastal”) indicated on the signature page of this Agreement under the heading “Total Number of Shares of Common Stock Subject to this Agreement” (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Shares”);

WHEREAS, Ameris and Coastal propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; for purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, Coastal will merge with and into Ameris (the “Merger”); and

WHEREAS, as a condition to the willingness of Ameris to enter into the Merger Agreement, Shareholder is executing this Agreement;

NOW, THEREFORE, in consideration of, and as a material inducement to, Ameris entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Ameris in connection therewith, Shareholder and Ameris, intending to be legally bound, hereby agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Coastal, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Ameris, Shareholder shall:

(a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, all the Shares that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the sole right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including, without limitation, any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Coastal contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Coastal, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares; provided, however, that the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; and (d) such transfers as Ameris may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Ameris as follows:

(a) Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b) This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Ameris, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.

(c) The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d) Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares. Shareholder does not own, of record or beneficially, any shares of capital stock of Coastal other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any Coastal Options or Coastal Warrants. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

4. No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of Coastal, shall not, nor shall Shareholder authorize any shareholder, member, partner, officer, director, advisor or representative of Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to not permit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Ameris) any information or data with respect to Coastal or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger and the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of Coastal’s shareholders with respect to an Acquisition Proposal.

5. Irrevocable Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, Shareholder does hereby appoint Ameris with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of Coastal, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Coastal taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

6. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of Ameris to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Ameris if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Ameris will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Ameris has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Ameris’s seeking or obtaining such equitable relief. In addition, Ameris shall have the right to inform any third party that Ameris reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Ameris hereunder, and that participation by any such thirty party with Shareholder in activities in violation of Shareholder’s agreement with Ameris set forth in this Agreement may give rise to claims by Ameris against such third party. If any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought against either party hereto, the prevailing party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including, without limitation, reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the party against which such action or proceeding is brought, in addition to any other relief to which such prevailing party may be entitled.

7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon termination of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

10. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of Coastal, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of Coastal or in any other capacity.

11. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction.

12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. Waiver of Appraisal Rights; Further Assurances. To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or to demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Ameris, Coastal or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger. From time to time prior to the termination of this Agreement, at Ameris’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

14. Disclosure. Shareholder hereby permits Ameris to publish and disclose in the Proxy Statement and Form S-4 (including, without limitation, all related documents and schedules filed with the Securities and Exchange Commission) his, her or its identity and ownership of shares of Common Stock and the nature of Shareholder’s commitments, arrangements and understandings pursuant to this Agreement.

15. Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered by facsimile or other electronic transmission.

[Signature page follows.]

IN WITNESS WHEREOF, Ameris has caused this Agreement to be duly executed, and Shareholder has duly executed this Agreement, all as of the day and year first above written.

AMERIS BANCORP

By:
Edwin W. Hortman, Jr. President and Chief Executive Officer

SHAREHOLDER:

Printed Name:

Total Number of Shares of Common Stock
Subject to this Agreement:

[Signature Page to Shareholder Voting Agreement]

Exhibit B

BANK PLAN OF MERGER AND MERGER AGREEMENT

This Bank Plan of Merger and Merger Agreement (this “Agreement”) is made and entered into as of the 25th day of March, 2014, by and between Ameris Bank, a Georgia state-chartered bank (the “Surviving Bank”), and The Coastal Bank, a Georgia state-chartered bank (the “Merging Bank”) (the Merging Bank and the Surviving Bank are hereinafter collectively referred to as the “Constituent Banks”).

RECITALS

WHEREAS, Ameris Bancorp, a Georgia corporation and the sole shareholder of the Surviving Bank (“Ameris”), and Coastal Bankshares, Inc., a Georgia corporation and the sole shareholder of the Merging Bank (“Coastal”), have entered into that certain Agreement and Plan of Merger dated as of March 10, 2014 (the “Holding Company Agreement”), pursuant to which Coastal would be merged with and into Ameris (the “Company Merger”);

WHEREAS, the Boards of Directors of the Constituent Banks deem it advisable and for the benefit of the Constituent Banks that the Merging Bank merge with and into the Surviving Bank immediately upon, and subject to, the consummation of the Company Merger (the “Merger”); and

WHEREAS, the Financial Institutions Code of Georgia (the “Code”) authorizes the merger of banks organized under the Code, subject to applicable provisions of the Code and the approval of such merger by the Department of Banking and Finance of the State of Georgia (the “Department”);

NOW, THEREFORE, for and in consideration of the premises and other mutual agreements, covenants, representations and warranties contained herein, the parties hereto agree as follows:

I.

MERGER; EFFECTIVE TIME

1.1 Merger. At the Effective Time (as hereinafter defined), the Merging Bank shall be merged with and into the Surviving Bank, in accordance with the Code. The Surviving Bank shall survive the Merger, the separate existence of the Merging Bank shall cease and the Merger shall in all respects have the effect provided for in the applicable provisions of the Code.

1.2 Effective Time. Articles of Merger evidencing the transactions contemplated herein shall be delivered to the Department for filing, subject to the consummation of the Company Merger in accordance with the Holding Company Agreement, in accordance with the Code. The Merger shall be effective as of the issuance of a certificate of merger with respect thereto by the Secretary of State of the State of Georgia (the “Effective Time”).

II.

NAME OF SURVIVING BANK; ARTICLES OF

INCORPORATION; BYLAWS; DIRECTORS; OFFICERS

2.1 Name of Surviving Bank. The name of the Surviving Bank shall be “Ameris Bank”.

2.2 Articles of Incorporation of the Surviving Bank. The Articles of Incorporation of the Surviving Bank in effect at the Effective Time shall (until further amended) continue to be the Articles of Incorporation of the Surviving Bank.

2.3 Bylaws of the Surviving Bank. The Bylaws of the Surviving Bank in effect at the Effective Time shall (until further amended) continue to be the Bylaws of the Surviving Bank.

2.4 Directors of the Surviving Bank. At the Effective Time, the directors of the Merging Bank immediately prior thereto shall cease to hold office, and each director of the Surviving Bank immediately prior thereto shall remain a director of the Surviving Bank and shall thereafter hold such office for the remainder of his or her term of office and until his or her successor has been elected and qualified, or as otherwise provided in the Articles of Incorporation or the Bylaws of the Surviving Bank or by the Code.

2.5 Executive Officers of the Surviving Bank. At the Effective Time, the executive officers of the Merging Bank immediately prior thereto shall cease to hold office, and each executive officer of the Surviving Bank immediately prior thereto shall remain an executive officer of the Surviving Bank, and each of the foregoing shall thereafter hold such office for the remainder of his or her term of office and until his or her successor has been elected or appointed and qualified, or as otherwise provided in the Articles of Incorporation or the Bylaws of the Surviving Bank or by the Code.

III.

SECURITIES

The shares of the capital stock of the Constituent Banks shall be converted as follows:

3.1 Stock of the Surviving Bank. At the Effective Time, each share of the common stock of the Surviving Bank issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unaffected by the consummation of the Merger and shall continue to be held by Ameris.

3.2 Stock of the Merging Bank. At the Effective Time, each share of the common stock of the Merging Bank issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, be extinguished.

IV.

GENERAL

4.1 Approval of Shareholders and the Department. This Agreement is subject to approval by the shareholders of the Constituent Banks and by the Department.

4.2 Necessary Action. The directors and officers of the Constituent Banks shall carry out and consummate this Agreement and shall have the power to adopt all resolutions, execute and file all documents and take all other actions that they may deem necessary or desirable for the purpose of effecting the merger of the Constituent Banks in accordance with this Agreement and the Code.

4.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts. Executed counterparts may be delivered by facsimile or other electronic transmission.

4.4 Termination. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Holding Company Agreement by written consent of the parties hereto, and this Agreement shall be automatically terminated upon termination of the Holding Company Agreement.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be signed and delivered by its duly authorized officers, as of the date first written above.

ATTEST:	AMERIS BANK

By:
Asst. Secretary		Edwin W. Hortman, Jr.
Chief Executive Officer

[CORPORATE SEAL]

ATTEST:	THE COASTAL BANK

By:
Secretary		James A. LaHaise
President and Chief Executive Officer

[CORPORATE SEAL]

[Signature Page to Bank Plan of Merger and Merger Agreement]

Exhibit C-1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of the     day of                     , 2014, by and between AMERIS BANK, a Georgia state-chartered bank (“Employer”), and NOEL A. ELLIS, an individual resident of the State of Georgia (“Employee”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of March 10, 2014 (the “Merger Agreement”) by and between Ameris Bancorp, a Georgia corporation and the sole shareholder of Employer (“Ameris”), and Coastal Bankshares, Inc., a Georgia corporation (“Coastal”), Coastal will merge with and into Ameris (the “Merger”), as a result of which The Coastal Bank, a Georgia state-chartered bank and wholly owned subsidiary of Coastal (“Coastal Bank”), will become a wholly owned subsidiary of Ameris;

WHEREAS, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Employee is expected to receive significant consideration in exchange for the shares of Coastal Common Stock (as defined in the Merger Agreement) held by Employee;

WHEREAS, immediately following the consummation of the Merger, Ameris will merge Coastal Bank with and into Employer;

WHEREAS, Employee currently serves as Executive Vice President and Chief Credit Officer of Coastal and Coastal Bank;

WHEREAS, upon and subject to the consummation of the transactions contemplated by the Merger Agreement, Employer wishes to employ Employee as Senior Vice President and Regional Credit Officer of Employer, and Employee wishes to serve in such position, on the terms and conditions set forth herein;

WHEREAS, Employee desires to be assured of a secure minimum compensation from Employer for Employee’s services over a defined term;

WHEREAS, Employer desires to provide fair and reasonable benefits to Employee on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Employer desires reasonable protection of confidential business and customer information of Employer, Ameris, Coastal and Coastal Bank which has been developed over many years at substantial expense, including such confidential information of Coastal and Coastal Bank for which Ameris, as of the Effective Time (as defined in the Merger Agreement), will have paid valuable consideration, and assurance that Employee will not compete with Employer or Ameris for a reasonable period of time after termination of Employee’s employment with Employer, except as otherwise provided herein;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, Employer and Employee, each intending to be legally bound, covenant and agree as follows:

1. Employment. Upon the terms and subject to the conditions set forth in this Agreement, Employer employs Employee as Senior Vice President and Regional Credit Officer of Employer, and Employee hereby accepts such employment.

2. Position and Duties. Employee agrees to serve as Senior Vice President and Regional Credit Officer of Employer as set forth in Section 1 hereof and to perform such duties as may reasonably be assigned to Employee by the Chief Executive Officer or President of Employer; provided, however, that such duties shall be of the same character as those generally associated with the office held by Employee. During the Term (as defined in Section 3 hereof), Employee agrees to serve Employer faithfully and to the best of Employee’s ability and to devote Employee’s full business time, attention and skills to Employer’s business; provided, however, that the foregoing shall not be deemed to restrict Employee from devoting a reasonable amount of time and attention to the management of Employee’s personal affairs and investments, so long as such activities do not interfere with the responsible performance of Employee’s duties hereunder; and provided further, however, that Employee may serve as a director or officer of other of his business interests which are not competitive with Employer and any charitable, religious, civic, educational or trade organizations to the extent that such activities, individually or in the aggregate, do not interfere with the performance of Employee’s duties and responsibilities under this Agreement.

3. Term. This Agreement shall commence as of the date hereof (the “Effective Date”) and, unless otherwise earlier terminated pursuant to Section 8 hereof, shall end at 12:01 a.m., Eastern Time, on the two (2) year anniversary of the Effective Date (the “Initial Term”), provided that the Initial Term shall be extended automatically for an additional one (1) year term (each, an “Additional Term” and, together with the Initial Term, the “Term”) on the last day of the Initial Term or each Additional Term hereof unless either party hereto gives written notice to the other party not to so extend no later than ninety (90) days prior to the expiration of the Initial Term or any subsequent Additional Term, as the case may be, in which case no further extension shall occur and the Term shall end at the end of the Initial Term or the Additional Term during which such notice not to so extend was given.

4. Compensation.

(a) Employee shall receive an annual salary of $180,000.00 (“Base Compensation”) payable at regular intervals in accordance with Employer’s normal payroll practices now or hereafter in effect. Employer may consider and declare from time to time increases in the salary it pays Employee and thereby increase the Base Compensation. Any and all increases in Employee’s salary pursuant to this Section 4(a) shall cause the level of Base Compensation to be increased by the amount of each such increase for purposes of this Agreement. The increased level of Base Compensation as provided in this Section 4(a) shall become the level of Base Compensation for the remainder of the Term until there is a further increase in Base Compensation as provided herein.

(b) In addition to Employee’s Base Compensation, Employee shall be eligible to receive, during each calendar year during the Term, an annual bonus equal to up to fifty percent (50%) of Employee’s Base Compensation (an “Annual Bonus”) pursuant to a bonus or incentive plan of Employer; provided, however, that the terms of such bonus or incentive plan shall be in the sole and absolute discretion of the Board of Directors of Ameris (the “Board”) or a committee thereof. Any Annual Bonus earned and payable to Employee shall be paid on or after January 1, but not later than March 15, of the calendar year following the calendar year for which such Annual Bonus is earned.

(c) Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to Employee pursuant to this Agreement or any other agreement or arrangement with Employer which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by Employer pursuant to any such law, government regulation or stock exchange listing requirement).

5. Other Benefits. So long as Employee is employed by Employer pursuant to this Agreement, Employee shall be included as a participant in all present and future employee benefit, retirement and compensation plans of Employer generally available to its employees, consistent with Employee’s Base Compensation and position with Employer, including Employer’s 401(k) Profit Sharing Plan, and Employee and Employee’s dependents shall be included in Employer’s hospitalization, major medical, disability and group life insurance plans. Employee acknowledges that, notwithstanding any of the provisions of this Agreement, any of Employer’s benefit plans and programs may be modified from time to time and that Employer is not required to continue any plan or program currently in effect or adopted hereafter; provided, however, that each of the above benefits shall continue in effect on terms no less favorable than those for other executive officers of Employer (as permitted by law) during the Term. Employee’s years of service with Coastal Bank shall be recognized and shall apply to Employee’s participation in all present and future employee benefit, retirement and compensation plans of Employer.

6. Expenses. So long as Employee is employed by Employer pursuant to this Agreement, Employee shall receive reimbursement from Employer for all reasonable business expenses incurred in the course of Employee’s employment by Employer upon proper submission to Employer of written vouchers and statements for reimbursement. In addition, Employer shall reimburse Employee for all mileage driven by Employee in Employee’s personal automobile in connection with Employee’s duties hereunder in accordance with Employer’s mileage reimbursement policy as in effect from time to time. Employer shall pay for all initiation fees and monthly dues of Employee’s current country club membership for business and personal use, or if Employee does not currently possess such a membership, Employer shall pay for all initiation fees and monthly dues of membership once obtained; provided, however, that, if such a membership is not already owned by Employee as of the date hereof, then once Employee obtains such a membership, the membership shall be and remain the sole property of Employer.

7. Vacation. Employee shall be entitled to four (4) weeks paid vacation during each calendar year of Employee’s employment hereunder.

8. Termination. Subject to the respective continuing obligations of the parties hereto, including those set forth in Sections 10(a), 10(b), 10(c) and 10(d) hereof, Employee’s employment by Employer hereunder may be terminated prior to the expiration of the Term as follows:

(a) Employer, upon written notice to Employee, may terminate Employee’s employment with Employer immediately for cause; provided, however, that Employer shall not have cause for termination pursuant to either of clauses (ii) or (iii) of the definition of “cause” set forth below unless Employer gives Employee written notice of such termination for cause and Employee does not correct the event that constitutes cause, as set forth in Employer’s notice of termination, within thirty (30) days after the date on which Employer gives such written notice of termination. For purposes of this Section 8(a), “cause” for termination of Employee’s employment shall exist (i) if Employee is convicted of (from which no appeal may be taken), or pleads guilty or nolo contendere to, any act of fraud, misappropriation or embezzlement, or any felony, (ii) if, in the determination of Employer, Employee has engaged in gross or willful misconduct materially damaging to the business of Employer (it being understood, however, that neither conduct pursuant to Employee’s exercise of Employee’s good faith business judgment nor unintentional physical damage to any property of Employer by Employee shall be grounds for such a determination by Employer), or (iii) if Employee has failed, without reasonable cause, to follow reasonable written instructions of the Chief Executive Officer or President of Employer consistent with Employee’s position with Employer and, after written notice from Employer of such failure, Employee at any time thereafter again so fails.

(b) Employee may terminate Employee’s employment with Employer for good reason; provided, however, that Employee shall not have good reason for termination pursuant to this Section 8(b) unless Employee gives written notice of termination for good reason within thirty (30) days after the event giving rise to good reason occurs, Employer does not correct the event that constitutes good reason, as set forth in Employee’s notice of termination, within thirty (30) days after the date on which Employee gives written notice of termination and Employee terminates employment within sixty (60) days after the occurrence of the event that constitutes good reason. For purposes of this Section 8(b), “good reason” for termination shall mean that any one or more of the following events has occurred without Employee’s express written consent:

(i) a change in Employee’s reporting responsibilities, titles or offices, or any removal of Employee from, or any failure to re-elect Employee to, any of Employee’s positions, which has the effect of materially diminishing Employee’s responsibility or authority;

(ii) a reduction by Employer in Employee’s Base Compensation;

(iii) Employer requires Employee’s principal business location to be at any office or location more than fifty (50) miles from Coastal’s office as of the date hereof located at 18 West Bryan Street, Savannah, Georgia 31401 (other than to an office or location closer to Employee’s home residence);

(iv) without replacement by a plan providing benefits to Employee substantially equal to or greater than those discontinued, the failure by Employer to continue in effect, within its maximum stated term, any material pension, life insurance, health, accident, disability or other employee welfare benefit plan, program or arrangement in which Employee is participating, or the taking of any action by Employer that would materially adversely affect Employee’s participation or materially reduce Employee’s benefits under any of such plans; or

(v) the taking of any action by Employer that would materially adversely affect the physical conditions in or under which Employee performs the employment duties hereunder, provided that Employer may take action with respect to such conditions so long as such conditions are at least commensurate with the conditions in or under which an officer of Employee’s status would customarily perform his or her employment duties.

(c) Employee, upon ninety (90) days written notice to Employer, may terminate Employee’s employment with Employer without good reason.

(d) Employer, upon ninety (90) days written notice to Employee, may terminate Employee’s employment with Employer without cause.

(e) Employee’s employment with Employer shall terminate in the event of Employee’s death or disability. For purposes of this Agreement, “disability” shall be defined as Employee’s inability by reason of illness or other physical or mental incapacity to perform the duties required by Employee’s employment for any consecutive one hundred eighty (180) day period.

9. Compensation Upon Termination. In the event of termination of Employee’s employment with Employer pursuant to Section 8 hereof, compensation shall continue to be paid by Employer to Employee as follows:

(a) In the event of a termination pursuant to Section 8(a) or 8(c) hereof, compensation provided for herein (including Base Compensation and an Annual Bonus) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Section 5 hereof, through and including the Date of Termination (as defined in Section 11 hereof) specified in the Notice of Termination (as defined in Section 11 hereof). Any benefits payable under insurance, health, retirement and bonus plans as a result of Employee’s participation in such plans through the Date of Termination specified in the Notice of Termination shall be paid when due under such plans.

(b) In the event of a termination pursuant to Section 8(b) or 8(d) hereof, compensation provided for herein (including Base Compensation and an Annual Bonus) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Section 5 hereof, through the Date of Termination specified in the Notice of Termination, and any benefits payable under insurance, health, retirement and bonus plans as a result of Employee’s participation in such plans through the Date of Termination specified in the Notice of Termination shall be paid when due under such plans. In addition, Employee shall be entitled to continue to receive from Employer, for the greater of (x) twelve (12) months from the Date of Termination and (y) the remainder of the two (2) year Term, Base Compensation at the rate in effect at the time of termination, payable in accordance with Employer’s standard payment practices then existing.

(c) In the event of a termination pursuant to Section 8(e) hereof, compensation provided for herein (including Base Compensation and an Annual Bonus) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in

Section 5 hereof, (x) in the event of Employee’s death, for six (6) months after death, or (y) in the event of Employee’s disability, for six (6) months after disability. Any benefits payable under insurance, health, retirement and bonus plans as a result of Employee’s participation in such plans through the date of death or the Date of Termination specified in the Notice of Termination, as the case may be, shall be paid when due under those plans.

(d) Employer will permit Employee or Employee’s personal representative(s) or heirs, during a period of ninety (90) days following the Date of Termination of Employee’s employment by Employer (as specified in the Notice of Termination) for the reasons set forth in Section 8(b) or 8(d) hereof, to purchase all of the stock of Employer that would be issuable under all outstanding stock options, if any, previously granted by Employer to Employee under any Employer stock option plan then in effect, whether or not such options are then exercisable, at a cash purchase price equal to the purchase price as set forth in such outstanding stock options.

10. Restrictive Covenants.

(a) Employee acknowledges that (i) Employer has separately bargained and paid additional consideration for the restrictive covenants herein; and (ii) Employer will provide certain benefits to Employee hereunder in reliance on such covenants in view of the unique and essential nature of the services Employee will perform on behalf of Employer and the irreparable injury that would befall Employer should Employee breach such covenants.

(b) Employee further acknowledges that Employee’s services are of a special, unique and extraordinary character and that Employee’s position with Employer will place Employee in a position of confidence and trust with customers and employees of Employer and its subsidiaries and affiliates and with Employer’s other constituencies and will allow Employee access to Trade Secrets and Confidential Information (each as defined in Section 10(e) hereof) concerning Employer and its subsidiaries and affiliates.

(c) Employee further acknowledges that the types and periods of restrictions imposed by the covenants in this Section 10 are fair and reasonable and that such restrictions will not prevent Employee from earning a livelihood.

(d) Having acknowledged the foregoing, Employee covenants and agrees with Employer as follows:

(i) While Employee is employed by Employer and continuing thereafter, Employee shall not disclose or use any Confidential Information or Trade Secret of Employer for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose other than as may be necessary and appropriate in the ordinary course of performing Employee’s duties to Employer during the period of Employee’s employment with Employer.

(ii) While Employee is employed by Employer and for a period of one (1) year after termination of Employee’s employment pursuant to Section 8(a), 8(c) or 8(e) hereof, Employee shall not (except on behalf of or with the prior written consent of Employer), on Employee’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of Employer or its subsidiaries or affiliates, including actively sought prospective customers, with whom Employee had Material Contact (as defined in Section 10(e) hereof) during Employee’s employment (including Employee’s prior employment with Coastal and Coastal Bank), for the purpose of providing products or services that are Competitive (as defined in Section 10(e) hereof) with those offered or provided by Employer or its subsidiaries or affiliates, in the event of Employee’s termination, Competitive with those offered or provided by Employer or its subsidiaries or affiliates within two (2) years prior to the termination of Employee’s employment.

(iii) While Employee is employed by Employer and for a period of one (1) year after termination of Employee’s employment pursuant to Section 8(a), 8(c) or 8(e) hereof, Employee shall not, either directly or indirectly, on Employee’s own behalf or in the service or on behalf of others, perform within the Restricted Territory (as defined in Section 10(e) hereof) duties and responsibilities that are the same as or substantially similar to those Employee performs for Employer or, in the event of Employee’s termination, performed for Employer within two (2) years prior to the termination of Employee’s employment, for any business which is the same as or essentially the same as the business conducted by Employer and its subsidiaries and affiliates.

(iv) While Employee is employed by Employer and for a period of one (1) year after termination of Employee’s employment pursuant to Section 8(a), 8(c) or 8(e) hereof, Employee will not on Employee’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of Employer or its subsidiaries or affiliates, whether or not such employee is a full-time employee or a temporary employee of Employer or its subsidiaries or affiliates, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for Employer.

(v) If Employee’s employment is terminated pursuant to Section 8(a), 8(c) or 8(e) hereof and Employee subsequently engages in any conduct or takes any action prohibited under any of Sections 10(d)(ii)-(iv) hereof, then, in addition to any other remedies available to Employer hereunder, Employer may immediately terminate, and shall not be required to continue on behalf of Employee or Employee’s dependents and beneficiaries, any compensation provided for herein and any employee benefit, retirement and compensation plans and other prerequisites provided in Section 5 hereof other than those benefits that Employer may be required to maintain for Employee under applicable federal or state law.

(vi) If Employee’s employment is terminated pursuant to Section 8(b) or Section 8(d) hereof, then Employee may thereafter engage in any conduct or take any action of the type described under Sections 10(d)(ii)-(iv); provided, however, that if Employee shall at any time engage in any such conduct or take any such action, then Employer may immediately terminate, and shall not be required to continue on behalf of Employee or Employee’s dependents and beneficiaries, any compensation provided for herein (including any payments pursuant to Section 9(b) hereof) and any employee benefit, retirement and compensation plans and other perquisites provided in Section 5 hereof other than those benefits that Employer may be required to maintain for Employee under applicable federal or state law.

(vii) If Employee’s employment by Employer is terminated for any reason or for no reason, Employee will turn over immediately thereafter to Employer all business correspondence, letters, papers, reports, customer lists, financial statements, credit reports or other Confidential Information, data or documents of Employer in the possession or control of Employee, all of which writings are and will continue to be the sole and exclusive property of Employer.

(e) For purposes of this Section 10, the following terms shall be defined as set forth below:

(i) “Competitive,” with respect to particular products or services, shall mean products or services that are the same as or similar to the products or services of Employer and its subsidiaries and affiliates.

(ii) “Confidential Information” shall mean data and information:

(A) relating to the business of Employer and its subsidiaries and affiliates, regardless of whether the data or information constitutes a Trade Secret;

(B) disclosed to Employee or of which Employee becomes aware as a consequence of Employee’s relationship with Employer (or Coastal or Coastal Bank);

(C) having value to Employer; and

(D) not generally known to competitors of Employer.

Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that such term shall not mean data or information that (x) has been voluntarily disclosed to the public by Employer, except where such public disclosure has been made by Employee without authorization from Employer, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

(iii) “Material Contact” shall mean contact between Employee and a customer or prospective customer: (A) with whom or which Employee dealt on behalf of Employer or its subsidiaries or affiliates (or Coastal or Coastal Bank); (B) whose dealings with Employer were coordinated or supervised by Employee; (C) about whom Employee obtained Confidential Information in the ordinary course of business as a result of Employee’s association with Employer (or Coastal or Coastal Bank); or (D) who receives products or services as authorized by Employer, the sale or provision of which results or resulted in compensation, commissions or earnings for Employee within two (2) years prior to the date of the termination of Employee’s employment with Employer.

(iv) “Restricted Territory” shall mean the geographic territory within a fifty (50) mile radius of Employer’s office as of the date hereof located at 18 West Bryan Street, Savannah, Georgia 31401; provided, however, that if the physical location of such office shall change during the Term, then the Restricted Territory shall mean the geographic territory within a fifty (50) mile radius of the physical location of such office at such time and, in the event of the termination of Employee’s employment, the Restricted Territory shall mean the geographic territory within a fifty (50) mile radius of the physical location of such office on the Date of Termination.

(v) “Trade Secret” shall mean information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:

(A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(f) Employee acknowledges that irreparable loss and injury would result to Employer upon the breach of any of the covenants contained in this Section 10 and that damages arising out of such breach would be difficult to ascertain. Employee hereby agrees that, in addition to all other remedies provided at law or in equity, Employer may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Employee of any covenant contained in this Section 10, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 10 should ever be determined to exceed the time, geographic or other limitations permitted by applicable law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

(g) All references to Employer in this Section 10 shall include, unless the context otherwise requires, all subsidiaries and affiliates of Employer. As used in this Agreement, “affiliate” means, with respect to Employer, any corporation, limited liability company, partnership, joint venture, trust or other entity or unincorporated organization that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, Employer.

11. Notice of Termination and Date of Termination. Any termination of Employee’s employment with Employer as contemplated by Section 8 hereof, except in the circumstances of Employee’s death, shall be communicated by written notice of termination (the “Notice of Termination”) by the terminating party to the other party hereto. Any Notice of Termination given pursuant to Section 8(a), 8(b) or 8(e) hereof shall indicate the specific provisions of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. Any Notice of Termination given pursuant to Section 8(c) or 8(d) hereof shall indicate the provision of this Agreement relied upon, but need not state any basis for such termination. For purposes of this Agreement, “Date of Termination” shall mean: (i) if Employee’s employment is terminated because of disability, thirty (30) days after Notice of Termination is given (unless Employee shall have returned to the performance of Employee’s duties on a full-time basis during such thirty (30) day period); or (ii) if Employee’s employment is terminated for cause, good reason (pursuant to Section 8(b) hereof) or pursuant to Section 8(c) or 8(d) hereof, the date specified in the Notice of Termination; provided, however, that if within thirty (30) days after any such Notice of Termination is given with respect to termination of employment for cause, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual agreement of the parties or by arbitration as provided in Section 26 hereof.

12. Excess Parachute Payments and One Million Dollar Deduction Limit.

(a) Notwithstanding anything contained herein to the contrary, if any portion of the payments and benefits provided hereunder and benefits provided to, or for the benefit of, Employee under any other plan or agreement of Employer (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or would be nondeductible by Employer pursuant to Section 280G of the Code, the Payments shall be reduced (but not below zero) if and to the extent necessary so that no portion of any Payment to be made or benefit to be provided to Employee shall be subject to the Excise Tax or shall be nondeductible by Employer pursuant to Section 280G of the Code (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). Employer shall reduce or eliminate the Payments by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined in Section 12(b) hereof). For this purpose, where multiple payments or benefits are to be paid at the same time, they shall be reduced or eliminated on a pro rata basis.

(b) An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount pursuant to the Code and the amount of such Limited Payment Amount shall be made at Employer’s expense by a nationally or regionally recognized independent accounting firm selected by Employer and reasonably acceptable to Employee (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to Employer and Employee within thirty (30) days of the Termination Date, if applicable, and if the Accounting Firm determines that no Excise Tax is payable by Employee with respect to a Payment or Payments, it shall furnish Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the Determination to Employee, Employee shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon Employer and Employee subject to the application of Section 12(c) hereof.

(c) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments to be made to, or provided for the benefit of, Employee either have been made or will not be made by Employer which, in either case, will be inconsistent with the limitations provided in Section 12(a) hereof (hereinafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to Employee made on the date Employee received the Excess

Payment, and Employee shall repay the Excess Payment to Employer on demand (but not less than ten (10) days after written notice is received by Employee), together with interest on the Excess Payment at the Applicable Federal Rate (as defined in Section 1274(d) of the Code) from the date of Employee’s receipt of such Excess Payment until the date of such repayment. In the event that it is determined (i) by the Accounting Firm, Employer (which shall include the position taken by Employer, or together with its consolidated group, on its federal income tax return) or the IRS; (ii) pursuant to a determination by a court; or (iii) upon the resolution of the Dispute to Employee’s satisfaction, that an Underpayment has occurred, Employer shall pay an amount equal to the Underpayment to Employee within ten (10) days of such determination or resolution, together with interest on such amount at the Applicable Federal Rate from the date such amount would have been paid to Employee until the date of payment.

(d) Notwithstanding anything contained herein to the contrary, if any portion of the Payments would be nondeductible by Employer pursuant to Section 162(m) of the Code, the Payments to be made to Employee in any taxable year of Employer shall be reduced (but not below zero) if and to the extent necessary so that no portion of any Payment to be made or benefit to be provided to Employee in such taxable year of Employer shall be nondeductible by Employer pursuant to Section 162(m) of the Code. The amount by which any Payment is reduced pursuant to the immediately preceding sentence, together with interest thereon at the Applicable Federal Rate, shall be paid by Employer to Employee on or before the fifth business day of the immediately succeeding taxable year of Employer, subject to the application of the limitations of the immediately preceding sentence and this Section 12. Employer shall reduce or eliminate the Payments in any one taxable year of Employer by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Section 162(m) Determination (as defined in Section 12(e)). For this purpose, where multiple payments or benefits are to be paid at the same time, they shall be reduced or eliminated on a pro rata basis.

(e) The determination as to whether the Payments shall be reduced pursuant to Section 12(d) hereof and the amount of the Payments to be made in each taxable year after the application of Section 12(d) hereof shall be made by the Accounting Firm at Employer’s expense. The Accounting Firm shall provide its determination (the “Section 162(m) Determination”), together with detailed supporting calculations and documentation to Employer and Employee within thirty (30) days of the termination date specified in the Notice of Termination. The Section 162(m) Determination shall be binding, final and conclusive upon Employer and Employee.

13. Payments After Death. Should Employee die after termination of Employee’s employment with Employer while any amounts are payable to Employee hereunder, this Agreement shall inure to the benefit of and be enforceable by Employee’s executors, administrators, heirs, distributees, devisees and legatees, and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there is no such designee, to Employee’s estate.

14. Full Settlement. The respective obligations of the parties hereto to make payments or otherwise to perform hereunder shall not be affected by any rights of set-off, counterclaim, recoupment, defense or other claim, right or action which one party hereto may have against the other party hereto. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts which may be payable to Employee by Employer hereunder.

15. Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (x) when delivered personally to such party or (y) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this

Section 15) or (z) in the case of Employer only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 15), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 15.

If to Employer:	Ameris Bank
310 First Street, S.E.
Moultrie, Georgia 31768
Attn: Chief Executive Officer
Fax: (229) 890-2235

If to Employee:	The address of Employee’s principal residence as it appears in Employer’s records, with a copy to Employee (during the Term) at Employee’s principal office with Employer.

If to a beneficiary of Employee:	The address most recently specified by Employee or such beneficiary.

16. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Georgia, without giving effect to the conflicts of laws principles thereof.

17. Successors. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer, by agreement in form and substance reasonably satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a material, intentional breach of this Agreement and shall entitle Employee to terminate Employee’s employment with Employer for good reason pursuant to Section 8(b) hereof.

18. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and Employer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

19. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

20. Counterparts. This Agreement may be executed (and delivered via facsimile or other electronic transmission) in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

21. Assignment. This Agreement is personal in nature, and neither party hereto shall, without the prior written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder except as provided in Sections 13 and 17 hereof. Without limiting the foregoing, Employee’s right to receive compensation hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by Employee’s will or by the laws of descent or distribution as set forth in Section 13 hereof, and in the event of any attempted assignment or transfer contrary to this Section 21, Employer shall have no liability to pay any amounts so attempted to be assigned or transferred.

22. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

23. Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

24. Compliance with Code Section 409A.

(a) This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code (“Section 409A”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A, (i) all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A, (ii) each payment made under this Agreement shall be treated as a separate payment and (iii) the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Employee, directly or indirectly, designate the calendar year of payment.

(b) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) Notwithstanding any provision in this Agreement to the contrary, if, at the time of Employee’s separation from service with Employer, Employer has securities which are publicly traded on an established securities market, Employee is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then Employer will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) that are not otherwise exempt from Section 409A until the first payroll date that occurs after the date that is six (6) months following Employee’s separation from service with Employer (as determined under Section 409A). If any payments are postponed pursuant to this Section 24(c), then such postponed amounts will be paid in a lump sum to Employee on the first payroll date that occurs after the date that is six (6) months following Employee’s separation from service with Employer. If Employee dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of Employee’s estate within sixty (60) days after the date of Employee’s death.

(d) Notwithstanding the foregoing provisions of this Section 24, Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

25. Representations and Warranties of Employer. Employer hereby represents and warrants to Employee that: (i) this Agreement has been duly authorized by the Board, executed and delivered by Employer, and constitutes the valid and binding agreement of Employer, enforceable against Employer in accordance with its terms; and (ii) Employer has the full power authority to execute, deliver and perform this Agreement and has taken all necessary action to secure all approvals required in connection herewith.

26. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach thereof, except as otherwise provided in Section 10(f) or Section 12(c) hereof, shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association (“AAA”) and shall be conducted consistent with the rules, regulations and requirements thereof, as well as any requirements imposed by state law. The AAA Employment Arbitration Rules shall apply. The decision of the arbitrators shall be final and binding as to any matter submitted to them under this Agreement, and judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

27. Attorneys’ Fees. If there is any legal action, arbitration or proceeding between Employee and Employer arising from or based on this Agreement or the interpretation or enforcement of any provisions hereof, then the unsuccessful party to such action, arbitration or proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees, incurred by such prevailing party in such action, arbitration or proceeding, in any appeal in connection therewith and in any action or proceeding taken to enforce any judgment or order so obtained by the prevailing party. If such prevailing party recovers a judgment in any such action, arbitration, proceeding or appeal, then such costs, expenses and attorneys’ fees shall be included in and as a part of such judgment.

[Signature page follows.]

IN WITNESS WHEREOF, Employee has executed and delivered this Agreement, and Employer has caused this Agreement to be executed and delivered, all as of the day and year first above set forth.

EMPLOYER:

AMERIS BANK

By:
Edwin W. Hortman, Jr.
Chief Executive Officer

EMPLOYEE:

NOEL A. ELLIS

Exhibit C-2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of the     day of             , 2014, by and between AMERIS BANCORP, a Georgia corporation (“Employer”), and JAMES A. LAHAISE, an individual resident of the State of Georgia (“Executive”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of March 10, 2014 (the “Merger Agreement”) by and between Employer and Coastal Bankshares, Inc., a Georgia corporation (“Coastal”), Coastal will merge with and into Employer (the “Merger”), as a result of which The Coastal Bank, a Georgia state-chartered bank and wholly owned subsidiary of Coastal (“Coastal Bank”), will become a wholly owned subsidiary of Employer;

WHEREAS, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Executive is expected to receive significant consideration in exchange for the shares of Coastal Common Stock (as defined in the Merger Agreement) held by Executive;

WHEREAS, immediately following the consummation of the Merger, Coastal Bank will merge with an into Ameris Bank, a Georgia state-chartered bank and wholly owned subsidiary of Employer (“Ameris”);

WHEREAS, Executive currently serves as President and Chief Executive Officer of Coastal and Coastal Bank;

WHEREAS, upon and subject to the consummation of the transactions contemplated by the Merger Agreement, Employer wishes to employ Executive as Executive Vice President of Employer, and Executive wishes to serve in such position, on the terms and conditions set forth herein;

WHEREAS, Executive desires to be assured of a secure minimum compensation from Employer for Executive’s services over a defined term;

WHEREAS, Employer desires to provide fair and reasonable benefits to Executive on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Employer desires reasonable protection of confidential business and customer information of Employer, Ameris, Coastal and Coastal Bank which has been developed over many years at substantial expense, including such confidential information of Coastal and Coastal Bank for which Employer, as of the Effective Time (as defined in the Merger Agreement), will have paid valuable consideration, and assurance that Executive will not compete with Employer or Ameris for a reasonable period of time after termination of Executive’s employment with Employer, except as otherwise provided herein;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, Employer and Executive, each intending to be legally bound, covenant and agree as follows:

1. Employment. Upon the terms and subject to the conditions set forth in this Agreement, Employer employs Executive as Executive Vice President of Employer, and Executive hereby accepts such employment.

2. Position and Duties. Executive agrees to serve as Executive Vice President of Employer as set forth in Section 1 hereof and to perform such duties as may reasonably be assigned to Executive by the Chief Executive Officer of Employer; provided, however, that such duties shall be of the same character as those generally associated with the office held by Executive. During the Term (as defined in Section 3 hereof), Executive agrees to serve Employer faithfully and to the best of Executive’s ability and to devote Executive’s full business time, attention and skills to Employer’s business; provided, however, that the foregoing shall not be deemed to restrict Executive from devoting a reasonable amount of time and attention to the management of Executive’s personal and other business affairs and investments, so long as such activities do not interfere with the responsible performance of Executive’s duties hereunder; and provided further, however, that Executive may serve as a director or officer of other of his business interests which are not competitive with Employer and any charitable, religious, civic, educational or trade organizations to the extent that such activities, individually or in the aggregate, do not interfere with the performance of Executive’s duties and responsibilities under this Agreement.

3. Term. This Agreement shall commence as of the date hereof (the “Effective Date”) and, unless otherwise earlier terminated pursuant to Section 8 hereof, shall end at 12:01 a.m., Eastern Time, on the two (2) year anniversary of the Effective Date (the “Initial Term”), provided that the Initial Term shall be extended automatically for an additional one (1) year term (each, an “Additional Term” and, together with the Initial Term, the “Term”) on the last day of the Initial Term or each Additional Term hereof unless either party hereto gives written notice to the other party not to so extend no later than ninety (90) days prior to the expiration of the Initial Term or any subsequent Additional Term, as the case may be, in which case no further extension shall occur and the Term shall end at the end of the Initial Term or the Additional Term during which such notice not to so extend was given.

4. Compensation.

(a) Executive shall receive an annual salary of $240,000.00 (“Base Compensation”) payable at regular intervals in accordance with Employer’s normal payroll practices now or hereafter in effect. Employer may consider and declare from time to time increases in the salary it pays Executive and thereby increase the Base Compensation. Any and all increases in Executive’s salary pursuant to this Section 4(a) shall cause the level of Base Compensation to be increased by the amount of each such increase for purposes of this Agreement. The increased level of Base Compensation as provided in this Section 4(a) shall become the level of Base Compensation for the remainder of the Term until there is a further increase in Base Compensation as provided herein.

(b) In addition to Executive’s Base Compensation, Executive shall be eligible to receive, during each calendar year during the Term, an annual bonus (an “Annual Bonus”) pursuant to a bonus or incentive plan of Employer; provided, however, that the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Board of Directors of Employer (the “Board”) or a committee thereof. Any Annual Bonus earned and payable to Executive shall be paid on or after January 1, but not later than March 15, of the calendar year following the calendar year for which such Annual Bonus is earned.

(c) Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to Executive pursuant to this Agreement or any other agreement or arrangement with Employer which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by Employer pursuant to any such law, government regulation or stock exchange listing requirement).

5. Other Benefits. So long as Executive is employed by Employer pursuant to this Agreement, Executive shall be included as a participant in all present and future employee benefit, retirement and compensation plans of Employer generally available to its employees, consistent with Executive’s Base Compensation and position with Employer, including Employer’s 401(k) Profit Sharing Plan, and Executive and Executive’s dependents shall be included in Employer’s hospitalization, major medical, disability and group life insurance plans. Executive acknowledges that, notwithstanding any of the provisions of this Agreement, any of Employer’s benefit plans and programs may be modified from time to time and that Employer is not required to continue any plan or program currently in effect or adopted hereafter; provided, however, that each of the above benefits shall continue in effect on terms no less favorable than those for other executive officers of Employer (as permitted by law) during the Term. Executive’s years of service with Coastal shall be recognized and shall apply to Executive’s participation in all present and future employee benefit, retirement and compensation plans of Employer.

6. Expenses. So long as Executive is employed by Employer pursuant to this Agreement, Executive shall receive reimbursement from Employer for all reasonable business expenses incurred in the course of Executive’s employment by Employer upon proper submission to Employer of written vouchers and statements for reimbursement. In addition, Employer shall reimburse Executive for all mileage driven by Executive in Executive’s personal automobile in connection with Executive’s duties hereunder in accordance with Employer’s mileage reimbursement policy as in effect from time to time. Employer shall pay for all initiation fees and monthly dues of Executive’s current country club membership for business and personal use, or if Executive does not currently possess such a membership, Employer shall pay for all initiation fees and monthly dues of membership once obtained; provided, however, that, if such a membership is not already owned by Executive as of the date hereof, then once Executive obtains such a membership, the membership shall be and remain the sole property of Employer.

7. Vacation. Executive shall be entitled to four (4) weeks paid vacation during each calendar year of Executive’s employment hereunder.

8. Termination. Subject to the respective continuing obligations of the parties hereto, including those set forth in Sections 10(a), 10(b), 10(c) and 10(d) hereof, Executive’s employment by Employer hereunder may be terminated prior to the expiration of the Term as follows:

(a) Employer, upon written notice to Executive, may terminate Executive’s employment with Employer immediately for cause; provided, however, that Employer shall not have cause for termination pursuant to either of clauses (ii) or (iii) of the definition of “cause” set forth below unless Employer gives Executive written notice of such termination for cause and Executive does not correct the event that constitutes cause, as set forth in Employer’s notice of termination, within thirty (30) days after the date on which Employer gives such written notice of termination. For purposes of this Section 8(a), “cause” for termination of Executive’s employment shall exist (i) if Executive is convicted of (from which no appeal may be taken), or pleads guilty or nolo contendere to, any act of fraud, misappropriation or embezzlement, or any felony, (ii) if, in the determination of Employer, Executive has engaged in gross or willful misconduct materially damaging to the business of Employer (it being understood, however, that neither conduct pursuant to Executive’s exercise of Executive’s good faith business judgment nor unintentional physical damage to any property of Employer by Executive shall be grounds for such a determination by Employer), or (iii) if Executive has failed, without reasonable cause, to follow reasonable written instructions of the Chief Executive Officer of Employer consistent with Executive’s position with Employer and, after written notice from Employer of such failure, Executive at any time thereafter again so fails.

(b) Executive may terminate Executive’s employment with Employer for good reason; provided, however, that Executive shall not have good reason for termination pursuant to this Section 8(b) unless Executive gives written notice of termination for good reason within thirty (30) days after the event giving rise to good reason occurs, Employer does not correct the event that constitutes good reason, as set forth in Executive’s notice of termination, within thirty (30) days after the date on which Executive gives written notice of termination and Executive terminates employment within sixty (60) days after the occurrence of the event that constitutes good reason. For purposes of this Section 8(b), “good reason” for termination shall mean that any one or more of the following events has occurred without Executive’s express written consent:

(i) a change in Executive’s reporting responsibilities, titles or offices, or any removal of Executive from, or any failure to re-elect Executive to, any of Executive’s positions, which has the effect of materially diminishing Executive’s responsibility or authority;

(ii) a reduction by Employer in Executive’s Base Compensation;

(iii) Employer requires Executive’s principal business location to be at any office or location more than fifty (50) miles from either (A) Coastal’s office as of the date hereof located at 18 West Bryan Street, Savannah, Georgia 31401 or (B) Ameris’s Jacksonville, Florida corporate offices (other than to an office or location closer to Executive’s home residence);

(iv) without replacement by a plan providing benefits to Executive substantially equal to or greater than those discontinued, the failure by Employer to continue in effect, within its maximum stated term, any material pension, life insurance, health, accident, disability or other employee welfare benefit plan, program or arrangement in which Executive is participating, or the taking of any action by Employer that would materially adversely affect Executive’s participation or materially reduce Executive’s benefits under any of such plans; or

(v) the taking of any action by Employer that would materially adversely affect the physical conditions in or under which Executive performs the employment duties hereunder, provided that Employer may take action with respect to such conditions so long as such conditions are at least commensurate with the conditions in or under which an officer of Executive’s status would customarily perform his or her employment duties.

(c) Executive, upon ninety (90) days written notice to Employer, may terminate Executive’s employment with Employer without good reason.

(d) Employer, upon ninety (90) days written notice to Executive, may terminate Executive’s employment with Employer without cause.

(e) Executive’s employment with Employer shall terminate in the event of Executive’s death or disability. For purposes of this Agreement, “disability” shall be defined as Executive’s inability by reason of illness or other physical or mental incapacity to perform the duties required by Executive’s employment for any consecutive one hundred eighty (180) day period.

9. Compensation Upon Termination. In the event of termination of Executive’s employment with Employer pursuant to Section 8 hereof, compensation shall continue to be paid by Employer to Executive as follows:

(a) In the event of a termination pursuant to Section 8(a) or 8(c) hereof, compensation provided for herein (including Base Compensation and an Annual Bonus) shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Section 5 hereof, through and including the Date of Termination (as defined in Section 11 hereof) specified in the Notice of Termination (as defined in Section 11 hereof). Any benefits payable under insurance, health, retirement and bonus plans as a result of Executive’s participation in such plans through the Date of Termination specified in the Notice of Termination shall be paid when due under such plans.

(b) In the event of a termination pursuant to Section 8(b) or 8(d) hereof, compensation provided for herein (including Base Compensation and an Annual Bonus) shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Section 5 hereof, through the Date of Termination specified in the Notice of Termination, and any benefits payable under insurance, health, retirement and bonus plans as a result of Executive’s participation in such plans through the Date of Termination specified in the Notice of Termination shall be paid when due under such plans. In addition, Executive shall be entitled to continue to receive from Employer, for twenty-four (24) months from the Date of Termination, Base Compensation at the rate in effect at the time of termination, payable in accordance with Employer’s standard payment practices then existing.

(c) In the event of a termination pursuant to Section 8(e) hereof, compensation provided for herein (including Base Compensation and an Annual Bonus) shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Section 5 hereof, (x) in the event of Executive’s death, through the date of death, or (y) in the event of Executive’s disability, through the Date of Termination specified in the Notice of Termination. Any benefits payable under insurance, health, retirement and bonus plans as a result of Executive’s participation in such plans through the date of death or the Date of Termination specified in the Notice of Termination, as the case may be, shall be paid when due under those plans.

(d) Employer will permit Executive or Executive’s personal representative(s) or heirs, during a period of ninety (90) days following the Date of Termination of Executive’s employment by Employer (as specified in the Notice of Termination) for the reasons set forth in Section 8(b) or 8(d) hereof, to purchase all of the stock of Employer that would be issuable under all outstanding stock options, if any, previously granted by Employer to Executive under any Employer stock option plan then in effect, whether or not such options are then exercisable, at a cash purchase price equal to the purchase price as set forth in such outstanding stock options.

10. Restrictive Covenants.

(a) Executive acknowledges that (i) Employer has separately bargained and paid additional consideration for the restrictive covenants herein; and (ii) Employer will provide certain benefits to Executive hereunder in reliance on such covenants in view of the unique and essential nature of the services Executive will perform on behalf of Employer and the irreparable injury that would befall Employer should Executive breach such covenants.

(b) Executive further acknowledges that Executive’s services are of a special, unique and extraordinary character and that Executive’s position with Employer will place Executive in a position of confidence and trust with customers and employees of Employer and its subsidiaries and with Employer’s other constituencies and will allow Executive access to Trade Secrets and Confidential Information (each as defined in Section 10(e) hereof) concerning Employer and its subsidiaries.

(c) Executive further acknowledges that the types and periods of restrictions imposed by the covenants in this Section 10 are fair and reasonable and that such restrictions will not prevent Executive from earning a livelihood.

(d) Having acknowledged the foregoing, Executive covenants and agrees with Employer as follows:

(i) While Executive is employed by Employer and continuing thereafter, Executive shall not disclose or use any Confidential Information or Trade Secret of Employer for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose other than as may be necessary and appropriate in the ordinary course of performing Executive’s duties to Employer during the period of Executive’s employment with Employer.

(ii) While Executive is employed by Employer and for a period of two (2) years after termination of Executive’s employment pursuant to Section 8(a), 8(c) or 8(e) hereof, Executive shall not (except on behalf of or with the prior written consent of Employer), on Executive’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of Employer or its subsidiaries, including actively sought prospective customers, with whom Executive had Material Contact (as defined in Section 10(e) hereof) during Executive’s employment (including Executive’s prior employment with Coastal and Coastal Bank), for the purpose of providing products or services that are Competitive (as defined in Section 10(e) hereof) with those offered or provided by Employer or its subsidiaries, in the event of Executive’s termination, Competitive with those offered or provided by Employer or its subsidiaries within two (2) years prior to the termination of Executive’s employment.

(iii) While Executive is employed by Employer and for a period of two (2) years after termination of Executive’s employment pursuant to Section 8(a), 8(c) or 8(e) hereof, Executive shall not, either directly or indirectly, on Executive’s own behalf or in the service or on behalf of others, perform within the Restricted Territory (as defined in Section 10(e) hereof) duties and responsibilities that are the same as or substantially similar to those Executive performs for Employer or, in the event of Executive’s termination, performed for Employer within two (2) years prior to the termination of Executive’s employment, for any business which is the same as or essentially the same as the business conducted by Employer and its subsidiaries.

(iv) While Executive is employed by Employer and for a period of two (2) years after termination of Executive’s employment pursuant to Section 8(a), 8(c) or 8(e) hereof, Executive will not on Executive’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of Employer or its subsidiaries, whether or not such employee is a full-time employee or a temporary employee of Employer or its subsidiaries, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for Employer.

(v) If Executive’s employment is terminated pursuant to Section 8(a), 8(c) or 8(e) hereof and Executive subsequently engages in any conduct or takes any action prohibited under any of Sections 10(d)(ii)-(iv) hereof, then, in addition to any other remedies available to Employer hereunder, Employer may immediately terminate, and shall not be required to continue on behalf of Executive or Executive’s dependents and beneficiaries, any compensation provided for herein and any employee benefit, retirement and compensation plans and other prerequisites provided in Section 5 hereof other than those benefits that Employer may be required to maintain for Executive under applicable federal or state law.

(vi) If Executive’s employment is terminated pursuant to Section 8(b) or Section 8(d) hereof, then Executive may thereafter engage in any conduct or take any action of the type described under Sections 10(d)(ii)-(iv); provided, however, that if Executive shall at any time engage in any such conduct or take any such action, then Employer may immediately terminate, and shall not be required to continue on behalf of Executive or Executive’s dependents and beneficiaries, any compensation provided for herein (including any payments pursuant to Section 9(b) hereof) and any employee benefit, retirement and compensation plans and other perquisites provided in Section 5 hereof other than those benefits that Employer may be required to maintain for Executive under applicable federal or state law.

(vii) If Executive’s employment by Employer is terminated for any reason or for no reason, Executive will turn over immediately thereafter to Employer all business correspondence, letters, papers, reports, customer lists, financial statements, credit reports or other Confidential Information, data or documents of Employer in the possession or control of Executive, all of which writings are and will continue to be the sole and exclusive property of Employer.

(e) For purposes of this Section 10, the following terms shall be defined as set forth below:

(i) “Competitive,” with respect to particular products or services, shall mean products or services that are the same as or similar to the products or services of Employer and its subsidiaries.

(ii) “Confidential Information” shall mean data and information:

(A) relating to the business of Employer and its subsidiaries, regardless of whether the data or information constitutes a Trade Secret;

(B) disclosed to Executive or of which Executive becomes aware as a consequence of Executive’s relationship with Employer (or Coastal or Coastal Bank);

(C) having value to Employer; and

(D) not generally known to competitors of Employer.

Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that such term shall not mean data or information that (x) has been voluntarily disclosed to the public by Employer, except where such public disclosure has been made by Executive without authorization from Employer, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

(iii) “Material Contact” shall mean contact between Executive and a customer or prospective customer: (A) with whom or which Executive dealt on behalf of Employer or its subsidiaries (or Coastal or Coastal Bank); (B) whose dealings with Employer were coordinated or supervised by Executive; (C) about whom Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with Employer (or Coastal or Coastal Bank); or (D) who receives products or services as authorized by Employer, the sale or provision of which results or resulted in compensation, commissions or earnings for Executive within two (2) years prior to the date of the termination of Executive’s employment with Employer.

(iv) “Restricted Territory” shall mean the geographic territory within a fifty (50) mile radius of either (A) Coastal’s office as of the date hereof located at 18 West Bryan Street, Savannah, Georgia 31401 or (B) Ameris’s Jacksonville, Florida corporate offices; provided, however, that if the physical location of either such office shall change during the Term, then the Restricted Territory shall mean the geographic territory within a fifty (50) mile radius of the physical location of such offices at such time and, in the event of the termination of Executive’s employment, the Restricted Territory shall mean the geographic territory within a fifty (50) mile radius of the physical locations of such offices on the Date of Termination.

(v) “Trade Secret” shall mean information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:

(A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(f) Executive acknowledges that irreparable loss and injury would result to Employer upon the breach of any of the covenants contained in this Section 10 and that damages arising out of such breach would be difficult to ascertain. Executive hereby agrees that, in addition to all other remedies provided at law or in equity, Employer may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Executive of any covenant contained in this Section 10, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 10 should ever be determined to exceed the time, geographic or other limitations permitted by applicable law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

(g) All references to Employer in this Section 10 shall include, unless the context otherwise requires, all subsidiaries of Employer.

11. Notice of Termination and Date of Termination. Any termination of Executive’s employment with Employer as contemplated by Section 8 hereof, except in the circumstances of Executive’s death, shall be communicated by written notice of termination (the “Notice of Termination”) by the terminating party to the other party hereto. Any Notice of Termination given pursuant to Section 8(a), 8(b) or 8(e) hereof shall indicate the specific provisions of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. Any Notice of Termination given pursuant to Section 8(c) or 8(d) hereof shall indicate the provision of this Agreement relied upon, but need not state any basis for such termination. For purposes of this Agreement, “Date of Termination” shall mean: (i) if Executive’s employment is terminated because of disability, thirty (30) days after Notice of Termination is given (unless Executive shall have returned to the performance of Executive’s duties on a full-time basis during such thirty (30) day period); or (ii) if Executive’s employment is terminated for cause, good reason (pursuant to Section 8(b) hereof) or pursuant to Section 8(c) or 8(d) hereof, the date specified in the Notice of Termination; provided, however, that if within thirty (30) days after any such Notice of Termination is given with respect to termination of employment for cause, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual agreement of the parties or by arbitration as provided in Section 26 hereof.

12. Excess Parachute Payments and One Million Dollar Deduction Limit.

(a) Notwithstanding anything contained herein to the contrary, if any portion of the payments and benefits provided hereunder and benefits provided to, or for the benefit of, Executive under any other plan or agreement of Employer (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or would be nondeductible by Employer pursuant to Section 280G of the Code, the Payments shall be reduced (but not below zero) if and to the extent necessary so that no portion of any Payment to be made or benefit to be provided to Executive shall be subject to the Excise Tax or shall be nondeductible by Employer pursuant to Section 280G of the Code (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). Employer shall reduce or eliminate the Payments by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined in Section 12(b) hereof). For this purpose, where multiple payments or benefits are to be paid at the same time, they shall be reduced or eliminated on a pro rata basis.

(b) An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount pursuant to the Code and the amount of such Limited Payment Amount shall be made at Employer’s expense by a nationally or regionally recognized independent accounting firm selected by Employer and reasonably acceptable to Executive (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to Employer and Executive within thirty (30) days of the Termination Date, if applicable, and if the Accounting Firm determines that no Excise Tax is payable by Executive with respect to a Payment or Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon Employer and Executive subject to the application of Section 12(c) hereof.

(c) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments to be made to, or provided for the benefit of, Executive either have been made or will not be made by Employer which, in either case, will be inconsistent with the limitations provided in Section 12(a) hereof (hereinafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment, and Executive shall repay the Excess Payment to Employer on demand (but not less than ten (10) days after written notice is received by Executive), together with interest on the Excess Payment at the Applicable

Federal Rate (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment. In the event that it is determined (i) by the Accounting Firm, Employer (which shall include the position taken by Employer, or together with its consolidated group, on its federal income tax return) or the IRS; (ii) pursuant to a determination by a court; or (iii) upon the resolution of the Dispute to Executive’s satisfaction, that an Underpayment has occurred, Employer shall pay an amount equal to the Underpayment to Executive within ten (10) days of such determination or resolution, together with interest on such amount at the Applicable Federal Rate from the date such amount would have been paid to Executive until the date of payment.

(d) Notwithstanding anything contained herein to the contrary, if any portion of the Payments would be nondeductible by Employer pursuant to Section 162(m) of the Code, the Payments to be made to Executive in any taxable year of Employer shall be reduced (but not below zero) if and to the extent necessary so that no portion of any Payment to be made or benefit to be provided to Executive in such taxable year of Employer shall be nondeductible by Employer pursuant to Section 162(m) of the Code. The amount by which any Payment is reduced pursuant to the immediately preceding sentence, together with interest thereon at the Applicable Federal Rate, shall be paid by Employer to Executive on or before the fifth business day of the immediately succeeding taxable year of Employer, subject to the application of the limitations of the immediately preceding sentence and this Section 12. Employer shall reduce or eliminate the Payments in any one taxable year of Employer by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Section 162(m) Determination (as defined in Section 12(e)). For this purpose, where multiple payments or benefits are to be paid at the same time, they shall be reduced or eliminated on a pro rata basis.

(e) The determination as to whether the Payments shall be reduced pursuant to Section 12(d) hereof and the amount of the Payments to be made in each taxable year after the application of Section 12(d) hereof shall be made by the Accounting Firm at Employer’s expense. The Accounting Firm shall provide its determination (the “Section 162(m) Determination”), together with detailed supporting calculations and documentation to Employer and Executive within thirty (30) days of the termination date specified in the Notice of Termination. The Section 162(m) Determination shall be binding, final and conclusive upon Employer and Executive.

13. Payments After Death. Should Executive die after termination of Executive’s employment with Employer while any amounts are payable to Executive hereunder, this Agreement shall inure to the benefit of and be enforceable by Executive’s executors, administrators, heirs, distributees, devisees and legatees, and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

14. Full Settlement. The respective obligations of the parties hereto to make payments or otherwise to perform hereunder shall not be affected by any rights of set-off, counterclaim, recoupment, defense or other claim, right or action which one party hereto may have against the other party hereto. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts which may be payable to Executive by Employer hereunder.

15. Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (x) when delivered personally to such party or (y) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 15) or (z) in the case of Employer only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 15), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 15.

If to Employer:	Ameris Bancorp 310 First Street, S.E. Moultrie, Georgia 31768 Attn: Chief Executive Officer Fax: (229) 890-2235

If to Executive:	The address of Executive’s principal residence as it appears in Employer’s records, with a copy to Executive (during the Term) at Executive’s principal office with Employer.

If to a beneficiary of Executive:	The address most recently specified by Executive or such beneficiary.

16. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Georgia, without giving effect to the conflicts of laws principles thereof.

17. Successors. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a material, intentional breach of this Agreement and shall entitle Executive to terminate Executive’s employment with Employer for good reason pursuant to Section 8(b) hereof.

18. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and Employer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

19. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

20. Counterparts. This Agreement may be executed (and delivered via facsimile or other electronic transmission) in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

21. Assignment. This Agreement is personal in nature, and neither party hereto shall, without the prior written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder except as provided in Sections 13 and 17 hereof. Without limiting the foregoing, Executive’s right to receive compensation hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by Executive’s will or by the laws of descent or distribution as set forth in Section 13 hereof, and in the event of any attempted assignment or transfer contrary to this Section 21, Employer shall have no liability to pay any amounts so attempted to be assigned or transferred.

22. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

23. Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

24. Compliance with Code Section 409A.

(a) This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code (“Section 409A”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A, (i) all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A, (ii) each payment made under this Agreement shall be treated as a separate payment and (iii) the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment.

(b) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) Notwithstanding any provision in this Agreement to the contrary, if, at the time of Executive’s separation from service with Employer, Employer has securities which are publicly traded on an established securities market, Executive is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then Employer will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise exempt from Section 409A until the first payroll date that occurs after the date that is six (6) months following Executive’s separation from service with Employer (as determined under Section 409A). If any payments are postponed pursuant to this Section 24(c), then such postponed amounts will be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six (6) months following Executive’s separation from service with Employer. If Executive dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death.

(d) Notwithstanding the foregoing provisions of this Section 24, Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

25. Representations and Warranties of Employer. Employer hereby represents and warrants to Executive that: (i) this Agreement has been duly authorized by the Board, executed and delivered by Employer, and constitutes the valid and binding agreement of Employer, enforceable against Employer in accordance with its terms; and (ii) Employer has the full power authority to execute, deliver and perform this Agreement and has taken all necessary action to secure all approvals required in connection herewith.

26. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach thereof, except as otherwise provided in Section 10(f) or Section 12(c) hereof, shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association (“AAA”) and shall be conducted consistent with the rules, regulations and requirements thereof, as well as any requirements imposed by state law. The AAA Employment Arbitration Rules shall apply. The decision of the arbitrators shall be final and binding as to any matter submitted to them under this Agreement, and judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

27. Attorneys’ Fees. If there is any legal action, arbitration or proceeding between Executive and Employer arising from or based on this Agreement or the interpretation or enforcement of any provisions hereof, then the unsuccessful party to such action, arbitration or proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees, incurred by such prevailing party in such action, arbitration or proceeding, in any appeal in connection therewith and in any action or proceeding taken to enforce any judgment or order so obtained by the prevailing party. If such prevailing party recovers a judgment in any such action, arbitration, proceeding or appeal, then such costs, expenses and attorneys’ fees shall be included in and as a part of such judgment.

[Signature page follows.]

IN WITNESS WHEREOF, Executive has executed and delivered this Agreement, and Employer has caused this Agreement to be executed and delivered, all as of the day and year first above set forth.

EMPLOYER:

AMERIS BANCORP

By:
Edwin W. Hortman, Jr.
President and Chief Executive Officer

EMPLOYEE:

JAMES A. LAHAISE

Exhibit D

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is entered into as of the     day of                 , 2014, by and between Ameris Bancorp, a Georgia corporation (“Ameris”), and                             , an individual resident of the State of                             (“Director”).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of March 10, 2014 (the “Merger Agreement”) by and between Ameris and Coastal Bankshares, Inc., a Georgia corporation (“Coastal”), Coastal will merge with and into Ameris (the “Merger”), as a result of which The Coastal Bank, a Georgia state-chartered bank and wholly owned subsidiary of Coastal (“Coastal Bank”), will become a wholly owned subsidiary of Ameris that is to be subsequently merged with and into Ameris Bank, a Georgia state-chartered bank and wholly owned subsidiary of Ameris (“Ameris Bank”);

WHEREAS, Director is a shareholder of Coastal and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of Coastal Common Stock (as defined in the Merger Agreement) held by Director;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of [Coastal/Coastal Bank] and has been responsible for the management of the business and affairs of [Coastal and its subsidiaries/Coastal Bank], and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined); and

WHEREAS, as a result of the Merger, Ameris will succeed to all of the Confidential Information and Trade Secrets, for which Ameris, as of the Effective Time (as defined in the Merger Agreement), will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that certain directors of Coastal and of Coastal Bank, including Director, enter into this Agreement;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, Ameris and Director, each intending to be legally bound, covenant and agree as follows:

1. Restrictive Covenants.

(a) Director acknowledges that (i) Ameris has separately bargained and paid additional consideration for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.

(b) Having acknowledged the foregoing, Director covenants and agrees with Ameris as follows:

(i) From and after the Effective Time, Director will not disclose or use any Confidential Information or Trade Secret for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose.

(ii) For a period of one (1) year after the Effective Time, Director will not (except on behalf of or with the prior written consent of Ameris), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of Ameris, Ameris Bank, Coastal or Coastal Bank (each a “Protected Party”), including actively sought prospective customers of Coastal or Coastal Bank, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party.

(iii) For a period of one (1) year after the Effective Time, Director will not (except on behalf of or with the prior written consent of Ameris), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, perform within the Restricted Territory (as hereinafter defined) duties and responsibilities that are the same as or substantially similar to those Director performed for [Coastal/Coastal Bank] for any business which is the same as or essentially the same as the business conducted by any Protected Party.

(iv) For a period of one (1) year after the Effective Time, Director will not on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party.

(c) For purposes of this Section 1, the following terms shall be defined as set forth below:

(i) “Competitive,” with respect to particular products or services, shall mean products or services that are the same as or similar to the products or services of any Protected Party.

(ii) “Confidential Information” shall mean data and information:

(A) relating to the business of Coastal and its subsidiaries, including Coastal Bank, regardless of whether the data or information constitutes a Trade Secret;

(B) disclosed to Director or of which Director became aware as a consequence of Director’s relationship with Coastal or Coastal Bank;

(C) having value to Coastal and, as a result of the consummation of the transactions contemplated by the Merger Agreement, Ameris; and

(D) not generally known to competitors of Coastal or Ameris or their respective subsidiaries.

Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that such term shall not mean data or information that (x) has been voluntarily disclosed to the public by Coastal or Ameris, except where such public disclosure has been made by Director without authorization from Coastal or Ameris, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

(iii) “Restricted Territory” shall mean the geographic territory within a fifty (50) mile radius of Coastal’s office as of the date hereof located at 18 West Bryan Street, Savannah, Georgia 31401.

(iv) “Trade Secret” shall mean information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:

(A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(d) Director acknowledges that irreparable loss and injury would result to Ameris upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, Ameris may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by

Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

2. Return of Materials. Director shall deliver to Ameris within one (1) business day after the Effective Time all memoranda, notes, plans, records, reports and other documents relating to the business of Coastal and its subsidiaries which he may then possess or have under his control, or, in the alternative, Director shall destroy all such memoranda, notes, plans, records, reports and other documents relating to the business of Coastal and its subsidiaries and shall execute and deliver a certificate in form and substance satisfactory to Ameris to such effect within one (1) business day after the Effective Time.

3. Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (x) when delivered personally to such party or (y) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 3) or (z) in the case of Ameris only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 3), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 3.

If to Ameris:	Ameris Bancorp
310 First Street, S.E.
Moultrie, Georgia 31768
Attn: Chief Executive Officer
Fax: (229) 890-2235

If to Director:	The address of Director’s principal residence as it appears in Coastal’s records as of the date hereof.

4. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Georgia, without giving effect to the conflicts of laws principles thereof.

5. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and Ameris. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

6. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

7. Counterparts. This Agreement may be executed (and delivered via facsimile or other electronic transmission) in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

9. No Right to Employment. Nothing in this Agreement shall give or be deemed to give Director the right to employment or employment benefits with Ameris.

10. Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

[Signature page follows.]

IN WITNESS WHEREOF, Director has executed and delivered this Agreement, and Ameris has caused this Agreement to be executed and delivered, all as of the day and year first above set forth.

AMERIS BANCORP

By:
Edwin W. Hortman, Jr. President and Chief Executive Officer

Director:

[Signature Page to Non-Competition and Non-Disclosure Agreement]

APPENDIX B

OPINION OF BSP SECURITIES, INC.

March 10, 2014

Board of Directors

Coastal Bankshares, Inc.

18 West Bryan Street

Savannah, GA 31401

Members of the Board:

BSP Securities, Inc. (“BSP”), a wholly-owned subsidiary of Banks Street Partners, LLC, understands that Coastal Bankshares, Inc. (“Coastal”) and Ameris Bancorp (“Ameris”) have proposed to enter into an Agreement and Plan of Merger, dated March 10, 2014 (the “Agreement”), pursuant to which Coastal will, on the terms and subject to conditions set forth in the Agreement, merge with and into Ameris (the “Merger”). In accordance with the terms of the Agreement, each share of Coastal common stock (“Coastal Common Stock”) issued and outstanding immediately prior to the Effective Time, as defined in the Agreement, including Trust Account Common Shares and DPC Common Shares, but excluding any Cancelled Shares and any Dissenting Shares, shall be converted into the right to receive 0.4671 shares (the “Exchange Ratio”) of Ameris Common Stock (the “Merger Consideration”), plus cash in lieu of fractional shares. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement.

BSP has been requested by Coastal to render its opinion (the “Opinion”) to Coastal’s Board of Directors, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Coastal Common Stock under the terms of the Agreement.

BSP, as part of its investment banking business, is regularly engaged in the valuation of banks, bank holding companies, and various other financial services companies, in connection with mergers and acquisitions, private placements of securities and valuations for corporate and other purposes. In rendering this Opinion, we have acted on behalf of the Board of Directors of Coastal and will receive a fee for this Opinion. BSP will also receive compensation for other advisory services related to the Merger, a portion of which is contingent upon the consummation of the Merger. Coastal has also agreed to reimburse us for our reasonable out-of-pocket expenses and has agreed to indemnify us for certain liabilities arising out of our engagement by Coastal in connection with the Merger. During the past two years, BSP has not provided advisory services to Ameris, for which it has received compensation.

For purposes of this Opinion and in connection with our review of the proposed Merger, we have, among other things:

1.	Reviewed the terms of the Agreement dated March 10, 2014;

2.	Evaluated Coastal’s and Ameris’ financial condition, asset quality, capital position, historical and projected current earnings;

3.	Reviewed Coastal’s audited financial statements for the years ended December 31, 2012, 2011, and 2010 and its internal, unaudited financial statements for the period ended December 31, 2013;

4.

Reviewed Ameris’ publicly-available, unaudited financial statements for the period ended December 31, 2013 and recent filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended December 31, 2012, as well as quarterly reports on Form 10-Q for the quarters ended September 30, 2013, June 30, 2013 and March 31, 2013;

5.

Reviewed Coastal’s and Ameris’ call report filings with the Federal Deposit Insurance Corporation for the periods ended December, 31, 2013, September, 31, 2013, June 30, 2013, March 30, 2013 and December 31, 2012.;

6.	Reviewed certain financial forecasts and projections of Coastal, prepared by its management, as well as the estimated cost savings, transaction expenses and other assumptions related to the Merger;

7.

Analyzed certain aspects of Coastal’s and Ameris’ financial performance and condition and compared such financial performance with similar data of publicly-traded companies we deemed similar to Coastal and Ameris;

8.	Reviewed historical trading activity, and analysts’ consensus estimates for Ameris future performance;

9.	Compared the proposed financial terms of the Merger with the financial terms of certain other similar recent merger and acquisition transactions, involving companies that we deemed similar to Coastal;

10.	Performed such other analyses and considered such other information, financial studies, and investigations and financial, economic and market criteria as we deemed relevant.

In giving our Opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by Coastal and Ameris, and its respective representatives, and of the publicly available information for Coastal and Ameris that we reviewed. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the most recent financial statements of Coastal and Ameris are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We are not retained to nor did we conduct a physical inspection of any of the properties or facilities of Coastal or Ameris, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Coastal and Ameris, were not furnished with any such evaluation or appraisal other than third party loan reviews, and did not review any individual credit files. Our Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated. No opinion is expressed as to whether any alternative transaction might be more favorable to holders of Coastal Common Stock, than the Merger.

With respect to the financial projections for Coastal used by BSP in its analyses, management of Coastal confirmed to us that those projections reflected the best currently available estimates and judgments of the future financial performance of Coastal. We assumed that the financial performance reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Coastal or Ameris since the date of the most recent financial statements made available to us, other than those changes which may have been provided by senior management of Coastal and Ameris. We have assumed in all respects material to our analyses that Coastal and Ameris will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreements will perform all of the covenants required to be performed by such party under the Agreement and that the conditions precedent in the Agreement are not waived. Finally, with your consent, we have relied upon the advice Coastal received from its legal, accounting and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

BSP’s Opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by Ameris to holders of Coastal Common Stock in the Merger and does not address Coastal’s underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of Coastal, and our Opinion does not constitute a recommendation to any director of Coastal as to how such director should vote with respect to the Agreement. In rendering the Opinion, we express no opinions in respect to the amount or nature of any compensation to any officers, directors, or employees of Coastal, or any class of such persons relative to the Merger Consideration to be received by the holders of Coastal Common Stock in the Merger or with respect to the fairness of any such compensation.

Except as hereinafter provided, this Opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent. The consent of any such public reference shall be satisfactory to us as set forth in the financial advisory agreements dated February 10, 2014 and November 8, 2013. This letter is addressed and directed to the Board of Directors of Coastal in its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. The Opinion expressed herein is intended solely for the benefit of the Board of Directors in connection with the matters addressed herein and may not be relied upon by any other person or entity, or for any other purpose without our written consent. This Opinion was approved by the Fairness Opinion Committee of BSP.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Coastal Common Stock.

Sincerely,

BSP Securities, Inc.

BSP Securities, Inc.

APPENDIX C

GEORGIA DISSENTERS’ RIGHTS STATUTES

TITLE 14. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 2. BUSINESS CORPORATIONS

ARTICLE 13. DISSENTERS’ RIGHTS

PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

§ 14-2-1301. Definitions.

As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 14-2-1302. Right to dissent.

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:

(A) Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(B) Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

§ 14-2-1303. Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

§ 14-2-1320. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

§ 14-2-1321. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

§ 14-2-1322. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b)	The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article.

§ 14-2-1323 Duty to demand payment.

(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

§ 14-2-1324 Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 14-2-1325. Offer of payment.

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.

(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

§ 14-2-1326. Failure to take action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

§ 14-2-1327 Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

§ 14-2-1330. Court action.

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

§ 14-2-1331 Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

§ 14-2-1332 Limitation of actions.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.